Filed Pursuant to Rule 424 (b)(3)
Under the Securities Act of 1933
Registration No.: 333-139497

PROSPECTUS DATED DECEMBER 26, 2007

ROO Group, Inc.
30,520,269 Shares of
Common Stock

This prospectus relates to the sale by the selling stockholders of 30,520,269 shares of our common stock, including 10,452,271 shares of common stock issuable upon exercise of outstanding warrants and 380,000 shares of common stock issuable upon conversion of outstanding Series A Preferred Stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the OTC Bulletin Board under the symbol RGRP.OB. The closing sale price for our common stock on December 12, 2007 was $0.26 per share.

Investing in our common stock involves substantial risks.
See “Risk Factors,” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by ROO Group, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Pursuant to Rule 429(a) under the Securities Act of 1933, this Prospectus is a combined prospectus, relating to the resale of shares by selling shareholders under the following Registration Statements:

Registration Statement No.	Date Originally Filed	No. of Shares of Common Stock Registered Pursuant to this Combined Prospectus	No. of Shares of Common Stock of the Registrant Originally Registered
333-143655	June 11, 2007	(a) 9,700,000	(a) 10,000,000
		(b) 3,000,000	(b) 3,000,000
		(c) 0	(c) 0
333-131660	February 28, 2006	(a) 4,279,218	(a) 8,110,782
		(b) 1,550,632	(b) 1,550,632
		(c) 380,000	(c) 380,000
333-139497	December 19, 2006	(a) 5,708,780	(a) 12,898,377
		(b) 5,901,639	(b) 5,901,639
		(c) 0	(c) 0
(a)	Outstanding shares of Common Stock of the Registrant included in the Prospectus.
(b)	Shares of Common Stock of the Registrant issuable upon the exercise of outstanding warrants.
(c)	Shares of Common Stock of the Registrant issuable upon the conversion of Series A Preferred Stock of the Registrant.

i

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

ROO Group, Inc.

We operate as a digital media company in the business of providing products and solutions that enable the broadcast of topical video content from our customers' Internet websites. We specialize in providing the technology and content required for video to be played on computers via the Internet as well as emerging broadcasting platforms such as set top boxes and wireless devices (i.e., mobile phones and PDAs). Our core activities include the aggregation of video content, media management, traditional and online advertising, hosting, and content delivery.

We have incurred losses since our inception. For the years ended December 31, 2006 and 2005, we generated revenues of $9,768,000 and $6,619,000, respectively, and incurred net losses of $14,625,000 and $8,957,000, respectively. At September 30, 2007, we had a working capital surplus of $14,382,000 (current assets less current liabilities) and an accumulated deficit of $51,061,000. Our auditors, in their report dated March 26, 2007, have expressed substantial doubt about our ability to continue as going concern.

Effective October 3, 2005, we amended our Certificate of Incorporation to effect a one-for-50 reverse split of our issued and outstanding shares of common stock. All numerical references in this registration statement to shares of common stock, stock prices, exercise prices and conversion prices have been adjusted to post-stock split numbers.

Our principal offices are located at 228 East 45th Street 8th Floor New York, NY 10017, and our telephone number is (212) 661-4111. Our website is www.roo.com. We are a Delaware corporation.

Equity Financing

May 2007 Equity Financing

On May 4, 2007, we entered into a Securities Purchase Agreement pursuant to which we sold an aggregate of 10,000,000 shares of common stock and warrants to purchase 3,000,000 shares of common stock to 31 accredited investors (the “May 2007 Financing”). The offering closed on May 10, 2007. The shares of common stock were sold at a price of $2.50 per share or an aggregate of $25,000,000. Each investor was issued warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock purchased. The warrants have an exercise price of $4.50 per share and a term of five years. At any time at which the market price of the Company's Common Stock exceeds $6.00 for 10 trading days during any 20 consecutive trading days, the Company may elect to call the warrants, provided that, the shares underlying such warrants are registered pursuant to a registration statement and provided further that, in no event shall the number of shares that may be acquired by the holder in the event the Company calls the warrant will result in the holder's ownership of more than 4.9% of our common stock, for purposes of Section 13(d) or Section 16 of the 1934 Act.

In connection with the May 2007 Financing, we received net proceeds of $23,875,000 after payment of placement agent fees of $1,005,000, legal fees and expenses of $115,000, and escrow agent fees of $5,000.

None of the investors in the May 2007 Financing are affiliates of the Company except for the investors set forth below who may be deemed to be affiliates by sole virtue of their ownership of 5% or more of the issued and outstanding shares of the Company:

Tudor Investment Corporation (“TIC”) provides investment advisory services to each of The Tudor BVI Global Portfolio Ltd. (“BVI”) which owns 591,556 shares of common stock and 177,467 warrants to purchase common stock, The Raptor Global Portfolio Ltd. (“Raptor”) which owns 3,426,557 shares of common stock and 1,027,967 warrants to purchase common stock and the General Partner of the Altar Rock Fund L.P. (“Altar Rock”) which owns 7,050 shares of common stock and 2,115 warrants to purchase common stock. TIC may be deemed, for purposes of Rule 13D-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of 4,343,243 shares and 1,302,973 warrants to purchase common stock, which in the aggregate represent 13.19% of the Company’s outstanding common stock. TIC disclaims beneficial ownership of the shares except to the extent of its pecuniary interest in such securities. This percentage includes 981,081 shares underlying warrants issued in the May 2007 Financing despite the fact that such warrants are not exercisable until the 61 st day following prior written notice by the holders of such warrants (and thus are not technically deemed to be “beneficially owned” under Rule 13d-3 until one day after such notice is given). If such warrant shares were excluded from the calculation, such percentage would be 11.32%.

In addition, because Paul Tudor Jones, II, is the controlling shareholder of TIC and the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C (“TPT”) which owns 318,080 shares of common stock and 95,424 warrants to purchase common stock. Mr. Jones may be deemed to beneficially own the shares of common stock deemed beneficially owned by TIC and TPT which in the aggregate represents 14.23 % of the Company’s outstanding common stock. Mr. Jones expressly disclaims such beneficial ownership. James J. Pallotta is the portfolio manager of TIC and TPT and may be deemed to beneficially own the shares of common stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership. This percentage includes 981,081 shares underlying warrants issued in the May 2007 Financing despite the fact that such warrants are not exercisable until the 61 st day following prior written notice by the holders of such warrants (and thus are not technically deemed to be “beneficially owned” under Rule 13d-3 until one day after such notice is given). If such warrant shares were excluded from the calculation, such percentage would be 13.85%.

November 2006

On November 14, 2006, we entered into a Securities Purchase Agreement pursuant to which we sold an aggregate of 8,378,377 shares of common stock and warrants to purchase 2,513,513 shares of common stock to 20 accredited investors (the “November 2006 Financing”). The offering closed on November 16, 2006. The shares of common stock were sold at a price of $1.85 per share or an aggregate of $15,500,000. Each investor was issued warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock purchased. The warrants have an exercise price of $3.00 per share and a term of five years.

In connection with the November 2006 Financing, we received net proceeds of $14,493,000 after payment of placement agent fees of $930,000, legal fees and expenses of $72,000, and escrow agent fees of $5,000. In addition, the Company issued 326,757 warrants to the placement agents on the same terms as the warrants issued to the investors.

Except as set forth below, none of the investors in the November 2006 are affiliates of the Company and each other.

Tudor Investment Corporation (“TIC”) provides investment advisory services to each of The Tudor BVI Global Portfolio Ltd. (“BVI”) which owns 591,556 shares of common stock and 177,467 warrants to purchase common stock, The Raptor Global Portfolio Ltd. (“Raptor”) which owns 3,426,557 shares of common stock and 1,027,967 warrants to purchase common stock and the General Partner of the Altar Rock Fund L.P. (“Altar Rock”) which owns 7,050 shares of common stock and 2,115 warrants to purchase common stock. TIC may be deemed, for purposes of Rule 13D-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of 4,343,243 shares and 1,302,973 warrants to purchase common stock, which in the aggregate represent 13.19% of the Company’s outstanding common stock. TIC disclaims beneficial ownership of the shares except to the extent of its pecuniary interest in such securities. This percentage includes 981,081 shares underlying warrants issued in the May 2007 Financing despite the fact that such warrants are not exercisable until the 61 st day following prior written notice by the holders of such warrants (and thus are not technically deemed to be “beneficially owned” under Rule 13d-3 until one day after such notice is given). If such warrant shares were excluded from the calculation, such percentage would be 11.32%.

In addition, because Paul Tudor Jones, II, is the controlling shareholder of TIC and the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C (“TPT”) which owns 318,080 shares of common stock and 95,424 warrants to purchase common stock. Mr. Jones may be deemed to beneficially own the shares of common stock deemed beneficially owned by TIC and TPT which in the aggregate represents 14.23 % of the Company’s outstanding common stock. Mr. Jones expressly disclaims such beneficial ownership. James J. Pallotta is the portfolio manager of TIC and TPT and may be deemed to beneficially own the shares of common stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership. This percentage includes 981,081 shares underlying warrants issued in the May 2007 Financing despite the fact that such warrants are not exercisable until the 61 st day following prior written notice by the holders of such warrants (and thus are not technically deemed to be “beneficially owned” under Rule 13d-3 until one day after such notice is given). If such warrant shares were excluded from the calculation, such percentage would be 13.85%.

Ashford Capital Management, Inc, as investment advisor to multiple client accounts may be deemed for purposes of Rule 13D-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of an aggregate of 3,843,370 shares and 981,081 warrants to purchase shares of common stock, which in the aggregate represent 12.26% of the Company’s outstanding common stock. This percentage includes 981,081 shares underlying warrants issued in the May 2007 Financing despite the fact that such warrants are not exercisable until the 61 st day following prior written notice by the holders of such warrants (and thus are not technically deemed to be “beneficially owned” under Rule 13d-3 until one day after such notice is given). If such warrant shares were excluded from the calculation, such percentage would be 11.79%.

Upon closing of the November 2006 financing and issuance of an aggregate of 8,378,377 shares to the investors, there were 25,974,813 shares of common stock issued and outstanding.

The following investors were existing shareholders of the Company prior to participating in the November 2006 Financing: (i) Gary N. Moss, (ii) Glacier Partners, LP, (iii) LAM Opportunity Fund, Ltd. and (iv) Lewis Opportunity Fund, LP.

In addition the following investors participated in both the August 2006 Financing and the November 2006 Financing: (i) Gary N. Moss, (iii) LAM Opportunity Fund, Ltd. and (iv) Lewis Opportunity Fund, LP.

August 2006

On August 18, 2006, we entered into a Common Stock Purchase Agreement pursuant to which we sold an aggregate of 4,420,000 of shares of common stock and 2,210,000 warrants to purchase shares of common stock to 28 accredited investors (the “August 2006 Financing”). The shares of common stock were sold at a price of $1.25 per share or an aggregate of $5,525,000. Each investor was issued warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock purchased. The warrants have an exercise price of $2.00 per share and a term of five years. The investors are not affiliates of the Company.

In connection with the August 2006 Financing, we received net proceeds of $4,985,000 after payment of placement agent fees of $461,000, legal fees of $74,000 and escrow agent fees of $5,000. None of the investors are affiliates of the Company. In addition, the Company issued 801,369 warrants to the placement agents on the same terms as the warrants issued to the investors.

Prior to the closing of the offering, there were 13,176,435 share of common stock issued and outstanding. Upon closing of the August 2006 Financing and issuance of an aggregate of 4,420,000 shares to the investors, there were 17,596,436 shares of common stock issued and outstanding.

The following investors were existing shareholders of the Company prior to participating in the August 2006 Financing: (i) Donald Drapkin, (ii) Gary N. Moss, (iii) LAM Opportunity Fund, LP, (iv) Lewis Opportunity Fund, LP, (v) Mathew Drapkin, (vi) Michael Hamblett, (vii) Mosaic Partners Fund, (viii) Mosaic Partners Fund (US) LP, (ix) SM Investors II, LP, (x) SM Investors Offshore Ltd. (xi) SM Investors, LP, (xii) Sovereign Capital Advisors, LLC, (xiii) Stiassni Capital Partners, LP.

December 2005 Equity Financing

On December 28, 2005, we sold 1,701,500 shares of common stock and 680,600 warrants to purchase shares of common stock to accredited investors. The shares of common stock were sold at a price of $3.00 per share, resulting in $5,104,500 of gross proceeds. Each investor was issued warrants to purchase a number of shares of common stock equal to 40% of the number of shares of common stock purchased. The warrants have an exercise price of $4.00 per share and a term of five years.

In connection with this private placement, we agreed with the investors that within 60 days of meeting the listing requirements of The Nasdaq SmallCap Market, we will file an initial listing application for our common stock to be listed on The Nasdaq SmallCap Market and that within 60 days of meeting the listing requirements of The Nasdaq National Market, we will file an initial listing application for our common stock to be listed on The Nasdaq National Market.

We also granted investors a right to participate in subsequent financings until June 28, 2007.

We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time or if the registration statement is not declared effective within 120 days following the closing date, we must pay liquidated damages to the investors equal to 2% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective.

Pali Capital, Inc. and Brimberg & Co., both registered broker-dealers, acted as placement agents for this private placement. In connection with the closing, we paid the placement agents a cash fee equal to 8% of the gross proceeds. In addition, we issued the placement agents warrants to purchase a number of shares of common stock equal to 10% of the shares of common stock sold in the private placement with an exercise price of $3.00 per share exercisable for a period of five years. The placement agents have piggyback registration rights with respect to the shares of common stock issuable upon exercise of the placement agent warrants.

October 2005 Equity Financing

On October 20, 2005, we sold 1,500,000 shares of common stock to accredited investors in a private placement pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended. The shares of common stock were sold at a price of $1.50 per share resulting in gross proceeds of $2,250,000.

We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time or if the registration statement is not declared effective within 120 days following the closing date, we must pay liquidated damages to the investors equal to 2% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective.

Pali Capital, Inc. and Brimberg & Co. acted as placement agents in connection with this private placement. In connection with the closing, we paid the placement agents a cash fee equal to 8% of the gross proceeds. In addition, we are required to issue the placement agents warrants to purchase a number of shares of common stock equal to 10% of the shares of common stock sold in the private placement with an exercise price of $1.50 per share exercisable for a period of five years. The placement agents have piggyback registration rights with respect to the shares of common stock issuable upon exercise of the placement agent warrants.

August 2005 Equity Financing

On August 23, 2005, we sold 3,833,333 shares of common stock to accredited investors in a private placement pursuant to Rule 506 promulgated under the Securities Act of 1933, as amended. The common stock was sold at a price of $1.50 per share resulting in gross proceeds of $5,750,000. $3,400,000 of the proceeds was used to prepay all of our outstanding callable secured convertible notes. In connection with the sale of the common stock, we were required to effect a 1-for-50 reverse split of our outstanding shares of common stock, which was completed on October 3, 2005.

We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 45 days following the closing date. If the registration statement is not filed within such time or if the registration statement is not declared effective within 120 days following the closing date, we must pay liquidated damages to the investors equal to 2% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective.

Pali Capital, Inc. and Brimberg & Co. acted as placement agents in connection with the above private placement. In connection with the closing, we paid the placement agents a cash fee equal to 10% of the gross proceeds up to $3,000,000 and 8% of the gross proceeds in excess of $3,000,000. In addition, we issued the placement agents warrants to purchase a number of shares of common stock equal to 10% of the shares of common stock sold in the private placement with an exercise price of $1.50 per share exercisable for a period of five years. The placement agents have piggyback registration rights with respect to the shares of common stock issuable upon exercise of the placement agent warrants.

The Offering

Common stock outstanding before the offering	39,028,418 shares[1]

Common stock offered by selling stockholders	30,520,269 shares, which includes 10,452,271 shares issuable upon exercise of outstanding warrants and 380,000 shares issuable upon conversion of outstanding Series A Preferred Stock.

Common stock to be outstanding after the offering	49,860,689 shares[2].

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. We will receive the sale price of any common stock we sell to the selling stockholders upon exercise of warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. However, the selling stockholders are entitled to exercise the warrants on a cashless basis if, one year after their initial issuance, the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement and the market price of the Company’s common stock exceeds the exercise price. In the event that the selling stockholders exercise the warrants on a cashless basis, we will not receive any proceeds.

OTCBB Symbol	RGRP

[1]	This number represents the issued and outstanding common stock of the Company as of December 12, 2007.

[2]	Assuming exercise of warrants included in this registration statement.
Pursuant to Rule 429(a) under the Securities Act of 1933, this Prospectus is a combined prospectus, relating to the resale of shares by selling shareholders under the following Registration Statements:
Registration Statement No.	Date Originally Filed	No. of Shares of Common Stock Registered Pursuant to this Combined Prospectus	No. of Shares of Common Stock of the Registrant Originally Registered
333-143655	June 11, 2007	(a) 9,700,000	(a) 10,000,000
		(b) 3,000,000	(b) 3,000,000
		(c) 0	(c) 0
333-131660	February 28, 2006	(a) 4,279,218	(a) 8,110,782
		(b) 1,550,632	(b) 1,550,632
		(c) 380,000	(c) 380,000
333-139497	December 19, 2006	(a) 5,708,780	(a) 12,898,377
		(b) 5,901,639	(b) 5,901,639
		(c) 0	(c) 0
(a)	Outstanding shares of Common Stock of the Registrant included in the Prospectus..
(b)	Shares of Common Stock of the Registrant issuable upon the exercise of outstanding warrants.
(c)	Shares of Common Stock of the Registrant issuable upon the conversion of Series A Preferred Stock of the Registrant.

A complete description of the control persons of each of the investors in our Equity Financing is set forth in the Selling Stockholders table on page 9.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock

RISKS RELATED TO OUR BUSINESS:

WE HAVE A HISTORY OF LOSSES WHICH MAY CONTINUE AND WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

We have incurred losses since our inception. For the years ended December 31, 2006 and 2005, we generated revenues of $9,768,000 and $6,619,000, respectively, and incurred net losses of $14,625,000 and $8,957,000, respectively. At September 30, 2007, we had a working capital surplus of $14,382,000 (current assets less current liabilities) and an accumulated deficit of $51,061,000. Our auditors, in their report dated March 26, 2007, have expressed substantial doubt about our ability to continue as going concern. There can be no assurance that future operations will be profitable. Our failure to increase our revenues significantly or improve our gross margins will harm our business. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve, or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our products and services may decrease, which would reduce our revenues and harm our business. If we are unable to sell our products or services at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products and services from which we can derive additional revenues, our financial results will suffer.

OUR OPERATING SUBSIDIARIES HAVE LIMITED OPERATING HISTORIES AND THEREFORE WE CANNOT ENSURE THE LONG-TERM SUCCESSFUL OPERATION OF OUR BUSINESS OR THE EXECUTION OF OUR BUSINESS PLAN.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the digital media software markets in which we operate. We must meet many challenges including:

•	Establishing and maintaining broad market acceptance of our products and services and converting that acceptance into direct and indirect sources of revenue;

•	Establishing and maintaining adoption of our technology on a wide variety of platforms and devices;

•	Establishing and maintaining our brand name;

•	Timely and successfully developing new products, product features and services and increasing the functionality and features of existing products and services;

•	Developing services and products that result in high degrees of customer satisfaction and high levels of customer usage;

•	Successfully responding to competition, including competition from emerging technologies and solutions; and

•	Developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our products and services.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

OUR RESOURCES MAY NOT BE SUFFICIENT TO MANAGE OUR EXPECTED GROWTH; FAILURE TO PROPERLY MANAGE OUR POTENTIAL GROWTH WOULD BE DETRIMENTAL TO OUR BUSINESS.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected.

IF WE DO NOT SUCCESSFULLY DEVELOP NEW PRODUCTS AND SERVICES, OUR BUSINESS WILL BE HARMED.

Our business and operating results would be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenue or gross profits to offset our operating and other costs. We may successfully identify, develop and market new product and service opportunities in a timely manner. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability. Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments. Because the markets for our products and services are subject to rapid change, we must develop new product and service offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements.

IF USE OF THE INTERNET DOES NOT CONTINUE TO GROW, OR IF THE INTERNET INFRASTRUCTURE CANNOT SUPPORT DEMANDS PLACED ON IT BY SUCH CONTINUED GROWTH, OUR BUSINESS WILL BE HARMED.

The growth of our business depends on the continued growth of the Internet as a medium for media consumption, communications, electronic commerce and advertising, and also on the growth of the wireless data market, including the growth of devices with multimedia capability. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services, or if widespread adoption of technology to access data and multimedia content on wireless devices does not occur. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. If this were to occur, our business and financial condition would be harmed.

WE MAY BE SUBJECT TO LEGAL LIABILITY FOR PROVIDING THIRD-PARTY PRODUCTS, SERVICES OR CONTENT.

We have arrangements to offer third-party products, services, content or advertising via distribution on our Web sites. We may be subject to claims concerning these products, services, content or advertising by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, or provide access to these products, services, content or advertising. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate. It is also possible that if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us. Investigating and defending any of these types of claims is expensive, even if the claims do not result in liability. While to date we have not been subject to material claims, if any potential claims do result in liability, we could be required to pay damages or other penalties, which could harm our business and our operating results.

OUR COMPETITORS MAY BE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

The market for software and services for media delivery over the Internet is relatively new and constantly changing. We expect that competition will continue to intensify. Increased competition may result in price reductions, reduced margins, loss of customers, and changes in our business and marketing strategies, any of which could harm our business. Current and potential competitors may have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services may enter the market at any time. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology. Price concessions or the emergence of other pricing, licensing and distribution strategies or technology solutions of competitors may reduce our revenue, margins or market share, any of which will harm our business. Other changes we have to make in response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, or release products and enhancements before they are thoroughly tested, any of which could harm our operating results and stock price.

ANY FAILURE OF OUR NETWORK COULD LEAD TO SIGNIFICANT DISRUPTIONS IN OUR SERVICES BUSINESS, WHICH COULD DAMAGE OUR REPUTATION, REDUCE OUR REVENUES OR OTHERWISE HARM OUR BUSINESS.

Our business is dependent upon providing our customers with fast, efficient and reliable services. A reduction in the performance, reliability or availability of our Web sites and network infrastructure may harm our ability to distribute our products and services to our clients, as well as our reputation and ability to attract and retain clients, customers, advertisers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Web sites and network communications, and our systems could be subject to greater vulnerability in periods of high employee turnover. A sudden and significant increase in traffic on our Web sites could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our failure to protect our network against damage from any of these events will harm our business.

Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide Internet users access to our websites and the websites of our customers on which we display advertising. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

WE DEPEND ON VARIOUS THIRD PARTIES TO MAINTAIN OUR COMMUNICATIONS HARDWARE AND PERFORM MOST OF OUR COMPUTER HARDWARE OPERATIONS. IF THE THIRD PARTIES' HARDWARE AND OPERATIONS FAIL, OUR BUSINESS WILL BE HARMED.

Substantially all of our communications hardware and most of our computer hardware operations are operated by third parties. If any of these providers’ hardware and operations fail, our reputation and business will suffer. We do not have complete backup systems for these operations. We have a limited disaster recovery plan in the event of damage from fire, floods, hurricanes, earthquakes, power loss, telecommunications failures, break-ins and similar events. Our operations are dependent on our ability to protect our computer systems against these unexpected adverse events. If any of the foregoing occurs, we may experience a complete system shutdown. We have service level agreements in place with some telecommunication providers. A problem with, or failure of, our communications hardware or operations could result in interruptions or increases in response times on the Internet sites of our customers. If we cannot maintain our system in the event of unexpected occurrences, make necessary modifications and/or improvements to the technology, such deficiencies could have a material adverse effect upon our business, financial condition and results of operations.

WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES. IF WE ARE UNABLE TO MAINTAIN THESE LICENSES, OUR OPERATIONS AND FINANCIAL CONDITION WILL BE MATERIALLY ADVERSELY AFFECTED.

We license technology from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. The loss of, or our inability to maintain, these licenses could result in increased costs or delay sales of our products. We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Although we do not believe that we are substantially dependent on any individual licensed technology, some of the software that we license from third parties could be difficult for us to replace. The loss of any of these technology licenses could result in delays in the license of our products until equivalent technology, if available, is developed or identified, licensed and integrated. The use of additional third-party software would require us to negotiate license agreements with other parties, which could result in higher royalty payments and a loss of product differentiation.

WE DEPEND ON CONTENT LICENSED TO US BY THIRD PARTIES. IF WE ARE UNABLE TO MAINTAIN THESE LICENSES, OUR OPERATIONS AND FINANCIAL CONDITION WILL BE MATERIALLY ADVERSELY AFFECTED.

We rely on content provided by third parties to increase market acceptance of our products and services. If third parties do not develop or offer compelling content to be delivered over the Internet, or grant necessary licenses to us or our customers to distribute or perform such content, our business will be harmed and our products and services may not achieve or sustain broad market acceptance. We rely on third-party content providers to develop and offer content in formats that can be delivered using our products. We also rely entirely on third-party content for our programming and content offerings. In some cases, we pay substantial fees to obtain content for these services. We cannot guarantee that third-party content providers will continue to support our technology or offer compelling content in our formats, nor can we guarantee that we will be able to secure licenses to third-party content or that such licenses will be available at commercially reasonable rates, to encourage and sustain broad market acceptance of our products and services. The failure to do so would materially adversely harm our business operations and financial condition.

IF WE DO NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY EXPERIENCE A LOSS OF REVENUE AND OUR OPERATIONS MAY BE MATERIALLY HARMED.

A portion of our software was acquired from third parties. We have not registered copyrights on any of the software we have developed. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

IF WE ARE UNABLE TO RETAIN THE SERVICES OF ROBERT PETTY OR IF WE ARE UNABLE TO SUCCESSFULLY RECRUIT QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS.

Our success depends to a significant extent upon the continued service of Robert Petty, our Chief Executive Officer and Chairman of our Board of Directors. The loss of the services of Mr. Petty could have a material adverse effect on our growth, revenues, and prospective business. We have entered into an employment agreement with Mr. Petty, the material terms of which are described beginning on page 35 of this Prospectus. We maintain key-man insurance on the life of Mr. Petty in the amount of $1,000,000. If Mr. Petty were to resign, the loss could result in loss of sales, delays in new product development and diversion of management resources, and we could face high costs and substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. In addition, in order to successfully implement and manage our business plan, we are dependent upon, among other things, successfully recruiting qualified personnel who are familiar with the specific issues facing the Internet media industry. In particular, we must hire and retain experienced management personnel to help us continue to grow and manage our business, and skilled software engineers to further our research and development efforts. Competition for qualified personnel is intense. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

OUR DIRECTORS AND EXECUTIVE OFFICERS CONTROL A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK. THEIR INTERESTS MAY CONFLICT WITH OUR OUTSIDE STOCKHOLDERS, WHO MAY BE UNABLE TO INFLUENCE MANAGEMENT AND EXERCISE CONTROL OVER OUR BUSINESS.

As of December 6, 2007, our executive officers and directors beneficially owned approximately 7.5% of our outstanding common stock and have voting control over 55.9% of the outstanding shares of our equity. As a result, our executive officers and directors have significant influence to: elect or defeat the election of our directors, amend or prevent amendment of our articles of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote. Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

OUR BUSINESS MAY BE AFFECTED IF A REVIEW OF CERTAIN ALLEGATIONS AGAINST OUR SENIOR MANAGEMENT ARE FOUND TO BE TRUE.

Recently, we were advised by the former independent members of our Board of Directors of unsubstantiated rumors regarding certain allegations made against members of our senior management, one of whom is also a director. These allegations include improper payments that have been alleged to have been made to and/or on behalf of such persons. The accusations, while serious in nature, are unsubstantiated, and we are currently not aware of any evidence that would support any finding that such improper payments have been accepted and/or made. As we take these accusations quite seriously, we intend to take certain measures to implement procedures to allow for us to gather any relevant information and complete a thorough review of the facts and circumstances alleged. We also intend to adopt a formal complaint procedure and conduct a thorough investigation of these allegations. Upon completion of a review of these allegations, we intend to take any remedial action that may be necessary and appropriate, including disciplinary and/or legal action. The appearance and/or finding of any impropriety could have a material adverse affect against the Company's credibility, our stock price and our ability to raise funds. These factors may cause the Company to curtail its operations and go out of business.

THE REQUIREMENTS OF BEING A PUBLIC COMPANY, INCLUDING COMPLIANCE WITH THE REPORTING REQUIREMENTS OF THE EXCHANGE ACT AND THE REQUIREMENTS OF THE SARBANES-OXLEY ACT, MAY STRAIN OUR RESOURCES, INCREASE OUR COSTS AND DISTRACT MANAGEMENT, AND WE MAY BE UNABLE TO COMPLY WITH THESE REQUIREMENTS IN A TIMELY OR COST-EFFECTIVE MANNER.

As a public company, we need to comply with laws, regulations and requirements, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 and related regulations of the SEC and requirements of OTCBB. Complying with these statutes, regulations and requirements occupies a significant amount of the time of our Board of Directors and management. Recently a committee of our board which comprised of former independent members of our Board of Directors recommended that we conduct an evaluation of our internal controls and formalize and adopt controls as needed, including an appropriate “whistle blower” procedure. While we believe our controls and procedures are effective, nevertheless we intend to conduct an investigation and appropriate review and adopt an appropriate “whistle blower”policy.

If we conclude that our controls and procedures are not effective, and are unable to implement corrective measures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired, and we may be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or a report of a material weakness may cause investors to lose confidence in us and may have a material adverse effect on our stock price.

RISKS RELATED TO OUR SECURITIES:

THERE ARE A LARGE NUMBER OF SHARES THAT ARE AVAILABLE FOR FUTURE SALE; THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Pursuant to this registration statement, we are registering the resale of an aggregate of 30,520,269 shares, which shares include 10,452,271 shares of common stock issuable upon the exercise of outstanding warrants and 380,000 shares of common stock issuable upon conversion of outstanding Series A Preferred Stock. Sales of a substantial number of shares of our common stock could cause the price of our securities to fall and could impair our ability to raise capital by selling additional securities.

Accordingly, the mere filing of the registration statement of which this prospectus is part could have a significant depressive effect on our stock price which could make it difficult both for us to raise funds from other sources and for the public stockholders to sell their shares.

THE ISSUANCE OF PREFERRED STOCK MAY HAVE THE EFFECT OF PREVENTING A CHANGE OF CONTROL AND COULD DILUTE THE VOTING POWER OF OUR COMMON STOCK AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

Our authorized capital stock includes 20,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Series A Preferred Stock. The remaining 10,000,000 shares of authorized preferred stock is blank check preferred stock. Our Board of Directors is authorized to designate such stock with preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as they deem advisable without shareholder approval. The effect of designating and issuing additional shares of preferred stock upon the rights of our common stockholders cannot be stated until our Board determines the specific rights of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock, or impairing the liquidation rights of the common stock, without further action by our shareholders. The designation and issuance of preferred stock could also have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of preferred stock may be sold to third parties that indicate that they would support the Board in opposing a hostile takeover bid. Our blank check preferred stock is not intended to be an anti-takeover measure, and we are not aware of any present third party plans to gain control of our company. Although we may consider issuing preferred stock in the future for purposes of raising additional capital or in connection with acquisition transactions, we currently have no binding agreements or commitments with respect to the issuance of any additional shares of preferred stock.

OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile. Over the last two completed fiscal years and subsequent quarterly periods, the market price for our common stock has ranged from $0.50 to $4.49 (adjusted to reflect a one-for-50 reverse stock split effective October 3, 2005; see “Market for Common Equity and Related Stockholder Matters on page 17 of this Prospectus). Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

IN ORDER TO APPROVE A PERSON’S ACCOUNT FOR TRANSACTIONS IN PENNY STOCKS, THE BROKER OR DEALER MUST:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors” beginning on page 4 of this Prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholders are entitled to exercise the warrants on a cashless basis if one year after the initial issuance, the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership and other information relating to the selling stockholders as of December 12, 2007. Except for Cashmere Family Trust and Highbridge International, LLC, the selling stockholders acquired their securities: (1) pursuant our August 2005 financing, the material terms of which are described beginning on page 4 of this Prospectus; (2) pursuant to our October 2005 financing, the material terms of which are described on page 3 of this Prospectus; (3) pursuant to our December 2005 financing, the material terms of which are described on page 3 of this Prospectus; (4) our August 2006 financing, the material terms of which are described on page 3 of this Prospectus; (5) our November 2006 financing, the material terms of which are described on page 2 of this Prospectus; (6) our May 2007 financing, the material terms of which are described beginning on page 1of this Prospectus; (7) upon conversion of secured convertible notes issued to the selling stockholders by Robert Petty, our Chairman, President and Chief Executive Officer, individually; (8) pursuant to the Stock Purchase Agreement dated March 11, 2004 by and among ROO Group, Inc. and the shareholders of Reality Group Pty Ltd. (the “Reality Group Stock Purchase Agreement”), as amended, the material terms of which are described beginning on page 36 of this Prospectus; and (9) as consideration for service as executive officers or consultants. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. For purposes of this table, the “Number of Shares of Common Stock Beneficially Owned Prior to the Offering” includes shares underlying the warrants issued in the May 2007 Financing despite the fact that such warrants are not exercisable until the 61 st day following prior written notice by the holders of such warrants (and thus are not technically deemed to be “beneficially owned” under Rule 13d-3 until one day after such notice is given).

	Number of Shares of	Number of	Shares of Common
	Common Stock	Shares	Stock Beneficially
	Beneficially Owned	Offered Pursuant to	Owned After the Offering (1)
Name	Prior to the Offering	this Prospectus	Number	Percent

033 Growth International Fund, Ltd (2)	637,546	631,462	6,084	<1%

033 Growth Partners I, LP (3)	1,271,616	1,161,290	110,326	<1%

033 Growth Partners II, LP (4)	437,303	412,737	129,190	<1%

A. Spector Capital LLC (5)	800,009	780,000	20,009	<1%

Act II Partners, LP (6)	66,667	66,667	0	0%

Alexandra Dawson Foundation (7)	90,930	90,930	0	0%

ALB Private Investments, LLC (8)	75,000	75,000	0	0%

Ashford Capital Partners, L.P. (9)	464,497	464,497	0	0%

Anvil Investment Associates, L.P. (10)	81,081	81,081	0	0%

Austin Lewis (11)	6,080	6,080	0	0%

Benchworthy & Co. (12)	465,400	465,400	0	0%

Blair Brewster (13)	118,667	118,667	0	0%

Bradley C. Reifler (14)	1,335	1,335	0	0%

Brian Wilkinson (15)	6,750	6,750	0	0%

Bost & Co. (16)	260,000	260,000	0	0%

Booth & Co. (17)	608,200	409,500	198,700	0%

Charles L. Abry (18)	185,000	120,000	65,000	<1%

Charles H. Brunie (19)	80,000	80,000	0	0%

Charles Hover IV (20)	1,750	1,750	0	0%

Cobble Creek Consulting, Inc. (21)	40,000	40,000	0	0%

Conrad N Hilton Foundation (22)	399,000	399,000	0	0%

Daniel Borok (23)	4,869	4,869	0	0%

Donald G. Drapkin (24)	122,000	60,000	62,000	<1%

William Drapkin Indenture Trust (25)	40,000	40,000	0	0%

Dan Ly (26)	4,600	4,600	0	0%

Daniel Schneiderman (27)	500	500	0	0%

Dekko Foundation (28)	144,900	144,900	0	0%

Edwin B. Stimpson Co. Inc. Emp Ret Plan (29)	10,500	10,500	0	0%

Ell & Co. (30)	108,550	108,550	0	0%

Ell & Co. (31)	206,050	206,550	0	0%

Enable Growth Partners LP (32)	1,184,000	1,183,000	0	0%

Enable Opportunity Partners LP (33)	164,000	114,649	0	0%

Eric Singer (34)	412,253	412,253	0	0%

Estate of William D. Witter (35)	21,620	21,620	0	0%

Finwell & Co. (36)	173,900	32,500	141,400	<1%

Finwell & Co. (37)	1,079,300	292,500	786,800	<1%

Finwell & Co. (38)	1,131,000	1,311,000	0	0%

Gabelli Multimedia Partner, LP (39)	93,334	93,334	0	0%

Gary N. Moss (40)	76,536	50,536	40,000	<1%

Glacier Partners, LP (41)	16,216	16,216	150,000	<1%

Hank & Co. (42)	135,503	135,503	0	0

Hare & Co. (43)	425,750	425,750	0	0%

Hebrides LP (44)	46,741	46,741	0	0%

Hebrides II Offshore Fund Limited (45)	10,192	10,192	0	0%

Highbridge International LLC (46)	54,054	50,000	4,054	<1%

Hilary Bergman (47)	36,222	36,222	0	0%

Hyde Park Foundry & Machine Pension Fund (48)	19,534	19,534	0	0%

Iroquois Master Fund, Ltd. (49)	33,334	33,334	0	0%

Jack Brimberg (50)	186,817	186,817	0	0%

Jason Adelman (51)	77,944	57,944	20,000	<1%

Jay Tomlinson (52)	84,477	84,477	0	0%

Jesup & Lamont Securities Corp. (53)	1,400	1,400	0	0%

John Kaiser (54)	5,066	5,066	0	0%

Kane & Co. (55)	314,600	314,600	0	0%

Kane & Co. (56)	575,250	575,250	0	0%

Kevin Fisher (57)	66,666	20,000	46,666	<1%

Lacuna Hedge Fund LLP (58)	170,661	81,081	89,580	<1%

Landwatch & Co. (59)	583,700	583,700	0	0%

LAM Opportunity Fund Ltd (60)	78,623	73,042	5,581	<1%

Laddcap Value Partners, LP (61)	303,620	303,620	0	0%

Lara Casano (62)	4,350	4,350	0	0%

LBI Group, Inc. (63)	40,405	40,405	0	0%

Lewis Opportunity Fund, LP (64)	1,851,511	720,206	800,641	3.08%

Linerbrook & Co. (65)	312,000	312,000	0	0%

Mac & Co. (66)	414,500	318,500	96,000	<1%

Mac & Co. (67)	940,550	940,550	0	0%

Mathew Balk (68)	3,100	3,100	0	0%

Mathew A. Drapkin (69)	82,000	20,000	62,000	<1%

Maple Tree Partners, L.P. (70)	33,333	33,333	0	0%

Menderes and Linda Akdag (71)	41,740	41,740	0	0%

Merriman Curhan Ford & Co. (72)	186,216	186,216	0	0%

Michael Bollen atf the Bollen Investment Trust (73)	143,712	143,712	0	0%

Michael Hamblett (74)	152,400	150,000	2,400	<1%

Mosaic Partners Fund (75)	108,237	50,000	58,237	<1%

Mosaic Partners Fund (US), LP (76)	55,913	18,000	37,913	<1%

Nechadeim VI LLC (77)	1,300,000	1,300,000	0	0%

Fort Mason Master, L.P. (78)	12,521	12,521	0	0%

Fort Mason Partners, L.P. (79)	812	812	0	0%

North Shore Oral Surgery Group Ret. Plan Dated 2-9-00 FBO Lawrence Monaldo (80)	34,873	34,873	0	0%

Olympus Securities, LLC (81)	26,250	26,250	0	0%

Oyster Pond Partners, LP (82)	205,680	201,266	4,414	<1%

Pershing LLC FBO Theodore F. Marolda IRA (83)	82,953	82,953	0	0%

Peter Davidson (84)	30,300	30,300	0	0%

Peter Michaelis (85)	41,200	41,200	0	0%

Peter R. McMullin (86)	45,500	22,500	23,000	<1%

Phyllis M. Esposito (87)	75,000	75,000	0	0%

Pierce Diversified Strategy Master Fund, LLC, Ena (88)	92,000	92,000	0	0%

Pinnacle Equity Fund, LP(89)	267,000	267,000	0	0%

Pinnacle Opportunity Fund, LP (90)	48,000	48,000	0	0%

Proximity Fund, LP (91)	100,000	100,000	0	0%

Robert McGrath (92)	5,000	5,000	0	0%

Robert Petty (93)	2,210,000	240,000	1,970,000	0%

Robin Smyth (94)	445,830	60,000	385,830	<1%

Rubin Irrevocable Family Trust (95)	60,000	60,000	0	0%

Sage Master Investments Ltd. (96)	334,000	334,000	0	0%

Sage Opportunity Fund, LP (97)	49,400	49,400	0	0%

Savvian, LLC (98)	403,569	403,569	0	0%

Schlumberger Master Pension Trust (99)	606,879	606,879	0	0%

SDS Capital Group SPC (100)	15,300	15,300	0	0%

Shannon River Partners II, LP (101)	161,502	161,502	0	0%

Shannon River Partners Ltd. (102)	37,198	37,198	0	0%

Shannon River Partners, LP (103)	48,600	48,600	0	0%

Sheldon Sevinor Trust, Sheldon Sevinor TTEE DTD 9-26-95 (104)	34,333	34,333	0	0%

Singer Congressional Fund LP (105)	346,463	346,463	0	0%

Singer Opportunity Fund LP (106)	118,720	118,720	0	0%

SM Investors, LP (107)	132,530	132,530	0	0%

SM Investors II, LP (108)	400,553	400,553	0	0%

SM Investors Offshore, Ltd. (109)	159,264	159,264	62,564	<1%

Smithfield Fiduciary LLC (110)	233,334	233,334	0	0%

Southpoint Fund LP (111)	133,160	133,160	0	0%

Sophrosyne Technology Fund, Ltd (112)	39,867	39,867	0	0%

Southpoint Master Fund LP (113)	19,322	19,322	0	0%

Southpoint Qualified Fund LP (114)	16,810	16,810	0	0%

Southside Hospital (115)	83,530	83,530	0	0%

Sovereign Bank (116)	170,100	170,100	0	0%

Sovereign Capital Advisors LLC (117)	310,000	156,340	153,660	<1%

Stiassni Capital Partners, LP (118)	1,125,000	375,000	750,000	<1%

The Altar Rock Fund LP (119)	9,165	9,165	0	0%

The Beechwood Place LLC (120)	90,000	90,000	0	0%

The Raptor Global Portfolio Ltd. (121)	1,077,938	1,077,938	0	0%

The Thunen Family Trust (122)	75,000	75,000	0	0%

The Tudor BVI Global Portfolio, Ltd. (123)	769,023	769,023	0	0%

Theodore J. Marolda (124)	151,431	151,431	0	0%

Tudor Proprietary Trading, L.L.C. (125)	413,504	413,504	0	0%

Warrant Strategies Fund LLC (126)	100,000	100,000	0	0%

Westcoast & Co. (127)	774,150	774,150	0	0%

William A. Lewis IV (128)	29,900	29,900	0	0%

Witches Rock Portfolio Ltd. (129)	3,376,586	3,376,586	0	0%

William W. Caldwell III & Priscilla V. Caldwell (130)	41,740	41,740	0	0%

William D. Witter Inc. 401K Profit sharing (131)	23,108	23,108	0	0%

W. Stewart Cahn (132)	57,167	51,167	0	0%

WTC-CIF Micro Ca-Cap Equity (133) Portfolio	141,400	141,400	0	0%

WTC-CTF Micro Ca-Cap Equity Portfolio (134)	653,300	653,300	0	0%

Zaykowski Partners, LP (135)	150,000	150,000	0	0%

TOTAL SHARES OFFERED		30,520,269

(1)	Assumes that all shares of common stock registered will be sold and that all shares of common stock underlying warrants will be issued and sold.
(2)
Includes: (a) 343,620 shares of common stock purchased in our November 2006 financing; and (b) 103,086 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing; (c) 142,120 shares of common stock purchased in our May 2007 financing; and (d) 42,636 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Lawrence C. Longo has voting control of the securities held by 033 Growth International Fund, Ltd. Michael T. Vigo has dispositive power of the securities held by 033 Growth International Fund, Ltd.

(3)
Represents: (a) 639,340 shares of common stock purchased in our November 2006 financing; and (b) 191,802 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing; (c) 253,960 shares of common stock purchased in our May 2007 financing; and (d) 76,188 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Lawrence C. Longo has voting control of the securities held by 033 Growth Partners I, LP. Michael T. Vigo has dispositive power of the securities held by 033 Growth Partners I, LP.

(4)
Represents (a) 237,010 shares of common stock purchased in our November 2006 financing; (b) 71,103 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing; (c) 80,480 shares of common stock purchased in our May 2007 financing; and (d) 24,144 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Lawrence C. Longo has voting control of the securities held by 033 Growth Partners II, LP. Michael T. Vigo has dispositive power of the securities held by 033 Growth Partners II, LP.

(5)
Includes: (a) 600,000 shares of common stock purchased in our May 2007 financing; and (b) 180,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Arthur Spector has voting and dispositive control over the securities held by A. Spector Capital, LLC.

(6)
Represents: (a) 166,667 shares of common stock purchased pursuant to our December 2005 financing; and (b) 66,667 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(7)
Represents: (a) 86,660 shares of common stock purchased pursuant our August 2005 financing; and (b) 4,330 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(8)
Represents 75,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Francis A Mlynarczyk, Jr., the Managing Member has voting and dispositive control over the securities held by ALB Private Investments LLC.

(9)
Represents 464,497 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Theodore H. Ashford, President of Ashcap. Corp., the General Partner of Ashford Capital Partners, L.P. has voting and dispositive control over the securities held by Ashford Capital Partners, L.P.

(10)
Represents 81,081 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Theodore H. Ashford, Member of Anvil Management Co., the General Partner of Anvil Investment Associates, L.P. has voting and dispositive control over the securities held by Anvil Investment Associates, L.P.

(11)
Represents 6,080 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. At the time of our December 2005 financing, Mr. Lewis was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(12)
Represents: (a) 358,000 shares of common stock purchased in our May 2007 financing; and (b) 107,400 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(13)
Represents: (a) 80,000 shares of common stock acquired upon conversion of $100,000 principal amount secured convertible notes issued by Robert Petty individually; and (b) 66,667 shares of common stock purchased pursuant to our October 2005 financing; and (c) 2,000 shares of common stock acquired as liquidated damages in connection with registration rights associated with the October 2005 financing.

(14)
Represents shares issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2006. Mr. Reifler is a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(15)
Represents: (a) 4,750 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010; and (b) 2,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. At the time of our August 2005 and December 2005 financings, Mr. Wilkinson was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(16)
Represents: (a) 200,000 shares of common stock purchased in our May 2007 financing; and (b) 60,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. Ashford Capital Management, Inc, as investment advisor to multiple client accounts, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(17)
Represents: (a) 315,000 shares of common stock purchased in our May 2007 financing; and (b) 94,500 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. Ashford Capital Management, Inc, as investment advisor to multiple client accounts, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(18)
Includes: (a) 80,000 shares of common stock purchased in our August 2006 financing; and (b) 40,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(19)
Represents: (a) 200,000 shares of common stock purchased pursuant to our December 2005 financing; and (b) 80,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(20)
Represents 1,750 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010. At the time of our August 2005 financing, Mr. Hover was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(21)
Represents shares of common stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into four one hundredth (0.04) of a share of common stock.

(22)
Represents: (a) 380,000 shares of common stock purchased pursuant our August 2005 financing; and (b) 19,000 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(23)
Represents 4,869 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing.

(24)
(b)Represents 60,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(25)	Represents 40,000 shares of common stock purchased in our August 2006 financing
(26)
Represents: (a) 3,100 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of October 21, 2005; and (b) 1,500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. At the time of our October 2005 and December 2005 financings, Mr. Ly was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(27)
Represents 500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. At the time of our December 2005 financing, Mr. Schneiderman was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(28)
Represents: (a) 138,000 shares of common stock purchased pursuant our August 2005 financing; and (b) 6,900 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(29)
Represents: (a) 10,000 shares of common stock purchased pursuant our August 2005 financing; and (b) 500 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(30)
Represents: (a) 83,500 shares of common stock purchased in our May 2007 financing; and (b) 25,050 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(31)
Represents: (a) 158,500 shares of common stock purchased in our May 2007 financing; and (b) 47,550 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(32)
Represents 299,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing; (c) 680,000 shares of common stock purchased in our May 2007 financing; and (d) 204,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Mitch Levine, the Managing Member has voting and dispositive control over the securities held by Enable Growth Partners LP.

(33)
Represents (a) 10,649 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing; (b) 80,000 shares of common stock purchased in our May 2007 financing; and (c) 24,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Mitch Levine, the Managing Member has voting and dispositive control over the securities held by Enable Growth Partners LP.

(34)
Includes  22,487 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our November 2006 financing, Mr. Singer was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services. Also includes (a) 38,400 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 23, 2010; (b) 196,266 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010; (c) 65,100 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of October 21, 2010; and (d) 90,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. At the time of our August 2005, October 2005 and December 2005 financings, Mr. Singer was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(35)
Represents: (a) 20,590 shares of common stock purchased pursuant our August 2005 financing; and (b) 1,030 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(36)
Represents: (a) 25,000 shares of common stock purchased in our May 2007 financing; and (b) 7,500 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing, and (c) an aggregate 141,400 shares of common stock (including currently exercisable warrants) beneficially owned prior to the May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(37)
Represents: (a) 225,000 shares of common stock purchased in our May 2007 financing; and (b) 67,500 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing, and (c) an aggregate 786,800 shares of common stock (including currently exercisable warrants) beneficially owned prior to the May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(38)
Represents: (a) 870,000 shares of common stock purchased in our May 2007 financing; and (b) 261,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(39)
Represents: (a) 66,667 shares of common stock purchased pursuant to our December 2005 financing; and (b) 26,667 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(40)
Includes: (a) 15,000 shares of common stock purchased in our August 2006 financing; (b) 10,797 shares purchased pursuant in our November 2006 financing; (c) 7,500 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing; (d) 3,239 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Represents; (e) 10,000 shares of common stock purchased pursuant to our December 2005 financing; and (f) 4,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(41)
Represents 16,216 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Peter Castellanos, Managing Director, has voting and dispositive control over the securities held by Glacier Partners, LP.

(42)
Represents 135,503 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Theodore H. Ashford, Chairman and CEO of Ashford Capital Management, Inc. the investment advisor to Hank & Co. has voting and dispositive control over the securities held by Hank & Co.

(43)
Represents: (a) 327,500 shares of common stock purchased in our May 2007 financing; and (b) 98,250 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(44)
Represents: (a) 324,000 shares of common stock purchased pursuant our August 2005 financing; (b) 76,000 shares of common stock purchased pursuant our October 2005 financing; (c) 18,480 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings; (d) 117,852 shares of common stock purchased pursuant to our December 2005 financing; and (e) 47,141 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing. Anthony Bune has voting and dispositive control over the securities held by Hebrides LP.

(45)
Represents: (a) 81,000 shares of common stock purchased pursuant our August 2005 financing; (b) 19,000 shares of common stock purchased pursuant our October 2005 financing; (c) 4,620 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings; (d) 25,481 shares of common stock purchased pursuant to our December 2005 financing; and (e) 10,192 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing. Anthony Bune has voting and dispositive control over the securities held by Hebrides II Offshore Fund Limited.

(46)
Includes 50,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share with an expiration date of July 28, 2011. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LC and have voting control and investment discretion over the securities by Highbridge International LLC. Each of Highbridge Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(47)
Includes: (a) 10,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; (b) 1,406 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. At the time of our August 2006 and November 2006 financings, Ms. Bergman was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services; (c) 2,400 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 23, 2010; (d) 12,266 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010; (e) 4,650 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of October 21, 2010; and (f) 5,500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. At the time of our August 2005, October 2005 and December 2005 financings, Ms. Bergman was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(48)
Represents: (a) 18,604 shares of common stock purchased pursuant our August 2005 financing; and (b) 930 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(49)
Represents: (a) 83,334 shares of common stock purchased pursuant to our December 2005 financing; and (b) 33,334 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(50)
Includes: (a) 54,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; (b) 34,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011; (c) 41,265 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010; (d) 17,685 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of October 21, 2010; (e) 31,117 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010; and (f) 8,750 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per shares acquired as compensation for financial consulting services. At the time of our August 2006 and November 2006 financings, Mr. Brimberg was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(51)
Includes: (a) 10,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; (b) 2,811 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011; (c) 4,800 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 23, 2010; (d) 24,533 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010; (e) 9,300 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of October 21, 2010; (f) 6,500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010; and (g) 20,000 shares of common stock acquired upon conversion of $25,000 principal amount secured convertible notes issued by Robert Petty individually. At the time of our August 2005, October 2005 and December 2005, August 2006 and November 2006 financings, Mr. Adelman was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services. The other securities owned by Mr. Adelman were purchased by Mr. Adelman for investment purposes.

(52)
Includes: (a) 24,500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; (b) 15,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011; (c) 17,710 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010; (d) 7,590 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of October 21, 2010; (e) 13,427 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010; and (f) 6,250 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per shares acquired as compensation for financial consulting services. At the time of our August 2005, October 2005, December 2005, August 2006 and November 2006 financings, Mr. Tomlinson was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(53)
Represents 1,400 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. Jesup & Lamont Securities Corp. is a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(54)
Includes: (a) 1,500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011; (b) 1,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011; (c) 1,750 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010; and (d) 816 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. At the time of our August 2005, December 2005, August 2006 and November 2006 financings, Mr. Kaiser was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(55)
Represents: (a) 242,000 shares of common stock purchased in our May 2007 financing; and (b) 72,600 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(56)
Represents: (a) 442,500 shares of common stock purchased in our May 2007 financing; and (b) 132,750 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(57)
Includes 20,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. At the time of our August 2006 financing, Mr. Fisher was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(58)
Represents 81,081 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Decisions regarding voting and disposition of the shares are determined by the majority vote of JK Hullett, Wink, Jones, Rawleigh Ralls, Rich O'Lewry and Sandy Kesiah  has voting and dispositive control over the securities held by Hank & Co.

(59)
Represents: (a) 449,000 shares of common stock purchased in our May 2007 financing; and (b) 134,700 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(60)
Includes: (a) 40,000 shares of common stock purchased in our August 2006 financing; (b)10,032 shares of common stock purchased in our November 2006 financing; (c) 20,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing; and (d) 3,010 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. William A. Lewis has voting and dispositive control over the securities held by LAM Opportunity Fund Ltd.

(61)
Represents: (a) 80,000 shares of common stock acquired upon conversion of $100,000 principal amount secured convertible notes issued by Robert Petty individually; (b) 81,000 shares of common stock purchased pursuant our August 2005 financing; (c) 4,620 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings; (d) 19,000 shares of common stock purchased pursuant our October 2005 financing; (e) 85,000 shares of common stock purchased pursuant to our December 2005 financing; and (f) 34,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing. Robert Ladd has voting and dispositive control over the securities held by Laddcap Value Partners, LP.

(62)
Represents 500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. At the time of our August 2006 financing, Ms. Casano was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(63)
Represents 40,405 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Steven Fleisig has voting and dispositive control over the securities held by LBI Group, Inc.

(64)
Includes (a) 14,039 shares of common stock issuable upon exercise of warrants; (b) 66,667 shares of common stock purchased pursuant our August 2005 financing; (c) 66,667 shares of common stock purchased pursuant our October 2005 financing; (d) 5,333 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings; (e) 20,000 shares of common stock purchased pursuant to our December 2005 financing; (f) 8,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing; (g) 415,000 shares of common stock purchased in our May 2007 financing; and (h) 124,500 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. William A. Lewis has voting and dispositive control over the securities held by Lewis Opportunity Fund, LP.

(65)
Includes: (a) 245,000 shares of common stock purchased in our May 2007 financing; and (b) 73,500 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. Ashford Capital Management, Inc, as investment advisor to multiple client accounts, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(66)
Includes: (a) 245,000 shares of common stock purchased in our May 2007 financing; and (b) 73,500 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. Ashford Capital Management, Inc, as investment advisor to multiple client accounts, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(67)
Represents: (a) 723,500 shares of common stock purchased in our May 2007 financing; and (b) 217,050 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(68)
Represents: (a) 10,333 shares of common stock purchased pursuant our August 2005 financing; (b) 6,333 shares of common stock purchased pursuant our October 2005 financing; (c) 1,540 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings; and (d) 3,100 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of October 21, 2010. At the time of our October 2005 financing, Mr. Balk was a registered representative of Pali Capital, Inc., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services. The other securities owned by Mr. Balk were purchased by Mr. Balk for investment purposes.

(69)	Represents 20,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.
(70)
Represents: (a) 83,333 shares of common stock purchased pursuant to our December 2005 financing; and (b) 33,333 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(71)
Represents: (a) 27,000 shares of common stock purchased pursuant our August 2005 financing; (b) 13,000 shares of common stock purchased pursuant our October 2005 financing; and (c) 1,740 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings.

(72)
Represents 186,216 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011. Merriman Curhan Ford & Co. is a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services. John Merriman, CEO, John Hiestand, CFO and Christopher Aguilar, General Counsel share voting and dispositive control over the securities held by Merriman Curhan Ford & Co. The securities held by Merriman Curhan Ford & Co. were acquired for investment purposes.

(73)	Represents shares of common stock acquired pursuant to the Reality Group Stock Purchase Agreement, as amended.
(74)
Includes: (a) 100,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 50,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(75)
Includes: (a) 18,000 of common stock purchased pursuant to our August 2006 financing; and (b) 32,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Ajay Sekhand, Portfolio Manager, has voting and dispositive control over the securities held by Mosaic Partners Fund.

(76)
Represents 18,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Ajay Sekhand, Portfolio Manager, has voting and dispositive control over the securities held by Mosaic Partners Fund (US) LP.

(77)
Represents: (a) 1,000,000 shares of common stock purchased in our May 2007 financing; and (b) 300,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. Nissim Aboodi has voting and dispositive control over the securities held by Nechadeim VI LLC.

(78)	Represents 12,521 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010.
(79)	Represents 812 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010.
(80)
Represents: (a) 27,000 share of common stock purchased pursuant to our August 2005 financing; (b) 6,333 shares of common stock purchased pursuant our October 2005 financing; and (c) 1,540 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings.

(81)
Represents 26,250 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. Olympus Securities, LLC is a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(82)
Includes: (a) 131,380 shares of common stock purchased in our November 2006 financing; (b) 39,414 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing; (c) 23,440 shares of common stock purchased in our May 2007 financing; and (d) 7,032 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Lawrence C. Longo has voting and dispositive control over the securities held by Oyster Pond Partners, LP

(83)
Represents: (a) 27,667 shares of common stock purchased pursuant our August 2005 financing; (b) 52,333 shares of common stock purchased pursuant our October 2005 financing; (c) 1,383 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing; and (d) 1,570 shares of common stock acquired as liquidated damages in connection with registration rights associated with the October 2005 financing.

(84)
Represents: (a) 20,000 shares of common stock acquired upon conversion of $25,000 principal amount secured convertible notes issued by Robert Petty individually; (b) 10,000 shares of common stock purchased pursuant our October 2005 financing; and (c) 300 shares of common stock acquired as liquidated damages in connection with registration rights associated with the October 2005 financing.

(85)
Represents: (a) 40,000 shares of common stock purchased pursuant our October 2005 financing; and (b) 1,200 shares of common stock acquired as liquidated damages in connection with registration rights associated with the October 2005 financing. oknny

(86)
Includes: (a) 15,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 7,500 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.

(87)	Represents 75,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing.
(88)
Represents 40,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing; (b) 40,000 shares of common stock purchased in our May 2007 financing; and (c) 12,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Mitch Levine, Managing Partner, has voting and dispositive control over the securities held by Pierce Diversified Strategy Master Fund LLC, Ena.

(89)
Includes: (a) 153,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 114,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. John Passios, Senior Vice President of Pinnacle Associates, Ltd, the General Partner of Pinnacle Opportunity Fund, LP has voting and dispositive control over the securities held by Pinnacle Equity Fund LP

(90)
Includes: (a) 32,000 shares of common stock purchased pursuant our August 2006 financing; and (b) 16,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. John Passios, Senior Vice President of Pinnacle Associates, Ltd, the General Partner of Pinnacle Opportunity Fund, LP has voting and dispositive control over the securities held by Pinnacle Opportunity Fund, LP.

(91)
Represents 100,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Geoff and Steve Crosby share voting and dispositive control over the securities held by Proximity Fund, LP.

(92)
Represents: (a) 3,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010; and (b) 2,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010. At the time of our August 2005 and December 2005 financings, Mr. McGrath was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(93)
Includes shares of common stock issuable upon conversion of 6,000,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into four one hundredth (0.04) of a share of common stock. Robert Petty is our Chairman, President and Chief Executive Officer.

(94)
Includes shares of common stock issuable upon conversion of 1,500,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into four one hundredth (0.04) of a share of common stock. Robin Smyth is one of our directors as well as our Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer.

(95)
Represents: (a) 20,000 shares of common stock acquired upon conversion of $25,000 principal amount secured convertible notes issued by Robert Petty individually; and (b) 40,000 shares of common stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into four one hundredth (0.04) of a share of common stock.

(96)
Represents: (a) 335,000 shares of common stock purchased pursuant to our December 2005 financing; and (b) 134,000 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(97)
Represents: (a) 123,500 shares of common stock purchased pursuant to our December 2005 financing; and (b) 49,400 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(98)
Represents 403,569 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. Savvian LLC, is a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services. Todd J. Carter, President and CEO, and Daniel H Veatch, CFO have voting and dispositive control over the securities held by Savvian LLC. The securities held by Savvian LLC were acquired for investment purposes.

(99)
Represents: (a) 577,980 shares of common stock purchased pursuant our August 2005 financing; and (b) 28,899 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(100)
Represents: (a) 135,000 shares of common stock purchased pursuant our August 2005 financing; (b) 31,667 shares of common stock purchased pursuant our October 2005 financing; and (c) 7,700 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings. Scott Derby has voting and dispositive control over the securities held by SDS Capital Group SPC.

(101)
Includes: (a) 4,059 shares of common stock purchased in our November 2006 financing; and (b) 157,443 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Spencer Waxman holds voting and dispositive control over the securities held by Shannon River Partners II, LP.

(102)
Represents 37,198 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Spencer Waxman holds voting and dispositive control over the securities held by Shannon River Partners Ltd.

(103)
Represents 48,600 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Spencer Waxman holds voting and dispositive control over the securities held by Shannon River Partners LP.

(104)
Represents: (a) 33,333 shares of common stock purchased pursuant our October 2005 financing; and (b) 1,000 shares of common stock acquired as liquidated damages in connection with registration rights associated with the October 2005 financing.

(105)
Represents 29,680 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. Eric Singer has voting and dispositive control over the securities held by Singer Congressional Fund LP. At the time of our August 2006 financing, Mr. Singer was a registered representative of Pali Capital, Inc., a registered broker-dealer. The securities held by Singer Congressional Fund LP were acquired for investment purposes.

(106)
Represents 118,720 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per share and an expiration date of August 18, 2011. Eric Singer has voting and dispositive control over the securities held by Singer Congressional Fund LP. At the time of our August 2006 financing, Mr. Singer was a registered representative of Pali Capital, Inc., a registered broker-dealer. The securities held by Singer Opportunity Fund LP were acquired for investment purposes.

(107)
Includes: (a) 1,344 shares of common stock purchased in our August 2006 financing; and (b) 50,000 shares of common stock purchased in our August 2006 financing. Salvatore Muoio, the Managing Member of S. Muoio & Co. LLC, the General Partner of SM Investors, LP has voting and dispositive control over the securities held by SM Investors, LP.

(108)
Includes: (a) 25,905 shares of common stock purchased in our August 2006 financing; and (b) 113,100 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Salvatore Muoio, the Managing Member of S. Muoio & Co. LLC, the General Partner of SM Investors II, LP has voting and dispositive control over the securities held by SM Investors, LP.

(109)
Represents 34,636 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Salvatore Muoio, the Managing Member of S. Muoio & Co. LLC, the Investment Advisor to SM Investors Offshore, Ltd., has voting and dispositive control over the securities held by SM Investors Offshore, Ltd.

(110)
Represents: (a) 166,667 shares of common stock purchased pursuant to our December 2005 financing; and (b) 66,667 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(111)
Represents: (a) 96,079 shares of common stock purchased pursuant to our August 2005 financing; (b) 9,716 shares of common stock purchased pursuant to our December 2005 financing; (c) 3,886 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing; (d) 16,800 shares of common stock acquired from Southpoint Offshore Operating Fund LP pursuant to private transactions; (e) 1,875 shares of common stock acquired from Southpoint Qualified Fund LP pursuant to a private transaction; and (f) 4,804 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(112)
Represents (a) 31,117 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010; and (d) 8,750 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share and an expiration date of December 2, 2010. Ben Taylor holds the voting and dispositive power of the shares held by Sophrosyne Technology Fund Ltd.

(113)
Includes: (a) 298,520 shares of common stock purchased pursuant to our August 2005 financing; (b) 216,667 shares of common stock purchased pursuant our October 2005 financing; (c) 26,873 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings; (d) 48,259 shares of common stock purchased pursuant to our December 2005 financing; and (e) 19,304 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing.

(114)
Includes: (a) 96,079 shares of common stock purchased pursuant to our August 2005 financing; (b) 9,716 shares of common stock purchased pursuant to our December 2005 financing; (c) 3,886 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing; (d) 16,800 shares of common stock acquired from Southpoint Offshore Operating Fund LP pursuant to private transactions; (e) 1,875 shares of common stock acquired from Southpoint Qualified Fund LP pursuant to a private transaction; and (f) 4,804 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(115)
Includes: (a) 361,262 shares of common stock purchased pursuant to our August 2005 financing; (b) 18,157 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing; (c) 42,025 shares of common stock purchased pursuant to our December 2005 financing; (d) 16,810 shares of common stock issuable upon exercise of warrants with an exercise price of $4.00 per share and an expiration date of December 28, 2010 purchased pursuant to our December 2005 financing; and (e) 92,131 shares of common stock acquired from Southpoint Offshore Operating Fund LP pursuant to a private transaction.

(116)
Represents: (a) 79,552 shares of common stock purchased pursuant our August 2005 financing; and (b) 3,978 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(117)
Includes: (a) 30,000 shares of common stock purchased in our August 2006 financing; (b) 40,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing; (c) 162,000 shares of common stock purchased pursuant our August 2005 financing; and (d) 8,100 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing. Stanley Francis Tara, Manager, has voting and dispositive control over the securities held by Sovereign Capital Advisors, LLC.

(118)
Includes: (a) 250,000 shares of common stock purchased in our August 2006 financing; and (b) 125,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Nicholas C. Stiassni President/Manager of Stiassni Capital LLC, the General Partner of Stiassni Capital Partners, LP, has voting and dispositive control over the securities held by Stiassni Capital Partners, LP.

(119)
Represents: (a) 7,050 shares of common stock purchased in our May 2007 financing; and (b) 2,115 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. James Pallotta and Paul Tudor Jones, II have voting and dispositive control over the securities held by The Altar Rock Fund, LP.

(120)
Includes: (a) 60,000 shares of common stock purchased in our August 2006 financing; and (b) 30,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Thomas Passios has voting and dispositive control over the securities held by the Beechwood Place LLC.

(121)
Represents: (a) 829,183 shares of common stock purchased in our May 2007 financing; and (b) 249,755 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. James Pallotta and Paul Tudor Jones, II have voting and dispositive control over the securities held by The Raptor Global Portfolio Ltd.

(122)
Represents 75,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Garret G. Thunen, Trust and Carol Thunen, trustees have voting and dispositive control over the securities held by the Thunen Family Trust.

(123)
Includes: (a) 419,815 shares of common stock purchased in our November 2006 financing; (b) 125,945 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing; (c) 171,741 shares of common stock purchased in our May 2007 financing; and (d) 51,522 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. Paul Tudor Jones II and Tudor Investment Corporation share voting and dispositive control over the securities held by The Tudor BVI Global Portfolio, Ltd.

(124)
Represents (a) 151,431 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011; (b) 54,275 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010; (c) 31,725 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of October 21, 2010; (d) 45,360 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of December 29, 2010; and (e) 35,000 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per shares acquired as compensation for financial consulting services. At the time of our August 2006 and November 2006 financings, Mr. Marolda was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(125)
Includes: (a) 226,054 shares of common stock purchased in our November 2006 financing; (b) 67,816 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing; (c) 92,026 shares of common stock purchased in our May 2007 financing; and (d) 27,608 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share with an expiration date of May 9, 2012 purchased in our May 2007 financing. Paul Tudor Jones II has voting and dispositive control over the securities held by Tudor Proprietary Trading, LLC.

(126)
Represents 100,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Adam Bedowitz has voting and dispositive control over the securities held by the Vision Opportunity Master Fund, Ltd.

(127)
Represents: (a) 595,500 shares of common stock purchased in our May 2007 financing; and (b) 178,650 shares of common stock issuable upon exercise of warrants with an exercise price of $4.50 per share and an expiration date of May 9, 2012 purchased in our May 2007 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(128)
Includes: (a) 18,900 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.25 per shares and an expiration date of August 18, 2011; (b) 11,000 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $3.00 per share and an expiration date of November 16, 2011; and (c) 13,500 shares of common stock issuable upon exercise of placement agent warrants with an exercise price of $1.50 per share and an expiration date of August 23, 2010. At the time of our August 2006, November 2006 and August 2007 financings, Mr. Lewis was a registered representative of Brimberg & Co., a registered broker-dealer. The placement agent warrants were received as compensation for placement agent services.

(129)
Includes: (a) 2,597,374 shares of common stock purchased in our November 2006 financing; and (b) 779,212 shares of common stock issuable upon exercise of warrants with an exercise price of $3.00 per share with an expiration date of November 16, 2011 purchased in our November 2006 financing. Paul Adam Bedowitz has voting and dispositive control over the securities held by Witches Rock Portfolio Ltd.

(130)
Represents: (a) 27,000 shares of common stock purchased pursuant our August 2005 financing; (b) 13,000 shares of common stock purchased pursuant our October 2005 financing; and (c) 1,740 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 and October 2005 financings.

(131)
Represents: (a) 22,008 shares of common stock purchased pursuant our August 2005 financing; and (b) 1,100 shares of common stock acquired as liquidated damages in connection with registration rights associated with the August 2005 financing.

(132)
Represents: (a) 40,000 shares of common stock acquired upon conversion of $50,000 principal amount secured convertible notes issued by Robert Petty individually; (b) 16,667 shares of common stock purchased pursuant our October 2005 financing; and (c) 500 shares of common stock acquired as liquidated damages in connection with registration rights associated with the October 2005 financing.

(133)
Includes: (a) 48,900 shares of common stock purchased in our August 2006 financing; and (b) 92,500 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(134)
Includes: (a) 270,800 shares of common stock purchased in our August 2006 financing; and (b) 382,500 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Wellington, in such capacity, may be deemed to have voting and dispositive control over the securities held by the selling stockholder.

(135)
Includes: (a) 100,000 shares of common stock purchased in our August 2006 financing; and (b) 50,000 shares of common stock issuable upon exercise of warrants with an exercise price of $2.00 per share and an expiration date of August 23, 2011 purchased in our August 2006 financing. Paul Zaykowski has voting and dispositive control over the securities held by the Zaykowski Partners, LP.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material agreement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities laws.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Stockholder that we may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the Selling Stockholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, to the extent applicable, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “RGRP.OB” For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.
	Fiscal 2006		Fiscal 2005		Fiscal 2004
Quarter Ended	High	Low	High (1)	Low (1)	High (1)	Low (1)
March 31	$3.65	$2.35	$4.00	$2.50	$12.50	$3.50
June 30	$3.76	$1.95	$3.00	$2.00	$17.50	$3.50
September 30	$3.43	$1.35	$2.50	$0.50	$12.00	$3.00
December 31	$3.42	$1.35	$4.20	$0.60	$4.00	$2.50

(1)	Prices adjusted to reflect a one-for-50 reverse stock split effective October 3, 2005.

As of December 13, 2007, our shares of common stock were held by approximately 259 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies. The transfer agent of our common stock is Continental Stock Transfer and Trust Company.

DIVIDENDS

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which the Company's common stock is authorized for issuance as of the fiscal year ended December 31, 2006. All common stock share amounts and exercise prices in this section have been adjusted to reflect a one-for-50 reverse split effective October 3, 2005.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	6,135,000	$2.32	1,865,000

Total	6,135,000	$2.32	1,865,000

On April 1, 2004 our Board of Directors adopted a stock option plan (the “2004 Stock Option Plan”). Pursuant to this plan, which expires on April 1, 2014, incentive stock options or non-qualified options to purchase an aggregate of 1,000,000 shares of common stock may be issued, as adjusted. The plan may be administered by our Board of Directors or by a committee to which administration of the plan, or part of the plan, may be delegated by our Board of Directors. Options granted under the plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the plan vest in such increments as is determined by our Board of Directors or designated committee thereof. To the extent that options are vested, they must be exercised within a maximum of three months of the end of the optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the plan shall be determined by our Board of Directors or designated committee thereof. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

On November 16, 2006 our Board of Directors of ROO Group, Inc. increased the number of shares which may be issued under the 2004 Stock Option Plan to an aggregate of 8,000,000 shares of common stock. The number of shares subject to the 2004 Stock Option Plan was subsequently increased to 12,000,000 shares effective April 3, 2007.

As of December 31, 2006, the following options have been granted under our 2004 Stock Option Plan:

		Exercise	Date	Vest	Expiration
	Quantity	Price	Granted	Date	Date
Robert Petty	520,000	$2.00	August 23, 2005	August 23, 2005	August 23, 2007
Robin Smyth	260,000	$2.00	August 23, 2005	August 23, 2005	August 23, 2007
Robert Petty	600,000	$2.20	November 16, 2006	November 16, 2008	November 16, 2010
Robin Smyth	450,000	$2.20	November 16, 2006	November 16, 2008	November 16, 2010
Lou Kerner	500,000	$2.20	November 16, 2006	November 16, 2008	November 16, 2010
Other Staff	110,000	$2.00	August 23, 2005	August 23, 2005	August 23, 2010
Other Staff	611,000	$2.00	August 23, 2005	August 23, 2007	August 23, 2010
Other Staff	200,000	$2.45	February 15, 2006	February 15, 2008	February 15, 2010
Other Staff	545,000	$3.00	May 1, 2006	May 1, 2008	May 1, 2010
Other Staff	60,000	$2.00	June 1, 2006	June 1, 2008	June 1, 2010
Other Staff	226,000	$2.40	September 29, 2006	September 29, 2008	September 29, 2010
Other Staff	1,073,000	$2.40	November 28, 2006	November 28, 2008	November 28, 2010
Other Staff	50,000	$3.05	December 31, 2006	December 31, 2008	December 31, 2010

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

We, through our operating subsidiaries, are a service provider that enables businesses to leverage digital media assets and provide an enhanced end user experience. Our business is divided into two segments: Online Digital Media and Advertising Agency.

Online Digital Media provides products and solutions that enable the broadcast of topical video content from our customers’ Internet web sites as well as monetizing that video through advertising sales. This includes providing the technology and content required for video to be played on computers via the Internet as well as emerging broadcast platforms such as set top boxes and wireless devices (mobile phones and PDAs). We are also in the process of expanding our product solutions to provide customers with a hybrid distribution and delivery solution with our P2P technology and products.

In light of our acquisition of additional technological assets and development of a suite of advanced digital media services, our business model and strategic direction have evolved. We are now even more focused on the global business-to-business market and less aggressively pursuing business-to-consumer advertising sales.  Our revenue sources have shifted accordingly, with a greater percentage than before coming from the business-to-business sector.

When we were more focused on business-to-consumer advertising sales, we placed more emphasis on the generation of advertising revenues through the monetization of video streams on websites we own, and we utilized various external marketing tools that were dedicated to driving increased traffic across those websites. The decrease in traffic on those sites beginning in early 2007 resulted from our decision to terminate the use of these marketing tools, which generated a high quantity, but not necessarily high quality, of traffic and were costly to implement.  This in turn affected our ComScore ranking (127th as of August, 2007). (ComScore measures videos served on both owned and hosted client sites but is limited to the USA and does not include hosted client sites that have their own ComScore accounts.)

Advertising Agency provides varied forms of media and services which support our client campaigns. Our competencies span from creative, account service and media planning and buying to technical web development, direct marketing, incentive programs, CRM, and sales promotion. Our Advertising Agency segment represents a range of clients in the automotive, consumer package goods and lifestyle product categories.

Set forth below is a discussion of the financial condition and results of operations of ROO Group, Inc. and its consolidated subsidiaries (the "Company," "we," "us," or "our") for the years ended December 31, 2007 and 2006 and the three and six months ended June 30, 2007 and 2006. The consolidated financial statements include the accounts of ROO Group, Inc., its wholly owned subsidiary ROO Media Corporation, its wholly owned subsidiary Bickhams Media, Inc. (“Bickhams”), its 51% owned subsidiary the Reality Group Pty. Ltd. (“Reality Group”), and its wholly owned subsidiary ROO HD, Inc. Included in the consolidation with ROO Media Corporation are ROO Media Corporation's wholly owned subsidiary ROO Media (Australia) Pty. Ltd. and ROO Media (Australia) Pty. Ltd.'s wholly owned subsidiary Undercover Media Pty. Ltd. (“Undercover Media”), its wholly owned subsidiary ROO Media Europe Limited, its wholly owned subsidiary ROO Broadcasting Limited, its 51% owned subsidiary Sputnik Agency Pty. Ltd. (formerly Factory212 Pty. Ltd.) and its wholly owned subsidiary ROO TV Pty. Ltd. Included in the consolidation with Bickhams is Bickhams' wholly owned subsidiary VideoDome.com Networks, Inc. (“VideoDome.com”). ROO Media Europe Limited was 76% owned by ROO Media Corporation until January 27, 2006 when ROO Media Corporation purchased the remaining 24% of ROO Media Europe Limited for $90,000. The following discussion should be read in conjunction with the information set forth in the consolidated financial statements and the related notes thereto appearing elsewhere in this offering.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

NET REVENUE

Total revenue increased by $3,149,000 from $6,619,000 for the year ended December 31, 2005 to $9,768,000 for the year ended December 31, 2006, an increase of 48%. The increase is principally from the increasing sales revenue from operations and the inclusion of revenue of acquisitions not included for the full prior year financial results.

EXPENSES

OPERATIONS. Operating expenses increased by $4,065,000 from $4,465,000 for the year ended December 31, 2005 to $8,530,000 for the year December 31, 2006, an increase of 91%. The increases were due to the increasing costs associated with increased revenue generation. These costs include content costs, salaries, web hosting and content delivery.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related personnel costs, and consulting fees associated with product development. Research and development expenses increased by $1,539,000 from $601,000 for the year ended December 31, 2005 to $2,140,000 for the year ended December 31, 2006, an increase of 256%. The increases were due primarily to the increase in development activities associated with enhancements to our technology platform.

SALES AND MARKETING. Sales and marketing expenses consist primarily of expenses for sales and marketing personnel, expenditures for advertising, and promotional activities and expenses to bring our products to market. These expenses increased by $3,101,000 from $2,217,000 for the year ended December 31, 2005 to $5,318,000 for the year ended December 31, 2006, an increase of 140%. These increases were primarily due to an increase in sales and marketing personnel. We believe that additional sales and marketing personnel and programs are required to remain competitive. Therefore, we expect that our sales and marketing expenses will continue to increase for the foreseeable future.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of expenses for management, finance and administrative personnel, legal, accounting, consulting fees, and facilities costs. These expenses increased by $3,344,000 from $5,351,000 for the year ended December 31, 2005 to $8,695,000 for the year December 31, 2006, an increase of 62%. The increase of $3,344,000 was due to the increase in non-cash costs of $686,000, which consists of stock based compensation expense on stock options of $2,404,000 less a decrease in the valuation on stock and warrants for services of $832,000 and a decrease in the valuation of preferred stock of $886,000, plus $2,658,000 that is primarily due to an increase in salaries for administrative support related to our increased operations.

REDEMPTION PREMIUM ON CONVERTIBLE NOTE. On May 19, 2005, we applied $200,000 of the $600,000 gross proceeds from a loan from Mr. Petty to redeem $143,000 principal amount of the Company's outstanding $3,000,000 principal amount of callable secured convertible notes. The difference between the amount paid and the principal amount redeemed of $57,000 was expensed as a redemption premium on the callable secured convertible notes. On August 23, 2005 the Company repaid all outstanding amounts due pursuant to the callable secured convertible notes. As part of the payment to the noteholders $744,000 was paid as a redemption premium. The total amount of redemption premium paid for the year ended December 31, 2005 was $801,000.

INTEREST INCOME. Interest income increased by $159,000 from $7 for the year ended December 31, 2005 to $166,000 for the year ended December 31, 2006. This increase was primarily due to an increase in our cash and cash equivalents.

INTEREST EXPENSE, RELATED PARTY. Interest expense, related party, includes interest charges on our indebtedness to Robert Petty, our Chairman and Chief Executive Officer. The expense decreased from $143,000 for the year ended December 31, 2005 to $0 for the year ended December 31, 2006. The outstanding balance from loans from Mr. Petty as of December 31, 2005 was $0.

INTEREST EXPENSE, OTHER. Interest expense, other, decreased by $110,000 from $188,000 for the year ended December 31, 2005 to $78,000 for the year ended December 31, 2006. Interest expense, other, primarily included the interest payable to callable secured convertible note holders in 2005. On August 23, 2005 we repaid all outstanding amounts due pursuant to the callable secured convertible notes.

LOSS . As a result of the factors described above, we reported a net loss of $14,625,000 for the year ended December 31, 2006, compared to $8,957,000 for the year ended December 31, 2005, an increase of $5,668,000 or 63%.

RESULTS OF OPERATIONS - THREE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2006

REVENUE. Consolidated revenue increased by $1,204,000 from $2,230,000 for the three months ended September 30, 2006 to $3,434,000 for the three months ended September 30, 2007, an increase of 54%.

Online Digital Media segment revenue increased by $1,333,000 from $1,084,000 for the three months ended September 30, 2006 to $2,417,000 for the three months ended September 30, 2007, an increase of 123%. The increase is principally from the increase in customers and the inclusion of revenue from the acquisition of Sputnik in October 2006 not included for prior period results.

Advertising Agency segment revenue decreased by $129,000 from $1,146,000 for the three months ended September 30, 2006 to $1,017,000 for the three months ended September 30, 2007, an decrease of 11%. The revenue has decreased but it varies quarter to quarter and has remained static for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.

EXPENSES

OPERATIONS. Operating expenses consist primarily of content costs, salaries and related personnel costs, web hosting, content delivery and costs directly related to revenue generation. Operating expenses increased by $1,323,000 from $2,138,000 for the three months ended September 30, 2006 to $3,461,000 for the three months ended September 30, 2007, an increase of 62%. This increase was primarily due to the increase in operations personnel, content costs and content delivery costs due to increased revenue generation, and the inclusion of operating costs related to the acquisition of Sputnik in October 2006 not included in prior period results.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related personnel costs, and consulting fees associated with product development. Research and development expenses increased by $1,711,000 from $382,000 for the three months ended September 30, 2006 to $2,093,000 for the three months ended September 30, 2007, an increase of 448%. The increases were due primarily to the increase in development activities associated with enhancements to our technology platform in our Online Digital Media segment.

SALES AND MARKETING. Sales and marketing expenses consist primarily of expenses for sales and marketing personnel, expenditures for advertising, and promotional activities and expenses to bring our products to market. These expenses increased by $680,000 from $1,415,000 for the three months ended September 30, 2006 to $2,095,000 for the three months ended September 30, 2007, an increase of 48%. These increases were primarily due to an increase in sales and marketing personnel, and the inclusion of sales and marketing costs related to the acquisition of Sputnik in October 2006 not included in prior period results.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of expenses for management, finance and administrative personnel, legal, accounting, consulting fees, and facilities costs. These expenses increased by $2,231,000 from $2,036,000 for the three months ended September 30, 2006 to $4,267,000 for the three months ended September 30, 2007, an increase of 110%. The increase of $2,231,000 was due to the increase in non-cash costs of $596,000, which consists of an increase in stock based compensation expense on stock options, plus $1,635,000 that is primarily due to an increase in salaries for administrative support, an increase in office space, an increase in depreciation and amortization on assets, and the inclusion of general and administrative costs related to the acquisition of Sputnik in October 2006 not included in prior period results.

INTEREST INCOME. Interest income increased by $245,000 from $17,000 for the three months ended September 30, 2006 to $262,000 for the three months ended September 30, 2007, an increase of 1441%. This increase was primarily due to an increase in our cash and cash equivalents from the proceeds of the private placements in May 2007 and November 2006.

INTEREST EXPENSE, OTHER. Interest expense, other, was $21,000 for the three months ended September 30, 2006 and $18,000 for the three months ended September 30, 2007, respectively.

NET LOSS BEFORE INCOME TAXES. As a result of the factors described above, we reported a net loss before income taxes of $8,229,000 for the three months ended September 30, 2007 compared to $3,745,000 for the three months ended September 30, 2006, an increase of $4,484,000 or 120%.

RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2006

REVENUE. Consolidated revenue increased by $3,996,000 from $6,024,000 for the nine months ended September 30, 2006 to $10,020,000 for the nine months ended September 30, 2007, an increase of 66%.

Online Digital Media segment revenue increased by $4,139,000 from $2,695,000 for the nine months ended September 30, 2006 to $6,834,000 for the nine months ended September 30, 2007, an increase of 154%. The increase is principally from the increase in customers and the inclusion of revenue of the acquisition of Sputnik in October 2006 not included for prior period results.

Advertising Agency segment revenue decreased by $143,000 from $3,329,000 for the nine months ended September 30, 2006 to $3,186,000 for the nine months ended September 30, 2007, a decrease of 4%. The revenue has decreased but it varies quarter to quarter and has remained static for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.

EXPENSES

OPERATIONS. Operating expenses consist primarily of content costs, salaries and related personnel costs, web hosting, content delivery and costs directly related to revenue generation. Operating expenses increased by $4,383,000 from $5,864,000 for the nine months ended September 30, 2006 to $10,247,000 for the nine months ended September 30, 2007, an increase of 75%. This increase was primarily due to the increase in operations personnel, content costs and content delivery costs due to increased revenue generation, and the inclusion of operating costs related to the acquisition of Sputnik in October 2006 not included in prior period results.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related personnel costs, and consulting fees associated with product development. Research and development expenses increased by $4,090,000 from $899,000 for the nine months ended September 30, 2006 to $4,989,000 for the nine months ended September 30, 2007, an increase of 455%. The increases were due primarily to the increase in development activities associated with enhancements to our technology platform in our Online Digital Media segment.

SALES AND MARKETING. Sales and marketing expenses consist primarily of expenses for sales and marketing personnel, expenditures for advertising, and promotional activities and expenses to bring our products to market. These expenses increased $2,201,000 from $3,364,000 for the nine months ended September 30, 2006 to $5,565,000 for the nine months ended September 30, 2007, an increase of 65%. These increases were primarily due to an increase in sales and marketing personnel, and the inclusion of sales and marketing costs related to the acquisition of Sputnik in October 2006 not included in prior period results.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of expenses for management, finance and administrative personnel, legal, accounting, consulting fees, and facilities costs. These expenses increased by $6,380,000 from $5,506,000 for the nine months ended September 30, 2006 to $11,886,000 for the nine months ended September 30, 2007, an increase of 116%. The increase of $6,380,000 was due to the increase in non-cash costs of $1,919,000, which consists of an increase in stock based compensation expense on stock options of $1,983,000 less $64,000 in preferred shares issued as a performance bonus in 2006, plus $4,461,000 that is primarily due to an increase in salaries for administrative support, an increase in office space, an increase in depreciation and amortization on assets, and the inclusion of general and administrative costs related to the acquisition of Sputnik in October 2006 not included in prior period results.

INTEREST INCOME. Interest income increased by $522,000 from $72,000 for the nine months ended September 30, 2006 to $594,000 for the nine months ended September 30, 2007, an increase of 725%. This increase was primarily due to an increase in our cash and cash equivalents from the proceeds of the private placements in May 2007 and November 2006.

INTEREST EXPENSE, OTHER. Interest expense, other, was $42,000 for the nine months ended September 30, 2006 and $51,000 for the nine months ended September 30, 2007, respectively.

NET LOSS BEFORE INCOME TAXES. As a result of the factors described above, we reported a net loss before income taxes of $22,095,000 for the nine months ended September 30, 2007 compared to $9,579,000 for the nine months ended September 30, 2006, an increase of $12,516,000 or 131%.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2007 we had working capital of approximately $14,382,000 and a cash and cash equivalents balance of $16,278,000. Although revenues are expected to increase, it is unclear whether additional cash resources will be required during the next twelve months. On May 4, 2007, the Company entered into a common stock purchase agreement pursuant to which the Company sold an aggregate of $25,000,000 of shares of common stock and warrants to accredited investors (See Note 6 Stock Issuances in financial statements). We may undertake additional debt or equity financings if needed to better enable us to grow and meet our future operating and capital requirements. However, we cannot guarantee that any additional equity or debt financing will be available in sufficient amounts or on acceptable terms when needed. If such financing is not available in sufficient amounts or on acceptable terms, our results of operations and financial condition may be adversely affected. In addition, equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock, and any debt financing obtained must be repaid regardless of whether or not we generate profits or cash flows from our business activities.

Net cash used in operating activities was $15,004,000 for the nine months ended September 30, 2007, compared to $7,260,000 for the nine months ended September 30, 2006, an increase of $7,744,000 or 107%. The increase in net cash used in operating activities is primarily the result of our increased expenses with our expanded operations.

Net cash used in investing activities was $4,063,000 for the nine months ended September 30, 2007 compared to net cash used in investing activities for the nine months ended September 30, 2006 of $852,000 an increase of $3,211,000 or 377%. The net cash used in investing activities increased primarily due to the acquisition of assets from Wurld Media of $3,174,000 and the cash investment in RJM of $250,000.

Net cash provided by financing activities was $23,470,000 for the nine months ended September 30, 2007 compared to net cash provided by financing activities of $5,115,000 for the nine months ended September 30, 2006, an increase in net cash provided by financing activities of $18,355,000. The increase is primarily the result of the proceeds from the May 2007 private placement of $23,875,000 less the proceeds form the August 2006 private placement of $4,985.

MAY 2007 FINANCING

On May 4, 2007, we entered into a Securities Purchase Agreement pursuant to which we sold an aggregate of 10,000,000 shares of common stock and warrants to purchase 3,000,000 shares of common stock to 31 accredited investors (the “May 2007 Financing”). The offering closed on May 10, 2007. The shares of common stock were sold at a price of $2.50 per share or an aggregate of $25,000,000. Each investor was issued warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock purchased. The warrants have an exercise price of $4.50 per share and a term of five years. At any time at which the market price of the Company's Common Stock exceeds $6.00 for 10 trading days during any 20 consecutive trading days, the Company may elect to call the warrants, provided that, the shares underlying such warrants are registered pursuant to a registration statement and provided further that, in no event shall the number of shares that may be acquired by the holder in the event the Company calls the warrant will result in the holder's ownership of more than 4.9% of our common stock, for purposes of Section 13(d) or Section 16 of the 1934 Act.

We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time we are required to pay liquidated damages to the investors equal to 1% of the dollar amount of their investment per month (pro rata on a 30-day basis), up to a maximum of 10% until the Registration Statement is filed.

Further, if the registration statement is not declared effective within (i) 90 days of the closing (or in the event of a review by the SEC, within 120 days following the closing date), or (ii) 5 trading days after being notified that the registration will not be reviewed or will not be subject to further review, the Company is required to pay liquidated damages to the investors equal to 1% of the dollar amount of their investment per month (pro rata on a 30-day basis), up to a maximum of 10% until the registration statement is declared effective; provided that if one or more registration statements shall not be effective two years after the closing, we will be required to pay an additional 8% in liquidated damages. In the event one or more registration statements is filed and declared effective, but shall thereafter cease to be effective and such lapse is not cured within 10 business days, we will be required to pay liquidated damages to the investors equal to 1% of the dollar amount of their investment per month (pro rata on a 30-day basis), up to a maximum of 10% until the earlier of (i) the date the lapse is cured or (ii) the earlier of the date on which all of the securities purchased by the investors can be sold pursuant to Rule 144(k) or all the securities are sold pursuant to a registration statement.

Merriman Curhan Ford & Co., registered broker-dealer, acted as placement agent for the sale of the common stock.

NOVEMBER 2006 FINANCING

On November 14, 2006, we entered into a Securities Purchase Agreement pursuant to which we sold an aggregate of 8,378,377 shares of common stock and warrants to purchase 2,513,513 shares of common stock to 20 accredited investors (the “November 2006 Financing”). The offering closed on November 16, 2006. The shares of common stock were sold at a price of $1.85 per share or an aggregate of $15,500,000. Each investor was issued warrants to purchase a number of shares of common stock equal to 30% of the number of shares of common stock purchased. The warrants have an exercise price of $3.00 per share and a term of five years.

We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time, we must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed, up to a maximum of 10%. Also, if the registration statement is not declared effective within 120 days following the closing date, we must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is declared effective, up to a maximum of 10%. We failed to fulfill our obligations to timely file the Registration Statement and owe approximately $16,000 in liquidated damages to the investors. The Registration Statement was declared effective on December 27, 2006

Merriman Curhan Ford & Co. and Brimberg & Co., financial advisors and registered broker-dealers, acted as placement agents for the sale of the Company's common stock. In connection with the closing we paid the placement agents a cash fee of an aggregate $930,000. In addition, the Company issued to the placement agents 326,757 warrants to purchase shares of our common stock with an exercise price of $3.00 per share exercisable for a period of five years.

In connection with the November 2006 Financing, we received net proceeds of $14,493,000 after payment of placement agent fees of $930,000, legal fees and expenses of $72,000, and escrow agent fees of $5,000.

AUGUST 2006 FINANCING

On August 18, 2006, we entered into a Common Stock Purchase Agreement pursuant to which we sold an aggregate of 4,420,000 of shares of common stock and 2,210,000 warrants to purchase shares of common stock to 28 accredited investors (the “August 2006 Financing”). The shares of common stock were sold at a price of $1.25 per share or an aggregate of $5,525,000. Each investor was issued warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock purchased. The warrants have an exercise price of $2.00 per share and a term of five years.

We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time or if the registration statement is not declared effective within 120 days following the closing date, we must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective. We failed to fulfill our obligations to timely file the Registration Statement and owe approximately $166,000 in liquidated damages to the investors. The Registration Statement was declared effective on December 27, 2006.

Savvian LLC (“Savvian”), Burnham Hill Partners, a division of Pali Capital, Inc. ("Burnham Hill") and Brimberg & Co. financial advisors ("Brimberg"), registered broker-dealers, acted as placement agents for the sale of the Company’s common stock. In connection with the closing, we paid the placement agents a cash fee equal to 6% of the gross proceeds. In addition, we issued to the placement agents 801,369 warrants to purchase shares of our common stock with an exercise price of $1.25 per share exercisable for a period of five years. In connection with the August 2006 Financing, we received net proceeds of $4,985,000 after payment of placement agent fees of $461,000, legal fees of $74,000 and escrow agent fees of $5,000. None of the investors are affiliates of the Company.

MARKET RISKS

We conduct our operations in primary functional currencies: the United States dollar, the British pound and the Australian dollar. Historically, neither fluctuations in foreign exchange rates nor changes in foreign economic conditions have had a significant impact on our financial condition or results of operations. We currently do not hedge any of our foreign currency exposures and are therefore subject to the risk of exchange rate fluctuations. We invoice our international customers primarily in U.S. dollars, except in the United Kingdom and Australia, where we invoice our customers primarily in British pounds and Australian dollars, respectively. In the future we anticipate billing certain European customers in Euros, though we have not done so to date.

We are exposed to foreign exchange rate fluctuations as the financial results of foreign subsidiaries are translated into U.S. dollars in consolidation and as our foreign currency consumer receipts are converted into U.S. dollars. Our exposure to foreign exchange rate fluctuations also arises from payables and receivables to and from our foreign subsidiaries, vendors and customers. Foreign exchange rate fluctuations did not have a material impact on our financial results in the years ended December 31, 2007 and 2006 and the three and nine months ended September 30, 2007 and 2006.

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents with high credit quality institutions to limit credit exposure. We believe no significant concentration of credit risk exists with respect to these investments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers who are dispersed across many geographic regions. We routinely assess the financial strength of customers and, based upon factors concerning credit risk, we establish an allowance for uncollectible accounts. Management believes that accounts receivable credit risk exposure beyond such allowance is limited.

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since ROO Group's inception, we have incurred losses, had an accumulated deficit, and have experienced negative cash flows from operations. We expect this trend to continue. The expansion and development of our business will likely require additional capital. This condition raises substantial doubt about our ability to continue as a going concern. We expect cash flows from operating activities to improve, primarily as a result of an increase in revenues, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flows or obtain additional financing when required, we may have to modify, delay or abandon some or all of our business and expansion plans.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The policies discussed below are considered by our management to be critical to an understanding of our financial statements because their application places the most significant demands on our management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described below. For these policies, our management cautions that future events rarely develop as forecast, and that best estimates may routinely require adjustment.

The SEC has issued cautionary advice to elicit more precise disclosure about accounting policies management believes are most critical in portraying our financial results and in requiring management's most difficult subjective or complex judgments.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments and estimates. On an on-going basis, we evaluate our estimates, the most significant of which include establishing allowances for doubtful accounts and determining the recoverability of our long-lived assets. The basis for our estimates are historical experience and various assumptions that are believed to be reasonable under the circumstances, given the available information at the time of the estimate, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from the amounts estimated and recorded in our financial statements.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition: Revenues are derived principally from professional services, digital media management and advertising. Revenue is recognized when service has been provided. We may enter into agreements whereby we guarantee a minimum number of advertising impressions, click-throughs or other criteria on our websites or products for a specified period. To the extent these guarantees are not met, we may defer recognition of the corresponding revenue until guaranteed delivery levels are achieved.

Allowance for Doubtful Accounts: We maintain an allowance for doubtful accounts for estimated losses resulting from our customers not making their required payments. Based on historical information, we believe that our allowance is adequate. Changes in general economic, business and market conditions could result in an impairment in the ability of our customers to make their required payments, which would have an adverse effect on cash flows and our results of operations. The allowance for doubtful accounts is reviewed monthly and changes to the allowance are updated based on actual collection experience. We use a combination of the specific identification method and analysis of the aging of accounts receivable to establish an allowance for losses on accounts receivable.

Goodwill and Intangible Asset Impairment: In assessing the recoverability of our goodwill and other intangibles we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. This impairment test requires the determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets. We adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("FAS 142") effective January 1, 2002, and are required to analyze goodwill and indefinite lived intangible assets for impairment on at least an annual basis.

RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2006, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position EITF 00-19-2 ("FSP EITF 00-19-2") that addresses an issuer's accounting for registration payment arrangements. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, "Accounting for Contingencies". The guidance in EITF 00-19-2 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities , No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. This pronouncement further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. Under FSP 00-19-2, the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement shall be recognized and measured separately in accordance with Statement 5 and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. FSP EITF 00-19-2 is effective immediately for registration payment arrangements entered into after December 21, 2006 and for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The adoption of FSP EITF 00-19-2 on January 1, 2007, did not have a material impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for us as of December 31, 2007. We do not expect that the adoption of SAB 108 will have a material impact on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measures” (“Statement of Financial Accounting Standards 157”). FAS 157 defines fair value and establishes a framework for measuring fair value in accordance with generally accepted accounting principles. This Statement also applies to other accounting pronouncements that require or permit a fair value measure. As defined by this Statement, the fair value of an Asset or Liability would be based on an “exit price” basis rather than an “entry price” basis. Additionally, the fair value should be market-based and not an entity-based measurement. FAS 157 is effective for fiscal years beginning after November 15, 2007. The implementation of FAS 157 is not expected to have a material impact on our consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Specifically, FIN 48 requires the recognition in financial statements of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Additionally, FIN 48 provides guidance on the de-recognition of previously recognized deferred tax items, classification, accounting for interest and penalties, and accounting in interim periods related to uncertain tax positions, as well as, requires expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 on January 1, 2007, did not have a material impact on our consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140” (“SFAS 156”). This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to accounting for separately recognized servicing assets and servicing liabilities. This Statement clarifies when servicing rights should be separately accounted for, requires companies to account for separately recognized servicing rights initially at fair value, and gives companies the option of subsequently accounting for those servicing rights at either fair value or under the amortization method. FAS 156 is effective for fiscal years beginning after September 15, 2006. The implementation of SFAS 156 is not expected to have a material impact on our consolidated financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment to FASB Statements No. 133 and 140” (“FAS 155”). FAS155 simplifies the accounting for certain hybrid financial instruments containing embedded derivatives. FAS 155 allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under FAS 133. In addition, it amends FAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement (new basis) event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of FAS 155 on January 1, 2007, did not have a material impact on our consolidated financial statements.

DESCRIPTION OF BUSINESS

BACKGROUND

ROO Group, Inc. was incorporated on August 11, 1998 under the laws of the State of Delaware as Virilitec Industries, Inc. We were not successful in implementing our original business plan, and our management determined that it was in the best interests of our shareholders to attempt to acquire an operating company. As a result, we terminated all of our existing contracts and were inactive until we acquired ROO Media Corporation, a Delaware corporation.

ACQUISITION OF ROO MEDIA CORPORATION

On December 2, 2003, Virilitec Industries, VRLT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Virilitec Industries, ROO Media, Jacob Roth and Bella Roth, entered into an Agreement and Plan of Merger. Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, VRLT Acquisition Corp. was merged with and into ROO Media. As a result of the merger, Virilitec Industries, through VRLT Acquisition Corp., acquired 100% of the capital stock of ROO Media. All of the issued and outstanding shares of capital stock of ROO Media held by the stockholders of ROO Media were cancelled and converted into the right to receive an aggregate of 2,960,000 shares of common stock of Virilitec Industries. The separate corporate existence of VRLT Acquisition Corp. ceased, and ROO Media continued as the surviving corporation in the merger, as a wholly owned subsidiary of Virilitec Industries.

In connection with the merger, we agreed to cause the resignation of all of the members of our Board of Directors and appoint new Directors as designated by the Chairman of the Board of Directors of ROO Media. As additional consideration for the 2,960,000 shares of common stock of Virilitec Industries, (1) ROO Media paid to Virilitec Industries $37,500 cash prior to the execution of the Agreement and Plan of Merger, (2) ROO Media paid an aggregate of $100,000 of Virilitec Industries' total $162,500 of liabilities as reflected on Virilitec Industries' balance sheet on the closing date of the merger, and (3) ROO Media paid Virilitec Industries' $62,500 debt to Jacob Roth, Virilitec Industries' former Chief Executive Officer.

OTHER ACQUISITIONS AND ASSET PURCHASES: REALITY GROUP PTY LTD., UNDERCOVER MEDIA PTY LTD. BICKHAMS MEDIA, INC., SPUTNIK AGENCY PTY. LTD F/K/A FACTORY 212 PTY LTD., MYVIDEODAILY AND WURLD MEDIA.

REALITY GROUP PTY LTD.

On April 30, 2004, we purchased 80 shares of the common stock of Reality Group Pty Ltd ("Reality Group") which represented 80% of the issued and outstanding common stock of Reality Group, a corporation formed under the laws of Australia, from the shareholders of Reality Group. The consideration for the Reality Group common shares was the issuance of an aggregate of 167,200 shares of our common stock. As additional consideration for the Reality Group shares, we paid an aggregate of 200,000 Australian Dollars to the Reality Group shareholders. Further, the Reality Group shareholders agreed to cause Reality Group to increase the number of directors on its Board of Directors to allow us to appoint up to four nominees to its Board.

The Reality Group shareholders also agreed to grant us an option to purchase the remaining 20 shares of the issued and outstanding common stock of Reality Group over the next two years. The terms of the option shall be negotiated in good faith. Notwithstanding this, the option is exercisable by us on July 30, 2004, January 30, 2005, July 30, 2005 and January 30, 2006, and shall expire on March 5, 2006. On October 28, 2005 the terms of the Purchase Agreement were amended as further described on page 28 of this report.

Pursuant to the purchase agreement, we guaranteed that the Reality Group shareholders will be able to sell the shares of our common stock that they received, subject to the requirements of Rule 144, for greater than or equal to $15.00 per share for a period of twelve months after the Reality Group shareholders have satisfied the Rule 144 requirements. The foregoing guarantee was predicated upon the assumption that the Reality Group shareholders will be able to sell the greater of (a) 1/4 of their respective exchange shares per quarter of the guarantee period or (b) such maximum number of exchange shares permissible under Rule 144 per quarter of the guarantee period. If the Reality Group shareholders do not sell their quarterly allotment during any one quarter of the guarantee period, the guarantee shall not be effective for the number of shares not sold during that quarter.

During the guarantee period, the Reality Group shareholders have the option to buy back an aggregate of 29 Reality Group shares, or such number of shares as shall decrease our ownership percentage in Reality Group to 51%. The consideration for such buy-back shares shall be 2,280 shares of our common stock for each share of Reality Group common stock. The earliest date for exercising this buy-back provision is September 1, 2004. On October 28, 2005 the terms of the Purchase Agreement were amended as further described on page 28 of this prospectus.

In the event that the Reality Group shareholders are not able to sell their shares of our common stock for greater than or equal to $15.00 per share during the guarantee period, a share variance shall be determined based on the difference between (a) the number of exchange shares to be sold multiplied by $15.00 per share and (b) the number of exchange shares to be sold multiplied by the closing sale price of the exchange shares on the trading day immediately prior to the day that a Reality Group shareholder notifies us of its enforcement of the guarantee. In the event that a Reality Group shareholder enforces the guarantee, we, in our sole discretion, may pay the share variance to the Reality Group shareholder in one of the following ways: (1) in cash; (2) we shall authorize the escrow agent (as defined in the purchase agreement) to return to the Reality Group shareholders on a pro rata basis that amount of shares, based on a share valuation of $20,900 per Reality Group ordinary share, that shall constitute the share variance; or (3) if mutually agreeable to the Reality Group shareholders, in shares of our common stock based on the average closing sale price of shares of our common stock during the previous 15 trading days. To ensure the guarantee, we agreed to not offer or negotiate, either in writing or orally, the sale of the Reality Group shares or any Reality Group option shares acquired by us with any other party during the guarantee period.

If during the guarantee period: (a) we undergo a voluntary or involuntary dissolution, liquidation or winding up; (b) our shares of common stock cease trading for more than 15 business days; or (c) the quotation of our common stock is removed or suspended from the Over-the-Counter Bulletin Board for a continuous period of greater than 30 days (other than as a consequence of the quotation of our securities on an internationally recognized stock exchange), then the following shall occur: (1) the Reality Group shares shall revert back to the Reality Group shareholders; (2) the shares of our common stock exchanged for 80% of the Reality Group shares shall revert back to us; (3) the option shall be revoked; and (4) our nominees to the Reality Group's Board of Directors shall immediately resign.

Pursuant to the terms of the purchase agreement, each Reality Group shareholder agreed to not, unless permitted by our Board of Directors, sell more than 25% of their exchange shares during any three-month period for a period of two years after the effective date of the purchase agreement. Furthermore, each Reality Group shareholder granted to us a right of first refusal with respect to the purchase of the Reality Group shareholders' exchange shares for a period of one year after the first date on which the exchange shares are eligible for sale by the Reality Group shareholders in accordance with Rule 144 or any other applicable legislation, regulation or listing rule. If we elect to purchase the shares, such shares shall be purchased at the highest closing sale price for the period commencing on the trading day immediately prior to our receipt of notice of intent to sell from the Reality Group shareholders until the trading day immediately prior to the date on which we give notice to the selling Reality Group shareholder of its election to purchase.

Reality Group provides integrated communication solutions, including direct marketing, Internet advertising and sales promotion. Reality Group was formed as a result of the change in direction of marketing with the advent of the Internet and a need for more accountable, integrated advertising. Reality Group believes that it is a pioneer of integrated communication, with an emphasis on web-based solutions and customer relationship management systems built to manage the inquiries generated through their web based campaigns. Its clients included Saab Automobile Australia, BP Australia, Bob Jane T-Marts, Tontine, Dennis Family Corporation, Tabaret, Superannuantion Trust of Australia, Federal Hotels & Resorts, and CityLink.

To help identify the most effective way to communicate with each client's audience, Reality Group created a proprietary management tool that provides specific costs per response for each media channel. The management tool allows Reality Group to focus on effective media channels and eliminate the rest by identifying the parts of a client's budget that are working.

AMENDMENT TO REALITY GROUP PURCHASE AGREEMENT

On October 28, 2005, we entered into an amendment (the "Amendment") to the Stock Purchase Agreement (the "Reality Purchase Agreement") dated as of March 11, 2004 among the Company and the shareholders of Reality Group Pty Ltd. ("Reality Group"). Pursuant to the Amendment, the Reality Group shareholders agreed to exercise their buyback option effective January 1, 2006 at which date the Company returned 29% of the shares in Reality Group to Reality Group shareholders reducing the Company's ownership of Reality Group to 51% in exchange for 66,200 shares of the common stock of the Company (the “exchange shares”). The Reality Group shareholders further agreed that the Share Variance (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) shall be calculated based upon a closing sale price of $2.50 and the Share Variance equals $1,263,500.

We paid $200,000 of the $1,263,500 Share Variance in cash and issued 425,400 shares (the "Variance Shares") of common stock as payment of the remaining $1,063,500 based on a stock price of $2.50 per share. We guaranteed (the "Variance Guarantee") the Reality Group shareholders that they will be able to sell their Exchange Shares (as defined in the Reality Purchase Agreement and as described in a Form 8-K filed by the Company on May 17, 2004) and Variance Shares for a price equal to or greater than $2.50 per share for a period of 14 days after the earliest date that the Reality Group shareholders can publicly sell their shares of our common stock (the "Variance Guarantee Period"). In the event the Reality Group shareholders are unable to sell any of the Exchange Shares or the Variance Shares for a price equal to or greater than $2.50 per share during the Variance Guarantee Period, then we must issue them such number of shares of common stock equal to: (x) the applicable number of Variance and/or Exchange Shares multiplied by $2.50, less (y) the applicable number of Variance and/or Exchange Shares multiplied by the average closing sale price of our common stock on the OTC Bulletin Board during the Variance Guarantee Period, divided by (z) the average closing sale price of our common stock on the OTC Bulletin Board during the Variance Guarantee Period. Notwithstanding the above agreements, if at any time during the Variance Guarantee Period an offer is presented to a Reality Group shareholder to purchase their Variance Shares for a price equal to or greater than $2.50 per share and such shareholder does not accept the offer, then our obligations pursuant to the Variance Guarantee shall be automatically terminated with respect to such shareholder. We agreed to prepare and file a registration statement providing for the resale of 359,280 of the Variance Shares by November 27, 2005. The variance guarantee in the amendment to the Reality Group Purchase Agreement has been satisfied.

ACQUISITION OF COOEE MELBOURNE PTY LTD.

On October 1, 2006, Reality Group and the shareholders of Cooee Melbourne Pty Ltd. (“Cooee”) entered into an agreement, pursuant to which Reality Group acquired the business and assets of Cooee. Cooee is a provider of integrated communication solutions, including direct marketing, internet advertising and sales promotion. As consideration for the business and assets of Cooee, Reality Group will make a cash payment monthly for a period of 21 months to the shareholders of Cooee, subject to adjustment as follows. For the first six months, a payment of approximately $20,000 will be paid to Cooee at the conclusion of the month. After every six months, the amount due and payable to Cooee will be reconciled against revenue earned and paid from Cooee’s clients. At the end of each six month period, a reconciliation statement will be prepared and provided by Reality Group to Cooee. In the event that revenue from the six month period exceeds $394,000 (based on the pro rata expectation of a $788,000 annualized revenue) or is less than $394,000, the variance percentage between the expected $394,000 revenue shall be either adjusted by way of deduction or an increase in respect of the fee paid in the following six month period in equal installments.

UNDERCOVER MEDIA PTY LTD.

On May 26, 2004, we entered into an asset purchase agreement to purchase the business and business assets of Undercover Media Pty Ltd. ("Undercover"), a Victorian, Australia corporation. The purchase price for Undercover's assets consisted of 20,000 shares of our common stock. We also agreed to issue additional shares of our common stock upon Undercover attaining performance milestones as follows: (a) upon the commercial launch of a broadband music portal suitable for operation as a stand alone site that is capable of worldwide syndication, the issuance of that number of shares of common stock that is equal to the quotient of (x) $75,000 divided by (y) the average closing sale price of the shares of common stock for the five trading days prior to such commercial launch; (b) upon the execution of an agreement for the supply and worldwide syndication of music videos with an aggregate of four mutually acceptable major music labels, the issuance of that number of shares of common stock that is equal to the quotient of (x) $75,000 divided by (y) the closing sale price prior to the execution of the last of the four of such agreements; (c) upon the generation of at least $30,000 per month in revenues for three consecutive months attributable to the company's music subdivision, the issuance of that number of shares of common stock that is equal to the quotient of (x) $75,000 divided by (y) the closing sale price prior to the determination that such revenues have been achieved; and (d) upon obtaining an aggregate of thirty video interviews with mutually acceptable recognized artists; the issuance of that number of shares of common stock that is equal to the quotient of (x) $75,000 divided by (y) the closing sale price prior to the last of the thirty interviews. On November 21, 2006, we issued 100,000 shares of common stock in full and final settlement of the milestones detailed in the Undercover Purchase Agreement. The shares were valued at $260,000, based on the closing trading value of the shares on the previous day.

Included in the purchase is the www.undercover.com.au web site, which at time of purchase served over 500,000 visitors per month with 55% from the United States, 18% from Europe, 7% from Asia and 20% from other countries throughout the world. The Undercover website, through its relationship with HMV, clearly displays the link between music content and the sale of music; the user reads the article or interview and can then click through to purchase the artist's CD from HMV's web site.

At the time of the acquisition, Undercover features included original music content ranging from raw interview footage to propriety editorial content combined with industry released footage. Undercover has served both the music industry and music community with daily music news, reviews and editorial bulletins. Undercover's clients included Telstra Corporation, AAP and Coca Cola, and its distribution partners include Google, VH1, Nova, Artist Direct and News Now. In addition, Undercover has a strategic online partnership with HMV for online music sales.

BICKHAMS MEDIA, INC.

On September 10, 2004, we entered into an agreement to purchase all of the outstanding shares of common stock of Bickhams Media, Inc. ("Bickhams") from Avenue Group, Inc. pursuant to a Stock Purchase Agreement. The only business of Bickhams is its ownership interest in VideoDome.com Networks, Inc. ("VideoDome"), a California corporation. In consideration for the purchase, we agreed to: (1) pay Avenue Group $300,000 cash; (2) issue Avenue Group 80,000 shares of our common stock; and (3) guaranty all of the obligations of VideoDome under a promissory note of VideoDome that was issued to Avenue Group in October 2003 in the principal amount of $290,000. In addition, we agreed to issue Avenue Group 60,000 shares of our common stock in consideration for a termination letter which shall serve to terminate a Registration Rights Agreement dated as of November 28, 2003.

As of November 1, 2004, we entered into an agreement with Bickhams and Daniel and Vardit Aharonoff for Bickhams to purchase 50% of the outstanding common stock of VideoDome. Prior to November 1, 2004, Bickhams already owned the other 50% of the outstanding common stock of VideoDome. As a result of this transaction, Bickhams now owns 100% of the outstanding common stock of VideoDome. Under the agreement, we agreed to: (1) issue 100,000 shares of our common stock to Daniel Aharonoff on the closing date; (2) issue an additional 60,000 shares of our common stock to Daniel Aharonoff upon meeting jointly agreed milestones; and (3) pay up to $220,000 in cash to Daniel Aharonoff upon meeting jointly agreed milestones.

The jointly agreed milestones are as follows: (1) upon the commercial launch of VideoDome's embedded player and music player, we agreed to pay Mr. Aharonoff $100,000 cash and issue Mr. Aharonoff 20,000 shares of our common stock; (2) upon the commercial launch of a combined ROO Media and VideoDome Media Manager platform, we agreed to pay Mr. Aharonoff $100,000 cash and issue Mr. Aharonoff 40,000 shares of our common stock; and (3) after the combined platform has delivered a minimum of 50,000,000 video views for two consecutive months excluding mini player views, we agreed to pay Mr. Aharonoff $20,000 cash. On December 21, 2004 the first milestone was reached and we issued 20,000 shares of common stock and $100,000 in cash to Mr. Aharonoff. On May 9, 2005 the requirements of the second milestone was reached and we issued 40,000 shares of common stock and $100,000 in cash to Mr. Aharonoff. On April 11, 2006, the third and final milestone payment of $20,000 in cash was paid to Mr. Aharonoff

In connection with the agreement, Mr. Aharonoff agreed not to directly or indirectly agree or offer to sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of the shares of our common stock acquired by him under the agreement until the earlier of: (a) two years from the respective issuance(s) of such shares; or (b) the date that holders (the "Holders") of certain Callable Secured Convertible Notes (the "Notes") and Stock Purchase Warrants (the "Warrants"), issued by us on September 10, 2004, no longer hold the Notes and the Warrants and no longer beneficially own any shares of our common stock issuable upon conversion or exercise of the Notes or the Warrants, without the prior written consent of such Holders of the Notes and the Warrants. The Holders agreed to waive any adjustment that otherwise would have been required to the conversion and exercise prices of the Notes and the Warrants due to the issuance of shares of common stock to Mr. Aharonoff. Since the acquisition of VideoDome, we have made significant enhancements to the original VideoDome software which has included the integration of ROO’s technology and the combined platform is now the primary video platform for ROO, and is called the ROO VX.

VideoDome has discontinued its operations

FACTORY 212 PTY LTD.

On October 28, 2005, we entered into an agreement with ROO Broadcasting Limited ("ROO Broadcasting"), a wholly owned subsidiary of the Company, and the shareholders of Factory 212 Pty Ltd. ("Factory212"), pursuant to which ROO Broadcasting acquired 51% of the outstanding ordinary shares of Factory212. Factory212 is an Australian based interactive marketing agency.

As consideration for the ordinary shares of Factory212, we issued 10,000 shares (the "Initial Shares") of common stock to the Factory212 shareholders. Subject to the conditions described below, we may issue additional shares ("Additional Shares") of common stock to the Factory212 shareholders, issuable after December 31, 2007, calculated as follows:

51% of [(1 * Factory212 Revenue) + (4 * Factory212 Earnings)]
Average ROO Share Price

where: "Factory212 Revenue" means the billings less all media and third party supplier costs of Factory212 for the twelve month period ending December 31, 2007; "Factory212 Earnings" means the earnings of Factory212 before tax and after deduction of interest and all other expenses for the twelve month period ending December 31, 2007; and "Average ROO Share Price" means the average price of our common stock during the final five trading days of December 2007.

If we do not issue the maximum number of Additional Shares, ROO Broadcasting’s 51% ownership of Factory212 will be reduced on a pro rata basis by the difference between the maximum number of Additional Shares and the actual number of Additional Shares issued. If we do not issue any Additional Shares, ROO Broadcasting will relinquish all of its 51% ownership of Factory212. However, if the Factory212 Earnings are greater than 15% of the Factory212 Revenue and the number of Additional Shares to be issued are less than 4.9% of the then current outstanding shares of our common, we must proceed with issuing the maximum number of Additional Shares in accordance with the above formula.

The acquisition of Factory212 was conditioned upon the parties entering into the Amendment described above under "Amendment to Reality Group Purchase Agreement." If we fail to meet our material obligations under the terms of the Amendment, then the Company and ROO Broadcasting agreed that the Factory212 shareholders may in their sole discretion require ROO Broadcasting to relinquish all of its ownership of Factory212. In such event, we agreed that the Factory212 shareholders shall be entitled to retain ownership of their Initial Shares.

ACQUISITION OF SPUTNIK AGENCY PTY LTD.

On October 1, 2006, Factory 212 Pty Ltd. (“Factory212”), our 51% owned subsidiary, and the shareholders of Sputnik Agency Pty Ltd. (“Sputnik”) entered into an agreement, pursuant to which Factory212 acquired the business and assets of Sputnik. Sputnik is an Australian based interactive marketing agency. As consideration for the business and assets of Sputnik, Factory212 issued shares representing 24.5% of the issued shares in Factory212 to the shareholders of Sputnik. These shares were issued through the reduction in the shareholding of all shareholders other than ROO Broadcasting, our wholly owned subsidiary. Also, a cash amount of $250,000 is payable by ROO Broadcasting to the shareholders of Sputnik. In addition to this amount, 50% of any further payment of Additional Shares, as described in the agreement between Factory212 and ROO Broadcasting, will be made to the shareholders of Sputnik less the cash amount of $250,000. Factory212 acknowledges and agree to such payment and that accordingly, they will receive 50% less than originally provided in Additional Shares. The cash payment of $250,000 was made in December 2006. On April 5, 2007, Factory 212 changed its name to Sputnik Agency Pty Ltd.

MYVIDEODAILY

On January 22, 2007, we entered into an Asset Purchase Agreement (the "APA") with RJM Price & Company, Inc. (“RJM”) and Robertson Price. Pursuant to the Agreement, we acquired all of the properties, rights and assets constituting the business of RJM, which operates under the name MyVideoDaily (“MVD”). The Agreement provides for a consideration of up to an aggregate of $1,350,000 payable as follows: (i) $250,000 paid upon the execution of the Agreement, (ii) $1,000,000 in shares of our common stock will be paid to Mr. Price in equal quarterly installments upon the achievement of certain milestones at a price per share which will be equal to the average closing price of our common stock over the final 20 trading days of the quarterly period in which the milestone is achieved; (iii) $100,000 payable upon the second anniversary of the closing of the acquisition; provided that if Mr. Price’s employment is terminated by (a) Robertson Price due to a breach by us of the APA or the employment agreement, which breach is not cured within the permitted cure-period, or (b) us for any reason other than for “Cause” (as defined in the Employment Agreement), then Robertson Price will, as of the date of termination, automatically be deemed to have been employed for a full year. The milestones include: (i) the full integration of MVD’s keyword generation and search marketing engine into our operations; (ii) Robertson Price utilizing his best efforts to increase organic traffic to our properties by 50%; (iii) Robertson Price use of MVD in our best interests, which determination shall be made by us; (iv)   Robertson Price   leading and delivering product development initiative to provide the most profitable customer /consumer traffic driven feature for our 2007 product offering, including community and user generated content modules; (v) Robertson Price assisting in traffic driving recommendations initiatives for key clients leading to increased revenues over and above original customer projections ; (vi) continued employment of Robertson Price for a full year; provided that if his employment is terminated by (a) Robertson Price due to a breach by us of the APA or the employment agreement, which breach is not cured within the permitted cure-period, or (b) us for any reason other than for “Cause” (as defined in the Employment Agreement), then Robertson Price will, as of the date of termination, automatically be deemed to have been employed for a full year. Pursuant to the terms of the APA, we entered into an Employment Agreement with Robertson Price, a principal of RJM which was terminated in July 2007.

WURLD MEDIA, INC.

On July 12, 2007, ROO HD, Inc. (“ROO HD”), our wholly owned subsidiary, entered into an Asset Purchase Agreement with Wurld Media, Inc. (“Wurld Media”), Gregory Kerber and Kirk Feathers. Wurld Media specializes in the P2P distribution of music, movies, games, TV shows and other audio, video, and/or audio/video content.

The acquisition was completed and closed on July 17, 2007. The assets acquired by ROO HD, pursuant to the Agreement, include: (i) certain fixed assets, equipment, fixtures, leasehold improvements located at Wurld Media’s office in Saratoga Springs, New York; (ii) certain intellectual property of Wurld Media; (iii) the customer logs, location files and records of Wurld Media, (iv) all claims, entitlements, rebates, refunds, settlements, awards or other rights related to the assets acquired by ROO HD.

The consideration for the assets acquired by ROO HD was an aggregate of approximately $4.3 million, consisting of $3.2 million in cash and the issuance of 655,500 shares of common stock of ROO valued on July 17, 2007 at $1.69 per share or approximately $1.1 million. An aggregate of $508,429 of the consideration paid for the assets was deposited into an escrow account to be disbursed in accordance with the terms of an escrow agreement to settle certain outstanding amounts owed by Wurld Media to certain of its employees. In addition, 600,000 shares of common stock of ROO were deposited in escrow to be held for a period of one year pursuant to the terms of an escrow agreement. ROO HD has the right to set-off against the shares in escrow such amounts incurred to satisfy and defend against any claims that may arise in connection with the acquired assets and amounts in excess of 105% which ROO HD may be required to settle certain liabilities which ROO HD has agreed to assume or satisfy.

STRATEGIC RELATIONSHIPS

NEWS CORPORATION

On January 25, 2007, we entered into an agreement with News Corporation (“News Corp”). The Agreement provides for the issuance of 2,000,000 shares of our common stock upon execution of the Agreement, which shall be held in escrow and released to News Corp on January 1, 2008, if the average monthly revenues from News Corp and its affiliates for the 3 month period ended December 31, 2007 is not less than the revenue from News Corp and its affiliates for the one month period ending December 31, 2006 (the “Revenue Target”). The Agreement provides that if the Revenue Target is not met, we shall issue to News Corp warrants to purchase 2,000,000 shares of our common stock which shall be exercisable for a term of two years at a price of $2.70. The exercise price of the warrants will be subject to customary anti-dilution protection for stock splits, recapitalizations, stock dividends and the like. The Agreement provides for the release of the shares to News Corp upon a change of control, so long as the average monthly revenue from News Corp and its affiliates during the 3 months prior to the change of control is not materially less than the Revenue Target.

We also agreed to issue an additional 2,000,000 shares of our common stock to News Corp if within 3 years of the date of the Agreement the average monthly revenue from News Corp and its affiliates for any consecutive 3 month period equals at least six times the Revenue Target. Further, we agreed that if the foregoing is not timely achieved, we shall issue to News Corp warrants to purchase 2,000,000 shares of our common stock which shall be exercisable for a term of two years at a price of $2.70. The exercise price of the warrants will be subject to customary anti-dilution protection for stock splits, recapitalizations, stock dividends and the like.

We have granted News Corp piggy back registration rights in connection with shares issuable to News Corp pursuant to the Agreement.

OVERVIEW OF OUR BUSINESS

We, through our operating subsidiaries, are a digital media company in the business of providing products and solutions that enable the broadcast of topical video content from our customers' Internet websites. This includes providing the technology and content required for video to be played on computers via the Internet as well as emerging broadcasting platforms such as set top boxes and wireless devices (i.e., mobile phones and PDAs). Our core activities include the aggregation of video content, media management, traditional and online advertising, hosting, and content delivery. We also operate a global network of individual destination portals under the brand ROO TV that enables end users in different regions around the world to view video content over the Internet that is topical, informative, up to date, and specific to the region in which they live. In conjunction with our subsidiaries, we currently provide the video solution for over 150 web sites in the United States, United Kingdom, and Australia.

HISTORY OF THE DEVELOPMENT OF OUR BUSINESS

Our consolidated financial statements include the accounts of ROO Group, Inc., its wholly owned subsidiary ROO Media Corporation, its wholly owned subsidiary Bickhams and its 51% owned subsidiary Reality Group. Included in the consolidation with ROO Media Corporation are ROO Media Corporation's wholly owned subsidiary ROO Media (Australia) Pty Ltd. and ROO Media (Australia) Pty Ltd.'s wholly owned subsidiary Undercover, its 100%-owned subsidiary ROO Media Europe Pty Ltd, its wholly owned subsidiary ROO Broadcasting Limited, its 51% owned subsidiary Factory212 and its wholly owned subsidiary ROO TV Pty Ltd. Included in the consolidation with Bickhams is Bickhams' wholly owned subsidiary VideoDome. ROO Media Europe Ltd. was 76% owned by ROO Media Corporation until January 27, 2006 when ROO Media Corporation purchased the remaining 24% of ROO Media Europe Ltd. for $90,000. We provide topical video content, including news, business, entertainment, fashion, music, sport and travel video, and associated services for broadcasting video over the Internet to a global base of clients. ROO Media's delivery platform supports worldwide syndication and television-style advertising. During 2001 and 2002, ROO Media focused on developing and refining its products and solutions, and commenced the commercial selling of its solutions in late 2003. ROO Media developed a technology platform specifically designed to provide a cost effective, robust, and scaleable solution to manage and syndicate video content over the Internet.

Our media operations management and updating functions are partially based in Australia and partially in the United States and United Kingdom. The time differences between the eastern and western hemispheres allow daily media content to be processed during the evening in the United States and the United Kingdom and during the daytime in Australia. As a result, we believe we have a strategic cost benefit over our competitors.

Our business plan is to develop a worldwide network of websites that utilize our technology and content to broadcast video from individual websites. The network of websites includes third party websites that license our technology and content. The network is designed to be similar to traditional satellite or cable networks that distribute content throughout the world, with the difference being it is broadcasted over the Internet rather than via television. Our technology platform allows access to over 20,000 videos that can be viewed on a daily basis by computer users. The video content available for viewing includes topical content such as news, business, entertainment, fashion, music, and travel. We update the video content and distribute the content to websites receiving our services on a daily basis. We generate revenue from fees paid by the websites for our content and technology services and, like traditional media companies, from TV style ads which play before the topical videos across our network of websites. We also generate revenue through the sale of online and traditional advertising.

OPERATIONS STRATEGY

Our operations strategy for the next twelve months is broken into the following core areas:

•	Expanding content database and developing new products based on our existing pool of video content for emerging technologies such as wireless and IPTV;

•	Focus on providing brand building business solutions employing peer to peer technology

•	Increase market deployment of the ROO VX Platform among large enterprise clients in the United States, Europe, Asia and Australia;

•
Expanding the network of websites in which we provide content and technology by expanding the ROO branded network of websites to more countries, and activating new customers to our content solutions using our direct sales force and resellers of our products and services in markets in the United States, Australia, United Kingdom, Continental Europe and Asia;

•	Acquiring commercially viable companies or businesses that have the potential for accelerating or enhancing our business model;

•	Investing in research and development of products, platform and technology to offer a wider range of video content and improved user experience for users viewing videos from our platform; and

•	Developing awareness and relationships with advertising agencies and advertisers of the benefits of advertising on our network of websites for traditional and creative online solutions.

The implementation of our operational strategies will depend on our capital and we cannot be sure that such operational strategies will be achieved. See "Item 6. Management's Discussion and Analysis or Plan of Operation" beginning on page 19 of this report.

SALES AND MARKETING

Our products and services are sold by our direct sales force and appointed resellers. Our syndication and video solutions products are sold by our direct sales force based in the United States, Asia Pacific Australia and Europe, our online and traditional advertising is sold by our direct sales force and through appointed interactive online advertising agencies.

Our direct sales force targets the following market segments for our content syndication products: (1) media and newspaper chains; (2) Internet service providers; and (3) dedicated vertical websites such as entertainment websites that are potential purchasers of entertainment video content. Through our direct sales force and third party advertising agencies, we target potential advertisers to advertise on our network of websites. We manage our sales database through a customer relationship management system, which allows for access and tracking from any ROO Media sales staff connected to the Internet. Marketing of our products and services is done through traditional public relations, print media and web-based marketing.

ROO'S ONLINE ADVERTISING NETWORK.

Through our clients, we have developed a network of web sites across which we can sell advertising inventory. Specifically, we have developed and implemented an advertising platform specifically designed to provide advertisers with a targeted demographic The advertising solutions we provide include traditional banner ads and television-style 15 second and 30 second commercials, which can be programmed to play before and after topical video clips that are most likely to be viewed by the advertisers' chosen demographic. The platform has also been designed to allow for two to three minute advertorials to be included on a wholesale client's website, or as a standalone clip within certain content categories of our content bank. Advertising inventory across our network of web sites is sold by our direct sales force and through appointed interactive online advertising agents. Revenue is generated for us every time an advertising clip is streamed. Our clients can receive a percentage of the advertising revenue generated on their websites by our online advertising.

TECHNOLOGY

Our proprietary technology platform and infrastructure is largely based in the United States and is designed to be accessed and maintained from satellite offices anywhere in the world via a Virtual Private Network (VPN) over the Internet. The technology platform has been specifically designed to provide a robust, scaleable solution to manage and syndicate video content over the Internet. The platform architecture allows for the flexible use of third party software, hardware and internally developed applications. Components forming the platform are housed with various third party service providers located within the United States, Europe and Australia.

The key features of our technology platform include:

•	Full screen video viewing;

•	Viewing of all content via either a narrowband (dial-up) or broadband connection;

•	Platform supporting Microsoft Windows Media, Flash and Real Networks formats;

•	Global delivery and hosting allowing for video viewing throughout the world by anyone connected to the Internet;

•	Ability to program video commercials to be played before selected videos on selected web sites;

•	Secure storage and protection of media files;

•	Full reporting on videos viewed by type, date, country, web site, etc.;

•	The ability to present the videos in players and templates which match the branding of the multiple web sites on which the content is syndicated; and

•	Central technology platform allowing videos to be automatically updated across the multiple web sites in which they are displayed.

INTELLECTUAL PROPERTY

We have obtained a service mark of the name "ROO" (Reg. No. 3095622) from the U.S. Patent and Trademark Office and obtained a trademark of the name "ROO" in the European Union (Reg. No. 4758488). We have applied for a trademark of the name “ROO” in Australia (Australian Trademark Application Serial No. 1110843). This application is pending.

We depend on a portion of technology licensed to us by third parties and a portion owned and developed by us. We license technology from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. We anticipate that we will continue to license technology from third parties in the future. Although we do not believe that we are substantially dependent on any individual licensed technology, some of the software that we license from third parties could be difficult for us to replace. The effective implementation of our products depends upon the successful operation of third-party licensed products in conjunction with our products, and therefore any undetected errors in these licensed products could prevent the implementation of our products, impair the functionality of our products, delay new product introductions, and/or damage our reputation.

OUR PRODUCTS

Our products and services, including those of our subsidiaries, are broken into the following core areas:

ROO VIDEO SOLUTIONS. We continue to utilize our expertise in video broadcasting over the Internet to build customized video solutions for specific customers or industry segments. Our platform has been designed to be flexible in accommodating various opportunities for activating video for broadcast over the Internet and accommodating emerging technologies such as wireless devices (i.e., mobile phones and PDAs) and IPTV. The same platform, or components thereof, used by us to run our network of websites can be adapted to suit the individual needs of clients with specific objectives in mind.

ROO BUSINESS SOLUTIONS. Utilizing technology assetd purchased from Wurld Media, we are introducing into the business marketplace a Peer Delivery Network (PDN), able to power high capacity file delivery. The PDN supports all industry standard media delivery methods (streaming, pay-per-view, video on demand, subscriptions) and network-enabled digital devices (PC, PDA, cell phone, set-top box, gaming consoles, etc.). It enables clients to economically exploit new revenue streams while decreasing bandwidth costs for existing sources of revenue.

ROO SYNDICATION OF LICENSED VIDEO CONTENT. We provide a turnkey solution for customers located throughout the world to activate licensed topical video content on their web sites. ROO Media supplies our wholesale clients with a cost-effective turnkey solution whereby the client receives the licensed video content it selects, such as news, business, music, fashion, entertainment, travel, etc., the technology to integrate the video into its website, daily management and updating of the content, and regular reporting on which content is being viewed. We generally receive a fee based on the number of times the syndicated video has been streamed month from the client. An example of a website that streams ROO syndicated content is www.thesun.co.uk , a newspaper in the United Kingdom owned by News Corp..

Our platform provides the ability to:

•	Program an advertisement to run only on selected web sites in selected countries;

•	Program a commercial to run a specific amount of times or between a selected range of dates;

•	Program a commercial to run within a selected content category; and

•	Provide reports on how many times the advertisement was viewed.

Recent advertisers over our network of websites utilizing our in-stream advertising have included General Motors, Ford, Nikon, Discovery Channel, Showtime and Sony.

ROO’S ONLINE MARKETING AND DEVELOPMENT AGENCY. ROO integrates creative, technical, web development, account service, and on line media planning and buying. It has the ability to encompass a broad media campaign that integrates different forms of media, providing such services as requirements analysis, site architecture, user testing, website builds, CRM systems, email systems, content management, e-commerce, Intranet and Extranet. In addition, it creates advertising, blogs, HTML, websites, SMS/Viral, Richmedia, video-streaming, CD-Rom, and kiosks.

ADVERTISING AGENCY. Reality Group Pty. Ltd. is a communications agency that combines various forms of media for each client campaign, such as incentive programs, internal communications, CRM, brand planning, sales promotion, brand identity, sponsorships, on-line advertising, new media, media planning, and packaging.

INDUSTRY

We focus on providing technology and content solutions to the emerging and growing segment of broadcasting video over the Internet and emerging broadcasting platforms such as wireless and IPTV. Through technology advancements and the expansion of broadband services worldwide, the Internet now enables the viewing of video from a computer connected to the Internet. This creates a fundamental change in the way people can view media and transforms the Internet into a broadcasting platform similar to television and radio platforms. Internet access and audio and video steaming over the Internet have grown substantially over the past twelve months as residential broadband access expands.

COMPETITION

The provisioning and streaming of digital media content over the Internet is rapidly becoming a competitive industry. The key barriers to new firms to enter and compete against existing companies within the digital media segment are (1) the timeframe and costs to develop a commercially robust, feature rich media delivery platform, and (2) the time involved to build a digital media data base of licensed videos. While there are only a few industry participants similar to us that provide a full suite of associated products and services, there are a number of traditional content syndicators who have entered the industry by providing their own content for streaming over their own portals. For example, Disney, Time Warner and CNN all provide access to their own content in digital format over their own destination Internet portals. There are also a number of smaller operations that provide wholesale syndication services such as The FeedRoom ( www.feedroom.com ), as well as Maven Networks ( www.maven.net ) and Brightcove ( www.brightcove.com ), which provide a range of online broadcasting solutions. Other competitors on select products of ROO Media include: Real Networks, Inc., a global provider of network-delivered digital media service and the technology that enables digital media creation, distribution and consumption. We believe that as the market segment continues to grow, new competitors will enter the market and compete directly with us. We compete with these firms and emerging competitors by offering competitive pricing, unique products, flexible business models for our customers to generate revenue, and continually developing and adding new functionality to our media management platform. We also compete by continuing to expand our media database and the amount of content categories and videos available.

GOVERNMENT REGULATION

We are subject to risks associated with governmental regulation and legal uncertainties. Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), caching of content by server products, sweepstakes, promotions, and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may harm our business. Our products and services may also become subject to investigation and regulation of foreign data protection authorities, including those in the European Union. Such activities could result in additional product and distribution costs for us in order to comply with such regulation.

There is uncertainty regarding how existing laws governing issues such as illegal or obscene content and retransmission of media apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. In addition to potential legislation from local, state and federal governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor Internet distribution or our business models.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

RESEARCH AND DEVELOPMENT

We continue to pursue opportunities to improve and expand our products and services and have dedicated resources which continue to review and enhance our technology platform and the products and solutions we offer. Currently, research and development is conducted internally as well as through outsourcing agreements. We plan to consider opportunities to expand our current content categories to offer specific lifestyle, children's content, sport, science and educational content. We also plan to explore opportunities to further enhance our distribution and technological infrastructures to maintain our competitive position. We cannot assure you, however, that we will achieve our research and development goals.

EMPLOYEES

As of December 13, 2007 we had 141 full time employees based in Australia, Europe and the United States. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

We have three offices in the United States, two of which are in New York, New York, and one in Clifton Park, New York. We also have two offices in Melbourne, Australia and an office in London, United Kingdom.

Our principal office and operations are located at 228 East 45th Street 8th Floor New York, NY 10017. These premises consist of 9,000 square feet of office space. The related sublease agreement expires November 29, 2008. Rent on the premises is currently $17,896 per month until December 31, 2007, and is scheduled to increase on January 1, 2008 through November 29, 2008, to $19,207 per month.

Our second New York office is located at 222 East 44th Street, 8th Floor, New York, NY 10017. This office consists of 4,030 square feet of office space. The related sublease agreement expires on March 30, 2008. Rent on the premises is $12,754 per month through the end of the term.

Our Clifton Park, New York office is located at 240 Clifton Corporate Parkway, Clifton Park, NY 12065. This office consists of 5,000 square feet of office space. The term of the lease expires on August 31, 2012. Rent on the premises is $50,000 for the first year and will increase to $165,000 in the second year of lease for 15,000, square feet.

We have an Australian office located at 210 Albert Road, South Melbourne 3205, Victoria, Australia. These premises consist of 18,654 square feet of office space. The lease period commenced July 15, 2006 and expires on July 14, 2011. Rent on these premises is (Australian dollars) 31,050 per month until July 14, 2007, and is scheduled as follows: from July 15, 2007 to July 14, 2008, (Australian dollars) 32,292, from July 15, 2008 to July 14, 2009, (Australian dollars) 33,583, from July 15, 2009 to July 14, 2010, (Australian dollars) 34,927, from July 15, 2010 to July 14, 2011, (Australian dollars) 36,324.

We have another Australian office located at 116 - 122 Chapel Street, Windsor 3181, Victoria, Australia. These premises consist of 8,611 square feet of office space. The lease period commenced for us on October 1, 2006 to coincide with the purchase of Sputnik and schedules to expire on June 30, 2013. Rent on these premises is (Australian dollars) 7,667 per month.

Our London office is located at 55 Greek Street, First Floor, London W1D 3DT.This office consists of 3357 square feet. The lease commenced on August 6, 2007and is for a term of 10 years. Rent on this premise is £ 11,190.00 per month

We previously maintained an office at 11111 Santa Monica Blvd, Los Angeles, CA, 90025 and have since closed this office. However, we are a party to the lease agreement and are seeking to sub-let this office space. These premises consist of 6,694 square feet of office space. The lease period commenced on May 7th , 2007, and expires on May 6th , 2012. Rent on the premises is $8,461 per month until May 6th 2008, and is scheduled as follows, May 7, 2008 to May 6th 2009, $8,805 per month, from May 7th 2009 to May 6th 2010, $9,149 per month, from May 7th 2010 to May 6th 2011, $9,522 per month, and from May 7th 2011 to May 6th, 2012, $9,895 per month.

LEGAL PROCEEDINGS

Except as described below, we are not currently a party to, nor is any of our property currently the subject of, any pending legal proceeding that will have a material adverse effect on our business. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

Our wholly owned subsidiary, ROO HD, Inc. (“ROO HD”), has been served as a defendant in a lawsuit entitled Julie Vittengl et al vs. ROO HD, Inc., a purported class action pending in New York Supreme Court, Saratoga County. The suit, brought by four former employees of Wurld Media, Inc. (“Wurld”) on behalf of themselves and “others similarly situated,” claims that ROO HD’s acquisition of certain assets of Wurld was a fraudulent conveyance and that ROO HD is the alter-ego of Wurld. Plaintiffs seek the appointment of a receiver to take charge of the Company’s property in constructive trust for plaintiff and payment of plaintiff’s unpaid wages and costs of suit, both in an unspecified dollar amount. We believe the suit is without merit and will defend it vigorously. Although our counsel has advised us of an oral extension of our time to serve our answer, while we are waiting to receive the written stipulation, we are in technical default of our obligation to respond. We have received the assurances that the written stipulation is forthcoming.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Position
Robert Petty	42	Chief Executive Officer, President and Chairman of the Board of Directors
Robin Smyth	53	Executive Director, Interim Chief Financial Officer and Director

ROBERT PETTY. Mr. Petty was appointed Chief Executive Officer, President and Chairman of the Board of Directors on December 3, 2003, the effective date of the merger with ROO Media Corporation. Mr. Petty has also served as the President, Chief Executive Officer and Chairman of the Board of Directors of ROO Media Corporation since May 2001. From December 2002 to June 30, 2003, Mr. Petty was a Director of A. Cohen & Co, Plc. From 1999 to 2002, Mr. Petty worked in New York in various positions, including Chairman and Chief Executive Officer of Avenue Group, Inc. (AVNU) (formerly I.T. Technology Inc.) and President of VideoDome.com Networks, Inc, a middleware streaming media service provider. From 1997 to 1999, Mr. Petty was Manager of Electronic Business Services for e-commerce products for Telstra Corp. Mr. Petty is also on the Board of Directors of Reality Group Pty Ltd, Undercover Media Pty Ltd, Petty Consulting Inc., ROO Media (Australia) Pty Ltd, ROO Media Europe Ltd, Bickhams Media Inc, VideoDome.com Networks Inc, BAS Digital Pty Ltd, ROO Broadcasting Ltd, Factory 212 Pty Ltd and ROO TV Pty Ltd.

ROBIN SMYTH. Mr. Smyth currently serves as our Interim Chief Financial Officer and Executive Director of the Company. Mr. Smyth previously served as our Chief Financial Officer from December 2003 through December 2006. Mr. Smyth also serves as a Director of our wholly owned subsidiary, ROO HD. Mr. Smyth was appointed as a Director on December 3, 2003, the effective date of the merger with ROO Media Corporation. Mr. Smyth became involved with ROO Media Corporation in 2002 and was appointed a Director in 2003. Since 1998 Mr. Smyth was a partner at Infinity International, a consulting and IT recruitment operation. During the period from 1990 to 1998 Mr. Smyth worked for three years as EVP of Computer Consultants International in the U.S. and for five years in London as CEO of Computer Consultants International's European operations. Mr. Smyth was Secretary and a Director of the All-States group of companies involved in merchant banking operations, where he was responsible for corporate banking activities. Mr. Smyth is also on the Board of Directors of Reality Group Pty Ltd, Undercover Media Pty Ltd ROO Media (Australia) Pty Ltd, ROO Media Europe Ltd, Bickhams Media Inc, ROO Broadcasting Ltd, Factory 212 Pty Ltd, ROO TV Pty Ltd, VideoDome.com Networks Inc, and Corporate Advice Pty Ltd.

Significant Employees

STEVE QUINN. Mr. Quinn has served as the President and Chief Operating Officer of ROO Media, Inc. since January 2006. Mr. Quinn previously served as Senior Vice President for Sony Music, where he was responsible for managing Sony’s worldwide information technology and digital media efforts, delivering a number of profitable M&A initiatives. He also played a lead role in the marketing and commercialization of the company's digital assets. Previously, Mr. Quinn served as a senior strategic and business development consultant to a variety of blue chip industry leaders such as American Express, CBS and IBM.

BOARD COMPOSITION

Our Bylaws provide that directors who are elected at an annual meeting and directors who are elected in the interim to fill vacancies and newly created directorships shall hold office until the next annual meeting of our stockholders and until their successors have been elected and qualified. In the interim between annual meeting or special meetings of stockholders called for the election of directors, newly created directorships and any vacancies in the Board of Directors including vacancies resulting from the removal of directors for cause or without cause, may be filled by the votes of the remaining directors then in office, although less than a quorum exists.

The exact number of directors is to be determined from time to time by resolution of the board of directors.

Each officer is elected by, and serves at the discretion of the board of directors. Each of our officers and employee directors devotes his full time to our affairs.

AUDIT COMMITTEE FINANCIAL EXPERT

We do not have an audit committee financial expert as that term is defined in Item 401 of Regulation S-B.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer. The Code of Ethics has been filed with our amended annual report for the fiscal year ended December 31, 2003 on Form 10-KSB/A as Exhibit 14.1, filed with the Securities and Exchange Commission on March 2, 2004. Upon request, we will provide to any person without charge a copy of our Code of Ethics. Any such request should be made to Attn: Robert Petty, ROO Group, Inc., 228 East 45th Street, 8th Floor, New York, NY 10017.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(e) during the fiscal year ended December 31, 2006, we believe that during the year ended December 31, 2006, our executive officers, directors and all persons who own more than ten percent of a registered class of our equity securities complied with all Section 16(a) filing requirements, except Mssrs. Chertok and Kerner did not timely file Form 3s.

EXECUTIVE COMPENSATION.

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the other named executive officers, for services as executive officers for the last three fiscal years.

Name & Principal Position	Year	Salary ($ )	Bonus ($ )	Stock Awards ($ )		Option Awards ($ )	Non-Equity Incentive Plan Compensation ($ )	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($ )	All Other Compensation ($ )	Total ($ )
Robert Petty (1)	2006	$310,766								$310,766
Chief Executive Officer	2005	$253,846		$600,000	(4)					$853,846
President and Chairman of the Board	2004	$192,051								$192,051
Robin Smyth, Interim Chief Financial Officer (2)	2006	$207,164								$207,164
Chief Financial Officer	2005	$152,307		$150,000	(5)				$5,000	$307,307
Secretary, Treasurer, Principal Accounting Officer	2004	$101,619								$101,619
Lou Kerner (3)	2006	$16,025	$25,000							$41,025

(1)	Mr. Petty became our Chief Executive Officer, President and Chairman on December 3, 2003.

(2)
Mr. Smyth became our Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and a Director on December 3, 2003. On November 17, 2006, Mr. Smyth stepped down as Chief Financial Officer and currently serves as our Executive Director. Effective as of August 3, 2007, Mr. Smyth was appointed as Interim Chief Financial Officer.

(3)	Mr. Kerner became our Chief Financial Officer and Principal Accounting Officer on November 17, 2006 and served through August 3, 2007.

(4)
On March 17, 2005, we issued 6,000,000 shares of Series A Preferred Stock to Robert Petty as a performance bonus. These shares have been valued at the equivalent of common shares valued as at the issue date.

(5)
On March 17, 2005, we issued 1,500,000 shares of Series A Preferred Stock to Robin Smyth as a performance bonus. These shares have been valued at the equivalent of common shares valued as at the issue date

Options Grant Table

The following table sets forth information with respect to the named executive officers concerning the grant of stock options during the fiscal year ended December 31, 2006. We did not have during such fiscal year, and currently do not have, any plans providing for the grant of stock appreciation rights ("SARs").

Option/SAR Grants in Last Fiscal Year
Individual Grants

(a)	(b)	(c)	(d)	(e)
Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Robert Petty	600,000	14%	$2.20	Nov. 2010
Robin Smyth	450,000	11%	$2.20	Nov. 2010
Lou Kerner	500,000	12%	$2.20	Nov. 2010
Doug Chertok	100,000	2%	$2.10	June 2008
Doug Chertok	350,000	8%	$2.20	Nov. 2010

Aggregate option exercises in last fiscal year

No options were exercised by the named executive officers during the most recent fiscal year.

Director Compensation

With the exceptions of Robert Petty’s and Robin Smyth’s compensation is paid pursuant to their employment agreements described below. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us.

EMPLOYMENT AGREEMENTS

On April 1, 2004, we entered into an employment agreement with Robert Petty. Under the agreement, Mr. Petty agreed to serve as our President, Chief Executive Officer and Chairman of our Board of Directors. The agreement automatically extends for an additional two year term, unless at least 90 days prior to its expiration either party notifies the other party that the term will not be extended after the initial term of two years. Mr. Petty's base salary under the agreement is $200,000 annually and will increase 10% each year. Mr. Petty's base salary will also be reviewed at least annually for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. Mr. Petty is entitled to receive bonus payments or incentive compensation as may be determined by our Board of Directors. In addition, Mr. Petty was granted an incentive stock option to purchase 120,000 shares of our common stock, which is exercisable at $2.00 per share and expires on August 23, 2007, as amended.

On November 1, 2004, we entered into an employment agreement with Robert Petty that supersedes the April 1, 2004 employment agreement except as it relates to the options that were issued to Mr. Petty. This agreement is also for the employment of Mr. Petty as our President, Chief Executive Officer and Chairman of our Board of Directors. The expiration of the agreement is October 31, 2007, but will automatically be extended for two additional years unless at least 90 days prior to such time either party notifies the other party that the term will not be extended. Mr. Petty's base salary under the agreement is $250,000 annually and will increase 10% each year. Mr. Petty's base salary will also be reviewed against milestones set by our Board of Directors, and be increased in line with these milestones at any time or from time to time. The agreement provides that we will provide Mr. Petty with the use of a motor vehicle and we will contribute 10% of Mr. Petty's base salary to a 401K or similar plan. In addition, Mr. Petty is entitled to receive bonus payments or incentive compensation as may be determined by our Board of Directors.

On April 1, 2004, we entered into an employment agreement with Robin Smyth. Under the agreement, Mr. Smyth agreed to serve as our Chief Financial Officer. The agreement automatically extends for an additional two year term, unless at least 90 days prior to its expiration either party notifies the other party that the term will not be extended after the initial term of two years. Mr. Smyth's base salary under the agreement is $120,000 annually and will increase 10% each year. Mr. Smyth's base salary will also be reviewed at least annually for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. Mr. Smyth is entitled to receive bonus payments or incentive compensation as may be determined by our Board of Directors. In addition, Mr. Smyth was granted an incentive stock option to purchase 60,000 shares of our common stock, which is exercisable at $2.00 per share and expires on August 23, 2007, as amended.

On November 1, 2004, we entered into an employment agreement with Robin Smyth that supersedes the April 1, 2004 employment agreement except as it relates to the options that were issued to Mr. Smyth. This agreement is also for the employment of Mr. Smyth as our Chief Financial Officer. The expiration of the agreement is October 31, 2007, but will automatically be extended for two additional years unless at least 90 days prior to such time either party notifies the other party that the term will not be extended. Mr. Smyth's base salary under the agreement is $150,000 annually and will increase 10% each year. Mr. Smyth's base salary will also be reviewed against milestones set by our Board of Directors, and be increased in line with these milestones at any time or from time to time. The agreement provides that we will provide Mr. Smyth with the use of a motor vehicle and we will contribute 10% of Mr. Smyth's base salary to a 401K or similar plan. In addition, Mr. Smyth is entitled to receive bonus payments or incentive compensation as may be determined by our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS.

The following table sets forth information regarding the beneficial ownership of our common stock as of December 13, 2007. The information in this table provides the ownership information for: each person known by us to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Furthermore, unless otherwise indicated, the address of the beneficial is c/o ROO Group, Inc., 228 East 45th Street, 8th Floor, New York, NY 10017.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock (1)	Series A Preferred Stock Beneficially Owned (2)	Percentage of Series A Preferred Stock	Percentage of Total Vote (1) (2)
Robert Petty	2,210,420	(3)	5.5%	6,000,000	60%	44.6%

Robin Smyth	445,830	(4)	1.1%	1,500,000	15%	11.1%

Cobble Creek Consulting, Inc.
445 Central Ave.
Cedarhurst, NY 11516	40,000	(10)	< 1%	1,000,000	10%	< 1%

Rubin Irrevocable Family Trust
25 Highland Blvd.
Dix Hills, NY 11746	60,000	(11)	< 1%	1,000,000	10%	< 1%

Paul Tudor Jones, II
James J. Pallotta
c/o Tudor Investment Corp.
1275 King street
Greenwich, CT 06831	5,646,216	(12)	14.0%	0	0	4.0%

Ashford Capital Partners, L.P
One Walkers Mill Rd.
Wilmington, DE 19807	4,824,451	(13)	12.1%	0	0	3.4%

033 Asset Management
125 High Street, Suite 1405
Boston, MA 02110	2,619,455	(14)	6.6%			1.9%

Wellington Management Company, LLP
75 State Street
Boston, MA 02169	7,037,300	(15)	17.2%			5.0%

All Directors and Executive Officers as a Group (2 persons)	2,656,250		6.67%	7,500,000	75%	55.63%

(1)
Applicable percentage ownership is based on 39,028,418 shares of common stock outstanding as of December 13, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of December 13, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 13, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of this table, the “Common Stock Beneficially Owned” includes shares underlying the warrants issued in the May 2007 Financing despite the fact that such warrants are not exercisable until the 61st day following prior written notice by the holders of such warrants (and thus are not technically deemed to be “beneficially owned” under Rule 13d-3 until one day after such notice is given).

(2)
Holders of Series A Preferred Stock are entitled to vote on all matters submitted to shareholders of the Company and are entitled to ten votes for each share of Series A Preferred Stock owned. Holders of shares of Series A Preferred Stock vote together with the holders of common stock on all matters and do not vote as a separate class. As of December 13, 2007 there were 10,000,000 outstanding shares of Series A Preferred Stock.

(3)
Represents: (a) 1,360,000 shares of common stock; (b) 600,000 share of common stock issuable upon the exercise of stock options of which 350,000 will be vested within the next 60 days with an exercise price of $2.20 per share and an expiration date of November 16, 2010; and (c) 1,250,000 share of common stock issuable upon the exercise of stock options of which 260,420 will be vested within the next 60 days with an exercise price of $4.50 per share and an expiration date of March 7, 2011; and (d) 240,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.

(4)
Represents: (a) 32,000 shares of common stock owned directly by Mr. Smyth; (b) 8,000 shares of common stock owned indirectly through the Smyth Family Superannuation Fund; (c) 450,000 share of common stock issuable upon the exercise of stock options of which 262,500 will be vested within the next 60 days with an exercise price of $2.20 per share and an expiration date of November 16, 2010; (d) 400,000 share of common stock issuable upon the exercise of stock options of which 83,330 will be vested within the next 60 days with an exercise price of $4.50 per share and an expiration date of March 7, 2011 and (e) 60,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.

(5)
Represents (a) 100,000 shares of common stock issuable upon the exercise of stock options of which 79,169will be vested within the next 60 days with an exercise price of $2.50 and an expiration date of June 15, 2008; and (b) 350,000 share of common stock issuable upon the exercise of stock options of which 204,164 will be vested within the next 60 days with an exercise price of $2.20 and an expiration date of November 16, 2010.

(6)
Represents (a) 100,000 shares of common stock issuable upon the exercise of stock options of which 95,836 will be vested within the next 60 days with and exercise price of $2.45 and an expiration date of February 15, 2010; (b) 400,000 shares of common stock issuable upon the exercise of stock options of which 350,000 will be vested within the next 60 days with and exercise price of $3.00 and an expiration date of May 1, 2010; (c) 500,000 shares of common stock issuable upon the exercise of stock options of which 291,666 will be vested within the next 60 days with and exercise price of $2.20 and an expiration date of November 16, 2010; (d) 750,000 share of common stock issuable upon the exercise of stock options of which 156,250 will be vested within the next 60 days with an exercise price of $4.50 per share and an expiration date of March 7, 2011; and (e) 20,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.

(7)
Represents 100,000 shares of common stock issuable upon the exercise of stock options of which 16,667 will be vested within the next 60 days with an exercise price of $2.15 per share and an expiration date of May 29, 2011.

(8)
Represents 100,000 shares of common stock issuable upon the exercise of stock options of which 16,667 will be vested within the next 60 days with an exercise price of $2.15 per share and an expiration date of May 29, 2011.

(9)
Represents 100,000 shares of common stock issuable upon the exercise of stock options of which 16,667 will be vested within the next 60 days with an exercise price of $2.15 per share and an expiration date of May 29, 2011.

(10)	Represents 40,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.

(11)	Represents: (a) 20,000 shares of common stock; and (b) 40,000 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock.

(12)
Tudor Investment Corporation (“TIC”) provides investment advisory services to each of The Tudor BVI Global Portfolio Ltd. (“BVI”) which owns 591,556 shares of common stock and 177,467 warrants to purchase common stock, (“Raptor”) which owns 3,426,557 shares of common stock and 1,027,967 warrants to purchase common stock and the General Partner of the Altar Rock Fund L.P. (“Altar Rock”) which owns 7,050 shares of common stock and 2,115 warrants to purchase common stock. TIC may be deemed, for purposes of Rule 13D-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of 4,025,163 shares and 1,207,549 warrants to purchase common stock. TIC disclaims beneficial ownership of the shares except to the extent of its pecuniary interest in such securities. In addition, because Paul Tudor Jones, II, is the controlling shareholder of TIC and the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C (“TPT”) which owns 318,080 shares of common stock and 95,424 warrants to purchase common stock. Mr. Jones may be deemed to beneficially own the shares of common stock deemed beneficially owned by TIC and TPT which in the aggregate represents 14.0 % of the Company’s outstanding common stock. Mr. Jones expressly disclaims such beneficial ownership. James J. Pallotta is the portfolio manager of TIC and TPT and may be deemed to beneficially own the shares of common stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.

(13)
Ashford Capital Management, Inc, as investment advisor to multiple client accounts may be deemed for purposes of Rule 13D-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of an aggregate of 3,843,370 shares and 981,081 warrants to purchase shares of common stock, which in the aggregate represent 12.1 % of the Company’s outstanding common stock.

(14)
033 Asset Management, LLC provides investment management services to (i) 033 Growth Partners I, L.P which owns 1,034,696 shares of common stock and 267,990 warrants to purchase common stock, (ii) 033 Growth Partners II, L.P. which owns 355,675 shares of common stock and 95,247 warrants to purchase common stock, (iii) Oyster Pond Partners, L.P. which owns 165,524 shares of common stock and 46,446 warrants to purchase common stock, (iv) 033 Growth International Fund, Ltd. which owns 508,155 shares of common stock and 145,722 warrants to purchase common stock. 033 Asset Management, LLC may be deemed, for purposes of Rule 13D-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of an aggregate of 2,064,050 shares and 555,405 warrants to purchase common stock, which in the aggregate represent 6.6% of the Company’s outstanding common stock. 033 Asset Management, LLC disclaims beneficial ownership of the shares.

(15)
Wellington Management Company, LLP as an investment adviser to multiple client accounts may be deemed for purposes of Rule 13D-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of an aggregate of 5,212,300 shares and 1,825,000 warrants to purchase shares of common stock held by its client accounts, which in the aggregate represent 17.2% of the Company’s outstanding common stock. This percentage includes 1,350,000 shares underlying warrants issued in the May 2007 Financing despite the fact that such warrants are not exercisable until the 61 st day following prior written notice by the holders of such warrants (and thus are not technically deemed to be “beneficially owned” under Rule 13d-3 until one day after such notice is given). If such warrant shares were excluded from the calculation, such percentage would be 14.64%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

LOANS FROM OUR CHIEF EXECUTIVE OFFICER/DIRECTOR

On January 7, 2003, ROO Media entered into an agreement with Mr. Petty to replace the loan agreement entered into with Mr. Petty dated July 29, 2001. The interest on the loan is 10% per annum and the outstanding balance as of December 31, 2003 was $514,164. Mr. Petty has agreed that no demand for payment will be made to us over the following 12 months and any principle repayment during any month above $20,000 will require board approval. The loan was secured by all of the assets of ROO Media. Our management believes that this loan is on terms at least as favorable as could have been obtained from an unrelated third party.

We have periodically received cash advances from Mr. Petty. These amounts are recorded as a loan payable. The interest on the loan is 10% per annum and the outstanding balance as of December 31, 2005 was $0. Interest expense for this loan amounts to $81,000 and $51,000 for the twelve months ended December 31, 2005 and 2004, respectively.

On May 18, 2005, we entered into a note purchase agreement with Mr. Petty. As consideration for a loan of $600,000, we incurred a debt payable to Mr. Petty in the amount of $600,000. In connection with this loan, we paid transaction fees totaling $92,500, which includes a $60,000 placement agent fee in connection with the sale by Mr. Petty of $600,000 principal amount of secured convertible promissory notes (described below) and $32,500 in legal fees in connection with such transaction. As evidence of the $600,000 debt and a prior existing $500,000 debt payable to Mr. Petty, we issued Mr. Petty a promissory note in the principal amount of $1,100,000. The principal sum of $1,100,000 plus interest at the rate of 10% per annum calculated beginning June 1, 2005 was due to be repaid on December 31, 2005. Our obligations under the promissory note were secured by a subordinated security interest in all of our assets. In October 2005, Mr. Petty converted $600,000 of the $1,100,000 principal amount promissory note into shares of our common stock at a price of $1.50 per share.

In connection with the May 18, 2005 loan from Mr. Petty, Mr. Petty personally sold an aggregate of $600,000 principal amount of secured convertible promissory notes to certain investors. The secured convertible promissory notes were convertible into common stock held by Mr. Petty at a price of $1.25 per share, as adjusted. Mr. Petty's obligations under the secured convertible promissory notes were secured by a security interest in the $1,100,000 principal amount promissory note payable by us to Mr. Petty. The secured convertible promissory notes bear interest at a rate of 8% per annum.

As partial consideration for the loan from Mr. Petty, we entered into a registration rights agreement, pursuant to which we agreed to prepare and file a registration statement providing for the resale of the shares of common stock issuable upon conversion of the secured convertible promissory notes, including shares of common stock that may be issued as interest payments under the secured convertible promissory notes.

In connection with Mr. Petty's sale of the $600,000 principal amount secured convertible promissory notes Mr. Petty was personally obligated to issue warrants exercisable into shares of ROO Group, Inc. common stock owned by Mr. Petty to placement agents. On August 23, 2005 we assumed the liability for such warrants. This resulted in the issuance by us of warrants to purchase 48,000 shares of our common stock exercisable for five years with an exercise price of $1.25 per share.

ROO MEDIA

Pursuant to the terms of an Agreement and Plan of Merger, dated December 2, 2003, between Virilitec, VRLT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Virilitec, ROO Media, and Jacob Roth and Bella Roth, each an individual, ROO Media entered into an agreement to pay within 90 days after December 3, 2003, the effective date of the Merger, Virilitec's $62,500 debt to Jacob Roth, Virilitec's former Chief Executive Officer. Our management believes that this agreement was on terms at least as favorable as could have been obtained from an unrelated third party. The final payment on this debt was made on May 10, 2004.

BICKHAMS MEDIA, INC.

On September 10, 2004, we entered into an agreement to purchase all of the outstanding shares of common stock of Bickhams Media, Inc. from Avenue Group, Inc. Avenue Group is a founding shareholder of ROO Group, Inc. and as of September 10, 2004 owned over 20% of our outstanding common stock. Also, in connection with the purchase of Bickhams, we agreed to guaranty all of the obligations of VideoDome under a promissory note of VideoDome that was issued to Avenue Group in October 2003 in the principal amount of $290,000. Our management believes that the terms of this transaction were at least as favorable as could have been obtained from an unrelated third party.

SERIES A PREFERRED STOCK

On March 17, 2005, we issued 6,000,000 shares of Series A Preferred Stock to our Chief Executive Officer and director, Robert Petty, and 1,500,000 shares of Series A Preferred Stock to our Chief Financial Officer and director, Robin Smyth. These shares have a combined valuation of $750,000. These shares were issued as a performance bonus to Messrs. Petty and Smyth for, among other things, their role in helping expand and grow our business operations.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Capital Structure

Our authorized capital consists of 500,000,000 shares of common stock, par value $.0001 per share, and 20,000,000 shares of preferred stock, par value $.0001 per share, of which 10,000,000 shares have been designated as Series A Preferred Stock. As of December 6, 2007, we had 39,028,418 shares of common stock outstanding and 10,000,000 shares of Series A Preferred Stock outstanding.

Holders of our common stock: (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to shareholders upon liquidation, dissolution or winding up of our business; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which shareholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights.

The Series A Preferred Stock has a stated value of $.0001 and a liquidation preference over the common stock and any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to shareholders and are entitled to ten votes for each share of Series A Preferred Stock owned. Holders of shares of Series A Preferred Stock vote together with the holders of common stock on all matters and do not vote as a separate class. Beginning two years from the date of issuance of the Series A Preferred Stock, each one share of Series A Preferred Stock is convertible, at the option of the holder, into 0.04 shares of common stock, as adjusted. However, holders cannot convert any share of Series A Preferred Stock if the market price of the Common Stock is below $3.00 per share. If prior to two years from the date of issuance, there is a sale or other disposition of all or substantially all of our assets, a transaction or series of related transactions in which more than 50% of the voting power of security holders is disposed of, or upon a consolidation, merger or other business combination where we are not the survivor, then immediately prior to such event each holder of Series A Preferred Stock may convert any or all of such holder’s shares of Series A Preferred Stock into Common Stock as described above.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On January 30, 2004, Mark Cohen C.P.A. was dismissed as approved by our Board of Directors. Mark Cohen's report on the financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended July 31, 2003 and 2002, the reports by Mark Cohen on our financial statements contained a going concern opinion. During our two most recent fiscal years and subsequent period up to January 30, 2004, there were no disagreements with Mark Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Mark Cohen's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

On January 30, 2004, subsequent to approval of our Board of Directors, we engaged Moore Stephens, P.C. to serve as our independent auditors. During our two most recent fiscal years, and during any subsequent period through January 30, 2004, we did not consult with Moore Stephens on any accounting or auditing issues.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for ROO Group, Inc. by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32 Floor, New York, New York 10006.

EXPERTS

Moore Stephens, P.C., independent registered public accounting firm, has audited, as set forth in their report thereon appearing elsewhere herein, our consolidated financial statements as of December 31, 2006 and for each of the two years in the period then ended. The report includes an explanatory paragraph relating to our ability to continue as a going concern. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

ROO Group, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

ROO Group, Inc. has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to ROO Group, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INDEX TO FINANCIAL STATEMENTS
ROO GROUP, INC. AND SUBSIDIARIES

Page
Period ended September 30, 2007

Consolidated Balance Sheet	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Cash Flows	F-4
Notes to Consolidated Financial Statements	F-7

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2007
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

Assets:
Current assets:
Cash and cash equivalents	$16,278
Accounts receivable, net	3,204
Other current assets	1,369
Total current assets	20,851

Property and equipment, net	2,281
Restricted cash	102
Content, net	307
Software, net	3,555
Customer list, net	310
Domain names, net	33
Goodwill	1,623
Deferred tax assets	218
Total assets	$29,280

Liabilities and Stockholders' Equity:
Current liabilities:
Bank overdraft and other obligations	$230
Accounts payable	3,312
Accrued expenses	967
Income tax payable	68
Other current liabilities	1,892
Total current liabilities	6,469

Capital lease obligations	217
Total liabilities	6,686
Commitments	-
Minority interest	(77)

Stockholders' Equity:
Series A preferred shares, $0.0001 par value: authorized 10,000,000 shares; issued and outstanding 10,000,000	1
Common stock, $0.0001 par value: authorized 500,000,000 shares; issued and outstanding 39,028,418	4
Less: subscription receivable, $0.0001 par value: 2,000,000 shares	-
Additional paid-in capital	73,639
Accumulated deficit	(51,061)
Accumulated other comprehensive income	88
Total stockholders' equity	22,671
Total liabilities and stockholders' equity	$29,280

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue	$3,434	$2,230	$10,020	$6,024
Expenses:
Operations	3,461	2,138	10,247	5,864
Research and development	2,093	382	4,989	899
Sales and marketing	2,095	1,415	5,565	3,364
General and administrative (exclusive of non-cash compensation)	3,090	1,455	8,230	3,769
Non-cash compensation	1,177	581	3,656	1,737
Total expenses	11,916	5,971	32,687	15,633

(Loss) from operations	(8,482)	(3,741)	(22,667)	(9,609)

Interest income	262	17	594	72
Interest expense - other	(18)	(21)	(51)	(42)
Other income (expense)	9	-	29	-

Net (loss) before income taxes	(8,229)	(3,745)	(22,095)	(9,579)

Income tax benefit (expense)	-	3	5	(26)

Net (loss) before minority interest	(8,229)	(3,742)	(22,090)	(9,605)

Minority interest	17	3	(11)	(29)

Net (loss) available to common shareholders	$(8,212)	$(3,739)	$(22,101)	$(9,634)

Basic and diluted net (loss) per common share	$(0.21)	$(0.24)	$(0.66)	$(0.65)
Weighted average common shares outstanding	38,907,293	15,290,349	33,388,117	14,811,231

Comprehensive (loss):
Net (loss)	$(8,212)	$(3,739)	$(22,101)	$(9,634)
Foreign currency translation	61	2	80	(8)
Comprehensive (loss)	$(8,151)	$(3,737)	$(22,021)	$(9,642)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands)
(Unaudited)

	Nine months ended September 30,
	2007	2006
Operating Activities:
Net (loss)	$(22,101)	$(9,634)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Provision for doubtful accounts	48	8
Depreciation	403	106
Amortization of intangible assets	957	444
Non cash stock based compensation	3,656	1,544
Non cash warrants and options for services	-	129
Non cash preferred stock issued as performance bonus	-	64
Minority interest in subsidiaries	11	29

Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	155	(537)
Other assets	(219)	(1,121)

Increase (decrease) in:
Accounts payable	1,539	933
Accrued expenses	53	336
Income tax payable	(60)	(23)
Other liabilities	554	462
Total adjustments	7,097	2,374

Net Cash (Used) By Operating Activities - Forward	(15,004)	(7,260)

Investing Activities:
Investment in restricted cash	(102)	-
Cash paid in MyVideoDaily acquisition	(250)	-
Investment in assets acquired from Wurld Media	(3,174)	-
Investment in ROO Media Europe	-	(90)
Investment in VideoDome	-	(20)
Capitalization of software	-	(432)
Capitalization of content	(89)	(132)
Purchase of equipment	(448)	(178)

Net Cash (Used) By Investing Activities - Forward	$(4,063)	$(852)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands)
(Unaudited)

	Nine months ended September 30,
	2007	2006
Net Cash (Used) By Operating Activities - Forwarded	$(15,004)	$(7,260)

Net Cash (Used) By Investing Activities - Forwarded	(4,063)	(852)

Financing Activities:
Proceeds from private placements, net	23,875	4,985
Proceeds from exercise of warrants	13	-
Bank overdrafts and other obligations, net	(373)	144
Repayment of capital leases	(45)	(14)

Net Cash Provided By Financing Activities	23,470	5,115

Effect of Exchange Rate Changes on Cash	(62)	(8)

Net Increase (Decrease) in Cash	4,341	(3,005)
Cash and Cash Equivalents - Beginning of Periods	11,937	5,274
Cash and Cash Equivalents - End of Periods	$16,278	$2,269

Supplemental Disclosures of Cash Flow Information:
Cash paid during the periods for:
Income taxes	$-	$-
Interest	$50	$42

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands)
(Unaudited)

	Nine months ended September 30,
	2007	2006

Net Cash (Used) By Operating Activities - Forwarded	$(15,004)	$(7,260)

Net Cash (Used) By Investing Activities - Forwarded	(4,063)	(852)

Financing Activities:
Proceeds from private placement, net	23,875	4,985
Proceeds from exercise of warrants	13	—
Bank overdraft and other obligations	(373)	144
Repayment of capital leases	(45)	(14)

Net Cash Provided By Financing Activities	23,470	5,115

Effect of Exchange Rate Changes on Cash	(62)	(8)

Net Increase (Decrease) in Cash	4,341	(3,005)
Cash and Cash Equivalents - Beginning of Period	11,937	5,274
Cash and Cash Equivalents - End of Period	$16,278	$2,269

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes	$—	$—
Interest	$50	$42

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(1) Basis of Presentation

The accompanying unaudited consolidated financial statements of ROO Group, Inc. ("ROO" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all information and footnotes required by general accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the interim financial statements not misleading have been included. Results for the three and nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto of the Company and management's discussion and analysis of financial condition and results of operations included in the Company's annual report on Form 10-KSB for the year ended December 31, 2006.

(2) Summary of Significant Accounting Policies

(A) Principles of Consolidation - The consolidated financial statements include the accounts of ROO Group, Inc., its wholly owned subsidiary ROO Media Corporation, its wholly owned subsidiary Bickhams Media, Inc., its 51% owned subsidiary Reality Group Pty. Ltd. and its wholly owned subsidiary ROO HD, Inc. Included in the consolidation with ROO Media Corporation are its wholly owned subsidiary ROO Media (Australia) Pty. Ltd. and ROO Media (Australia) Pty. Ltd.'s wholly owned subsidiary Undercover Media Pty. Ltd., its wholly owned subsidiary ROO Media Europe Limited (Note 3), its wholly owned subsidiary ROO Broadcasting Limited, ROO Broadcasting Limited’s 51% owned subsidiary Sputnik Agency Pty. Ltd. (formerly Factory212 Pty. Ltd.) and its wholly owned subsidiary ROO TV Pty. Ltd. Included in the consolidation with Bickhams Media, Inc. is its wholly owned subsidiary VideoDome.com Networks, Inc.

(B) Management Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

(C) Foreign Currency Translation - Assets and liabilities of ROO's foreign subsidiaries are translated at current exchange rates and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity.

(D) Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the immediate or short-term maturity of these financial instruments.

(E) Impairment of Long-Lived Assets - We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

(F) Cash and Cash Equivalents - ROO considers all highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents.

(F) Restricted Cash - As of September 30, 2007, ROO has pledged approximately $102 as collateral for standby letters of credit that guarantee its contractual obligations relating to its real estate lease agreement in Los Angeles, California.

(G) Property and Equipment - Property and equipment are stated at cost. Depreciation is provided for using the straight-line and declining balance methods of accounting over the estimated useful lives of the assets.

(H) Intangible Assets - Intangible assets of the Company are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets, with periods of up to five years. All intangible assets are reviewed for impairment annually or more frequently if deemed necessary, and no impairment write-offs were recorded.

(I) Risk Concentrations - Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents with high credit quality institutions to limit credit exposure, which invest primarily in commercial paper, high quality corporate obligations, and high quality asset and loan backed securities. We believe no significant concentration of credit risk exists with respect to these investments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers who are dispersed across many geographic regions. Management believes that accounts receivable credit risk exposure beyond such allowance is limited. The allowance as of September 30, 2007 was $236.

We generally do not require collateral for our financial instruments.

(J) Revenue Recognition - Revenues are derived principally from professional services, digital media management and advertising. Revenue is recognized when service has been provided.

(K) Earnings (Loss) Per Share Calculation - Net loss per share is based on the weighted average number of shares outstanding.

Earnings (loss) per common share are calculated under the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires ROO Group to report both basic earnings (loss) per share, which is based on the weighted average number of common shares outstanding during the period, and diluted earnings (loss) per share, which is based on the weighted average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect. Potential shares from the conversion of Series A Preferred Stock are excluded as these are not convertible for two years from the date of issuance, though any conversion thereof would also have an anti-dilutive effect.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(2) Summary of Significant Accounting Policies (Continued)

(L) Stock-Based Compensation - The company accounts for stock-based compensation using the guidance of SFAS No. 123R, "Share-Based Payment" which was adopted on January 1, 2006, using a "modified prospective" method. Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R.

Beginning in the 2006 calendar year, with the adoption of SFAS 123R, we included stock based compensation in general and administrative expenses for the cost of stock options. Stock based compensation expense for the three and nine months ended September 30, 2007 was $1,177 and $3,656, respectively.

The fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model.

The Company granted options with exercise prices ranging from $2.15 to $4.50 to purchase 4,110,000 shares of its common stock during the nine months ended September 30, 2007.

During the nine months ended September 30, 2007, a total of 2,106,808 stock options vested, a total of 1,607,069 stock options were cancelled or expired, a total of 872,929 stock options were forfeited, with 4,952,151 stock options unvested as of September 30, 2007. A total of 7,277,857 stock options were outstanding on September 30, 2007.

On April 3, 2007 our Board of Directors of ROO Group, Inc. increased the number of shares which may be issued under the 2004 Stock Option Plan to an aggregate of 12,000,000 shares of common stock.

(3) Acquisitions

On January 27, 2006 ROO Media Corporation purchased 24% of ROO Media Europe Limited for $90. ROO Media Europe Limited is now a wholly owned subsidiary of ROO Media Corporation.

On January 22, 2007, we entered into an Asset Purchase Agreement with RJM Price & Company, Inc. (“RJM”) and Robertson Price. Pursuant to the Agreement, we acquired all of the properties, rights and assets constituting the business of RJM, which operates under the name MyVideoDaily (“MVD”). The Agreement provides for a consideration of up to an aggregate of $1,350 payable as follows: (i) $250 paid upon the execution of the Agreement, (ii) $1,000 in shares of our common stock will be paid to Mr. Price in equal quarterly installments upon the achievement of certain milestones at a price per share which will be equal to the average closing price of our common stock over the final 20 trading days of the quarterly period in which the milestone is achieved; (iii) $100 payable upon the second anniversary of the closing of the acquisition. On May 17, 2007, RJM was issued 92,379 shares of our common stock valued at $250 for achieving the first quarter milestone. The cost of this acquisition to date of $500 has been recorded as goodwill. See subsequent events (Note 9).

On July 12, 2007, ROO HD, Inc. (“ROO HD”), a wholly owned subsidiary of ROO, entered into an Asset Purchase Agreement with Wurld Media, Inc. (“Wurld Media”), Gregory Kerber and Kirk Feathers. Wurld Media specializes in the peer-to-peer distribution of music, movies, games, TV shows and other audio, video, and audio/video content.

The acquisition was completed and closed on July 17, 2007. The assets acquired by ROO HD, Inc. pursuant to the Agreement, include: (i) certain fixed assets, equipment, fixtures, and leasehold improvements located at Wurld Media’s office in Saratoga Springs, New York; (ii) certain intellectual property of Wurld Media; (iii) the customer logs, location files and records of Wurld Media, (iv) all claims, entitlements, rebates, refunds, settlements, awards or other rights related to the assets acquired by ROO HD.

The consideration for the assets acquired by ROO HD was an aggregate of $4,320, consisting of $3,212 in cash and the issuance of 655,500 shares of common stock of ROO valued on July 17, 2007 at $1.69 per share or $1,108. The total purchase consideration was allocated to the assets acquired at their estimated fair values as of the date of acquisition, as determined by ROO’s management, at $3,180 of software and $1,140 of fixed assets.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(4) Notes Receivable

On February 16, 2007, Wurld Media issued a promissory note to the Company in the principal amount of $1,500. Pursuant to the promissory note the Company advanced to Wurld Media the sum of $800, and in its sole discretion may make additional advances of up to, but not exceeding $1,500. The promissory note accrues interest at the rate of 8% and in the event of a default will accrue interest at the rate of 10%. The promissory note is secured by all of the assets of Wurld Media. The promissory note is due and payable upon the earlier of (i) the closing of the acquisition of the assets of Wurld Media (Note 3), in which event, the loan amount will be credited against the purchase price of the assets or (ii) November 26, 2007. This promissory note has been paid in full and is included in the assets of Wurld Media acquired (Note 3).

On June 15, 2005, Greg Kerber issued a promissory note to the Company in the principal amount of $400. Pursuant to the promissory note, the Company advanced to Greg Kerber the sum of $394. The promissory note accrues interest at the rate of 8% and in the event of a default will accrue interest at the rate of 10%. The promissory note is secured by certain of his shares in Wurld Media. The promissory note is due and payable upon demand by the Company. This promissory note has been paid in full and is included in the assets of Wurld Media acquired (Note 3).

On March 6, 2007, Reality Group Pty. Ltd. issued a promissory note to the Company in the principal amount of $380. Pursuant to the promissory note the Company advanced to Reality Group the sum of $190, on March 6, 2007, and $190 on March 13, 2007. Interest on the promissory note accrues at the rate of 8% per annum. The promissory note is due on June 30, 2008 and is secured by all the assets of Reality Group. In addition, Grant Lee and Mike Bollan agreed to pledge 20% of the ordinary shares of Reality Group which they own as security for Reality Group’s obligations under the promissory note. These eliminate in consolidation.

On May 11, 2007, Reality Group Pty. Ltd. issued a promissory note to the Company in the principal amount of $400. Pursuant to the promissory note the Company advanced to Reality Group the sum of $400, on May 11, 2007. Interest on the promissory note accrues at the rate of 8% per annum. The promissory note is due on May 11, 2008. These eliminate in consolidation.

(5) Goodwill

Goodwill of $1,623 represents the excess of acquisition costs over the fair value of net assets of the Reality acquisition of $1,033, ROO Media Europe Ltd. of $90 and the acquisition of RJM of $500.

(6) Stock Issuances

On January 25, 2007, we entered into an agreement with News Corporation (“News Corp”). The Agreement provides for the issuance of 2,000,000 shares of our common stock upon execution of the Agreement, which shall be held in escrow and released to News Corp on January 1, 2008, upon the achievement of certain milestones. The Agreement provides that if the milestones are not met, we shall issue to News Corp warrants to purchase 2,000,000 shares of our common stock which shall be exercisable for a term of two years at a price of $3.00 per share or such lesser price per share that is the closing price per share of our common stock on any date that is within ten days prior to the date of the Agreement. The Agreement provides for the release of the shares to News Corp upon a change of control as defined in the Agreement, if certain conditions exist.

We also agreed to issue an additional 2,000,000 shares of our common stock to News Corp upon the achievement of certain milestones. Further, we agreed that if the milestones are not timely achieved, we shall issue to News Corp warrants to purchase 2,000,000 shares of our common stock which shall be exercisable for a term of two years at a price of $3.00 per share or such lesser price per share that is the closing per share of our common stock on any date that is within ten days prior to the date of the Agreement.

We have granted News Corp piggy-back registration rights in connection with the shares issuable pursuant to the Agreement.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(6) Stock Issuances (Continued)

On May 4, 2007, we entered into a securities purchase agreement pursuant to which the Company sold an aggregate of 10,000,000 shares of our common stock and warrants to purchase an additional 3,000,000 shares of our common stock to accredited investors resulting in gross proceeds of $25,000. The offering closed on May 10, 2007. The unit price of the common stock and corresponding warrant was $2.50. The warrants have an exercise price of $4.50 per share and a term of five years. The warrants were valued under the Black-Scholes method as $5,117. At any time at which the market price of our Common Stock exceeds $6.00 for 10 trading days during any 20 consecutive trading days, we may elect to call the warrants, provided that, the shares underlying such warrants are registered pursuant to a registration statement. We agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time, the Company must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed, up to a maximum of 10%. Also, if the registration statement is not declared effective within 120 days following the closing date, the Company must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is declared effective, up to a maximum of 10%, which increases to 18% if the registration statement is not declared effective within two years following the closing date. The registration statement was declared effective on August 14, 2007. Merriman Curhan Ford & Co. and Brimberg & Co., registered broker-dealers, acted as placement agents for the sale of the Company’s common stock. In connection with the May 2007 Financing, we received net proceeds of $23,875 after payment of placement agent fees of $1,000, legal fees and expenses of $120, and escrow agent fees of $5.

(7) Commitments and Contingencies

A contingent liability has been calculated based on the agreement between ROO Broadcasting Limited, a wholly owned subsidiary of the Company and Sputnik Agency Pty. Ltd. (“Sputnik”) on October 28, 2005. Subject to the conditions described below, the Company may issue additional shares ("Additional Shares") of common stock to the Sputnik shareholders, issuable after December 31, 2007, calculated as follows:

51% of [(1 * Sputnik Revenue) + (4 * Sputnik Earnings)]

Average ROO Share Price

where: "Sputnik Revenue" means the billings less all media and third party supplier costs of Sputnik for the twelve month period ending December 31, 2007; "Sputnik Earnings" means the earnings of Sputnik before tax and after deduction of interest and all other expenses for the twelve month period ending December 31, 2007; and "Average ROO Share Price" means the average price of the Company's common stock during the final five trading days of December 2007.

If the Company does not issue the computed number of Additional Shares, ROO Broadcasting Limited’s 51% ownership of Sputnik will be reduced on a pro rata basis by the difference between the computed number of Additional Shares and the actual number of Additional Shares issued. If the Company does not issue any Additional Shares, ROO Broadcasting will relinquish all of its 51% ownership of Sputnik. However, if the Sputnik Earnings are greater than 15% of the Sputnik Revenue and the number of Additional Shares to be issued are less than 4.9% of the then current outstanding shares of common stock of the Company, the Company must proceed with issuing the maximum number of Additional Shares in accordance with the above formula.

The contingent liability calculated is $2,285 as of September 30, 2007 based on actual results for the nine months ended September 30, 2007. This contingent liability was consideration in the purchase and therefore will be recorded as customer lists and amortized over four years upon its completion. This contingent liability is expected to increase by approximately a third, based on the full year results upon completion.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(8) Segment Reporting

We derive our revenue from two operating segments. These operating segments are presented on a worldwide basis and include: Online Digital Media and Advertising Agency.

Online Digital Media operations span all aspects from website creation and supply of technology, to content and delivery of static and video assets, online property development and management as well as monetizing video through advertising sales.

Advertising Agency operations represent varied forms of media and services which comprise and support client campaigns. These operations include direct marketing, incentive programs, internal communications, customer relationship management, brand planning, sales promotion, creative, brand identity, sponsorships, on-line marketing, new media, media planning, media buying and packaging.

As a result of the continued growth and the changing nature of our business, we believe it is now necessary to disclose our operations on a segment by segment basis. Although the Advertising Agency segment operations are greater than just traditional media, it has been decided that its activities are significantly different from the pure online activities of our Online Digital Media segment. As our operations continue to evolve, we will continue to regularly review the business to determine if there is a need to make changes to the reported segments.

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, all prior period information has been reported to conform to the new segment presentation. The following table provides revenue and segment income (loss) from operations for each of the segments. Segment income (loss) from operations, as shown below, is the performance measure used by management to assess segment performance and excludes the effects of: stock-based compensation, amortization of intangible assets and corporate expenses. Corporate expenses consist of those costs not directly attributable to a segment, and include: salaries and benefits for the Company’s corporate executives, corporate governance costs, fees for professional service providers including audit, legal, tax, insurance, and, other corporate expenses.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue:
Online Digital Media	$2,417	$1,084	$6,834	$2,695
Advertising Agency Business	1,017	1,146	3,186	3,329
Corporate	-	-	-	-
Total revenue	$3,434	$2,230	$10,020	$6,024

Operating (loss) income:
Online Digital Media	$(6,101)	$(2,680)	$(16,467)	$(6,588)
Advertising Agency Business	116	(61)	(176)	(107)
Corporate	(2,497)	(1,000)	(6,024)	(2,914)
Total operating (loss) income	$(8,482)	$(3,741)	$(22,667)	$(9,609)

September 30, 2007
Assets:
Online Digital Media	$9,399
Advertising Agency Business	2,055
Corporate	17,826
Total assets	$29,280

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

(9) Subsequent Events

On October 18, 2007, we entered into a settlement agreement (the “Agreement”) with RJM Price & Company, Inc. (“RJM”) and Robertson Price, resolving all payment and other obligations between the parties arising out of the Asset Purchase Agreement dated as of January 22, 2007. Pursuant to the Agreement, ROO paid RJM $500 on October 23, 2007, and RJM delivered to ROO 92,379 shares of ROO common stock, which had been previously issued by ROO. This agreement is the full and final settlement of any outstanding items or amounts related to the Asset Purchase Agreement

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ROO Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of ROO Group, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ROO Group, Inc. and Subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (R), "Share-Based Payment."

MOORE STEPHENS, P. C.
Certified Public Accountants.

New York, New York
March 26, 2007

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2006
(Amounts in Thousands, Except Share and Per Share Data)

Assets:
Current assets:
Cash and cash equivalents	$11,937
Accounts receivable, net	3,408
Other current assets	1,151

Total current assets	16,496

Property and equipment, net	948
Deferred tax assets	193
Content, net	438
Software, net	770
Customer list, net	601
Domain names, net	41
Goodwill	1,123

Total assets	$20,610

Liabilities and Stockholders' Equity:
Current liabilities:
Bank overdraft and other obligations	$634
Accounts payable	1,773
Accrued expenses	947
Income tax payable	102
Other current liabilities	1,247

Total current liabilities	4,703

Capital lease obligations	206
Total liabilities	4,909
Commitments	—
Minority interest	(89)

Stockholders' Equity:
Series A preferred shares, $0.0001 par value: authorized 10,000,000 shares; issued and outstanding 10,000,000	1
Common stock, $0.0001 par value: authorized 500,000,000 shares; issued and outstanding 26,074,813	3
Additional paid-in capital	44,738
Accumulated deficit	(28,960)
Accumulated other comprehensive income	8
Total stockholders' equity	15,790
Total liabilities and stockholders' equity	$20,610

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in Thousands, Except Share and Per Share Data)

	Years ended December 31,
	2006	2005

Revenue	$9,768	$6,619
Expenses:
Operations	8,530	4,465
Research and development	2,140	601
Sales and marketing	5,318	2,217
General and administrative (exclusive of non-cash compensation)	6,098	3,440
Non-cash compensation	2,597	1,911

Total expenses	24,683	12,634

(Loss) from operations	(14,915)	(6,015)

Commission on loan procurement	—	(60)
Cost of Omnibus Consent and Waiver agreement	—	(78)
Redemption premium on convertible notes	—	(801)
Interest income	166	7
Interest expense - related party	—	(81)
Non-cash interest expense - related party	—	(62)
Interest expense - other	(78)	(188)
Financing fees - convertible notes	—	(759)
Registration rights liquidated damages	(70)	(710)
Loss on sale of marketable securities	—	(18)

Net (loss) before income taxes	(14,897)	(8,765)

Income tax benefit (expense)	92	(124)

Net (loss) before minority interest	(14,805)	(8,889)

Minority interest	180	(68)

Deduct: Preferred shares dividend	—	—

Net (loss) available to common shareholders	$(14,625)	$(8,957)

Basic and diluted net (loss) per common share	$(0.92)	$(1.40)

Weighted average common shares outstanding	15,901,049	6,403,458

Comprehensive (loss):
Net (loss)	$(14,625)	$(8,957)
Foreign currency translation	42	(38)
Fair market value adjustment for available for sale securities	—	10

Comprehensive (loss)	$(14,583)	$(8,985)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Amounts in Thousands, Except Share and Per Share Data)

	Series A Preferred Shares	Preferred Shares Par Value	Common Stock	Common Stock Par Value

Balance January 1, 2005	—	—	3,911,683	$—
Issue of stock in private placements	—	—	7,034,834	1
Issue of stock for registration rights liquidated damages	—	—	236,667	—
Issue of Series A Preferred shares for services	2,000,000	—	—	—
Issue of Series A Preferred shares as Performance Bonuses	7,500,000	1	—	—
Issue of stock for services	—	—	5,818	—
Issue of stock for share price guarantee related to Reality Group	—	—	359,280	—
Issue of stock for achievement of milestones related to Videodome	—	—	40,000	—
Issue of stock for the acquisition of Factory212	—	—	10,000	—
Issue of options for services	—	—	—	—
Computed discount on convertible debt	—	—	—	—
Beneficial conversion feature of convertible debt	—	—	—	—
Issue of stock on conversion of convertible debt	—	—	1,178,154	—
Issue of warrants on conversion of convertible debt	—	—	—	—
Issue of warrants for Omnibus Consent and Waiver agreement	—	—	—	—
Issue of stock upon conversion of stockholder loan payable	—	—	400,000	—
Issue of warrants for stockholder funding	—	—	—	—
Issue of warrants for services	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Fair market value adjustment for available for sale securities	—	—	—	—
Net (loss)	—	—	—	—

Balance - December 31, 2005	9,500,000	$1	13,176,436	$1

Issue of stock in private placements	—	—	12,798,377	2
Stock-based compensation	—	—	—	—
Issue of Series A Preferred shares as Performance Bonuses	500,000	—	—	—
Buyback of stock for share price guarantee related to Reality Group	—	—	—	—
Issue of stock for achievement of milestones related to Undercover	—	—	100,000	—
Issue of warrants for services	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Net (loss)	—	—	—	—

Balance - December 31, 2006	10,000,000	$1	26,074,813	$3

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]
(Amounts in Thousands, Except Share and Per Share Data)

	Other Additional Paid-in Capital	Accumulated (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance January 1, 2005	$6,930	$(5,378)	(7)	$1,545

Issue of stock in private placements	11,900	—	—	11,901
Issue of stock for registration rights liquidated damages	710	—	—	710
Issue of Series A Preferred shares for services	200	—	—	200
Issue of Series A Preferred shares as Performance Bonuses	749	—	—	750
Issue of stock for services	19	—	—	19
Issue of stock for share price guarantee related to Reality Group	(200)	—	—	(200)
Issue of stock for achievement of milestones related to Videodome	44	—	—	44
Issue of stock for the acquisition of Factory212	25	—	—	25
Issue of options for services	849	—	—	849
Computed discount on convertible debt	32	—	—	32
Beneficial conversion feature of convertible debt	351	—	—	351
Issue of stock on conversion of convertible debt	807	—	—	807
Issue of warrants on conversion of convertible debt	117	—	—	117
Issue of warrants for Omnibus Consent and Waiver agreement	78	—	—	78
Issue of stock upon conversion of stockholder loan payable	600	—	—	600
Issue of warrants for stockholder funding	62	—	—	62
Issue of warrants for services	93	—	—	93
Foreign currency translation adjustment	—	—	(38)	(38)
Fair market value adjustment for available for sale securities	—	—	10	10
Net (loss)	—	(8,957)	—	(8,957)

Balance - December 31, 2005	$23,366	$(14,335)	$(35)	$8,998

Issue of stock in private placements	19,476	—	—	19,478
Stock-based compensation	2,404	—	—	2,404
Issue of Series A Preferred shares as Performance Bonuses	64	—	—	64
Issue of stock for share price guarantee related to Reality Group	(961)	—	—	(961)
Issue of stock for achievement of milestones related to Undercover	260	—	—	260
Issue of warrants for services	129	—	—	129
Foreign currency translation adjustment	—	—	43	43
Net (loss)	—	(14,625)	—	(14,625)

Balance - December 31, 2006	$44,738	$(28,960)	$8	$15,790

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands)

	Years ended December 31,
	2006	2005
Operating Activities:
Net (loss)	$(14,625)	$(8,957)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Provision for doubtful accounts	225	31
Depreciation	173	147
Amortization of intangible assets	674	581
Non cash cost of Omnibus Consent and Waiver agreement	—	78
Non cash stock based compensation	2,404	—
Non cash warrants and options for services	129	961
Non cash preferred stock for consulting services	—	200
Non cash preferred stock issued as performance bonuses	64	750
Non cash interest expense related party	—	62
Non cash stock for registration rights liquidated damages	—	710
Non cash interest on convertible note	—	759
Loss on sale of marketable securities	—	18
Minority interest in subsidiaries	(183)	68

Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(2,134)	(449)
Other assets	(767)	1

Increase (decrease) in:
Accounts payable	673	381
Accrued expenses	297	(96)
Income tax payable	(198)	54
Other liabilities	842	(217)

Total adjustments	2,199	4,040

Net Cash (Used) By Operating Activities - Forward	(12,426)	(4,917)

Investing Activities:
Investment Bickhams/Videodome	(20)	(100)
Investment in Reality Group	—	(200)
Investment in ROO Media Europe	(90)	—
Cash paid in Sputnik acquisition	(197)	—
Net cash received in acquisition of Factory212	—	9
Proceeds from sale of marketable securities	—	7
Capitalization of content	(160)	(194)
Purchase of equipment	(355)	(236)

Net Cash (Used) By Investing Activities - Forward	$(822)	$(714)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands)

	Years ended December 31,
	2006	2005
Net Cash (Used) By Operating Activities - Forwarded	$(12,426)	$(4,917)

Net Cash (Used) By Investing Activities - Forwarded	(822)	(714)

Financing Activities:
Proceeds from private placements, net	19,478	11,901
Bank overdraft and other obligations	445	(260)
Increase in related party loans	—	225
(Decrease) in related party loans	—	(51)
Convertible note	—	1,465
Repayment of convertible note	—	(2,743)
Increase in stockholder loan	—	600
(Decrease) in stockholder loan	—	(500)
(Decrease) in capital leases	(20)	(40)

Net Cash Provided By Financing Activities	19,903	10,597

Effect of Exchange Rate Changes on Cash	8	(14)
Net Increase in Cash	6,663	4,952
Cash - Beginning of Year	5,274	322
Cash - End of Year	$11,937	$5,274

Supplemental Disclosures of Cash Flow Information:
Cash paid during the years for:
Income taxes	$120	$72
Interest	$78	$279

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

During the year ended December 31, 2006, the Company acquired equipment under capital lease obligations of $211. During the year ended December 31, 2005 the Company issued 50,000 warrants at an exercise price of $3.00 to Brimberg & Co for investor relations services. These warrants were valued under the Black-Scholes method as $93. Also, during the year ended December 31, 2005, the Company issued 5,818 shares of common stock to a Company for investor relations services for a value of $19. The directors believe that all the non-cash financing and investing activities were for fair value.

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(1) Basis of Presentation

ROO Group, Inc. ("we," "us," "our," the "Company" or "ROO Group"), through our operating subsidiaries, is a digital media company in the business of providing products and solutions that enable the broadcast of topical video content from our customers' Internet websites. We specialize in providing the technology and content required for video to be played on computers via the Internet as well as emerging broadcasting platforms such as wireless devices (e.g., mobile phones and PDAs). Our core activities include the aggregation of video content, media management, traditional and online advertising, hosting, and content delivery. We currently service websites based in Europe, Australia and the United States. We also generate revenues through the operation of Reality Group Pty. Ltd ("Reality Group") and Factory 212 Pty Ltd. (“Factory212”), our 51% owned subsidiaries. Reality Group and Factory212 are providers of integrated communication solutions, including direct marketing, internet advertising and sales promotion. Reality Group and Factory212 generate revenue through traditional and online services to their clients including strategy, creative and media placement.

(2) Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of ROO Group, Inc., its wholly owned subsidiary ROO Media Corporation, its wholly owned subsidiary Bickhams Media, Inc. (“Bickhams”) and its 51% owned subsidiary Reality Group. Included in the consolidation with ROO Media Corporation are ROO Media Corporation’s wholly owned subsidiary ROO Media (Australia) Pty Ltd. and ROO Media (Australia) Pty Ltd.’s wholly owned subsidiary Undercover Media Pty Ltd. (“Undercover”), its wholly owned subsidiary ROO Media Europe Pty Ltd, its wholly owned subsidiary ROO Broadcasting Limited, its 51% owned subsidiary Factory212 (included since November 1, 2005) and its wholly owned subsidiary ROO TV Pty Ltd. Included in the consolidation with Bickhams is Bickhams’ wholly owned subsidiary VideoDome.com Networks, Inc. (“VideoDome”).

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions.

Foreign Currency Translation - Assets and liabilities of ROO Group’s foreign subsidiaries are translated at current exchange rates and related revenues and expenses are translated at average exchange rates in effect during the periods. Resulting translation adjustments are recorded as a component of accumulated comprehensive income in stockholders' equity.

Fair value of Financial Instruments - SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. In assessing the fair value of our cash and cash equivalents, trade receivables, other current assets, accounts payables, and other current liabilities, management concluded that the carrying amount of these financial instruments approximates fair value because of their short maturities.

Risk Concentrations - Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents with high credit quality institutions to limit credit exposure. We believe no significant concentration of credit risk exists with respect to these investments. The amount of cash beyond insured amounts as of December 31, 2006, was $11,837.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the nature of our customers who are dispersed across many industries and geographic regions. The allowance for doubtful accounts as of December 31, 2006 was $243. As of December 31, 2006, one customer accounted for approximately 11% of our trade accounts receivable. We routinely assess the financial strength of customers and, based upon factors concerning credit risk, we establish an allowance for doubtful accounts. Management believes that accounts receivable credit risk exposure beyond such allowance is limited.

We generally do not require collateral for our financial instruments.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(2) Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets - We review our long-lived assets and identifiable intangibles for impairment at least annually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

Cash and Cash Equivalents - We consider all highly liquid investments with original maturities of ninety days or less when purchased to be cash and cash equivalents. Such investments are valued at quoted market prices. Cash equivalents amounted to $11,017 as of December 31, 2006.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for using the straight-line and declining balance methods of accounting over the estimated useful lives of the assets [See Note 6].

Routine maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported in the statement of operations.

Income Taxes - Pursuant to SFAS No. 109, "Accounting for Income Taxes," income tax expense [or benefit] for the year is the sum of deferred tax expense [or benefit] and income taxes currently payable [or refundable]. Deferred tax expense [or benefit] is the change during the year in a company's deferred tax liabilities and assets. Deferred tax liabilities and assets are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Intangible Assets - Intangible assets of the Company are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets, with periods of up to five years. All intangible assets are reviewed for impairment annually or more frequently if deemed necessary and no impairment write-offs were recorded in 2005 and 2006 [See Note 8].

Research and Development - Costs incurred in research and development are expensed as incurred. Software development costs are required to be capitalized when a product’s technological feasibility has been established through the date the product is available for general release to customers. The Company does not capitalize any software development costs, as technological feasibility is generally not established until a working model is completed, at which time substantially all development is complete.

Revenue Recognition - Revenues are derived principally from professional services, digital media management and advertising. Revenue is recognized when service has been provided.

Stock-Based Compensation - On January 1, 2006, we adopted SFAS No. 123R, " Share-Based Payment ," or SFAS 123R, which is a revision of SFAS No. 123 " Accounting For Stock-Based Compensation ," or SFAS 123, and supersedes APB No. 25, " Accounting For Stock Issues To Employees, " or APB 25. Among other items, SFAS 123R requires companies to record compensation expense for share-based awards issued to employees and directors in exchange for services provided. The amount of the compensation expense is based on the estimated fair value of the awards on their grant dates and is recognized over the required service periods. Our share-based awards include stock options and restricted stock awards. Prior to our adoption of SFAS 123R, we applied the intrinsic value method set forth in APB 25 to calculate the compensation expense for share-based awards. Historically, we have generally set the exercise price for our stock options equal to the market value on the grant date. As a result, the options generally had no intrinsic value on their grant dates, and we did not record any compensation expense unless the terms of the options were subsequently modified. For restricted stock awards, the calculation of compensation expense under APB 25 and SFAS 123R is the same.

We adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard to all share-based awards issued on or after January 1, 2006 and any outstanding share-based awards that were issued but not vested as of January 1, 2006. Accordingly, our consolidated financial statements for the years ended December 31, 2005 have not been restated to reflect the impact of SFAS 123R. For the year ended December 31, 2006, we recognized $2,597 of stock-based compensation expense in our consolidated financial statements. We recognized expense because we had (a) stock options granted prior to January 1, 2006 that had not yet vested as of January 1, 2006 and (b) stock options granted subsequent to January 1, 2006.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(2) Summary of Significant Accounting Policies (Continued)

The estimated fair value underlying our calculation of compensation expense for stock options is based on the Black-Scholes pricing model. [See Note 12] SFAS 123R requires forfeitures of share-based awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if our estimates change based on the actual amount of forfeitures we have experienced. In the pro-forma information required under SFAS 123 for periods prior to January 1, 2006, we accounted for forfeitures as they occurred.

SFAS 123R requires us to calculate the pool of excess tax benefits, or the APIC pool, available as of January 1, 2006, to absorb tax deficiencies recognized in subsequent periods, assuming we had applied the provisions of the standard in prior periods. Pursuant to the provisions of FASB Staff Position 123R-3, " Transition Election Related To Accounting For The Tax Effects of Share-Based Payment Awards," we adopted the alternative method for determining the tax effects of share-based compensation, which, among other things, provides a simplified method for estimating the beginning APIC pool balance.

Financing Fees Convertible Notes - Financing Fees Convertible Notes reclassifies non cash expenses relating to the issuance of various convertible notes to investors in the Company. All such convertible securities were retired prior to December 31, 2005.

 Net (Loss) Per Share - We compute net (loss) income per common share under the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires us to report both basic net (loss) income per share, which is based on the weighted average number of common shares outstanding during the period, and diluted net (loss) income per share, which is based on the weighted average number of common shares outstanding plus all potential dilutive common shares outstanding. All equivalent shares underlying options, warrants, and convertible Series A Preferred Stock were excluded from the calculation of diluted loss per share because the Company had net losses for all years presented and therefore equivalent shares would have an anti-dilutive effect.

Restatement of Shares - Effective October 3, 2005, the Company amended its Certificate of Incorporation to effect a one-for-50 reverse split of the Company's issued and outstanding shares of common stock. All references to numbers or values of the Company's shares have been adjusted to reflect this one-for-50 reverse split. All option amounts and exercise prices have been adjusted to reflect the stock split.

Reclassification - Certain prior period amounts have been reclassified to conform to the current presentation.

Recent Accounting Pronouncements - In December 2006, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position EITF 00-19-2 ("FSP ETF 00-19-2") that addresses an issuer's accounting for registration payment arrangements. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, "Accounting for Contingencies". The guidance in EITF 00-19-2 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities , No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. This pronouncement further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. Under FSP 00-19-2, the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement shall be recognized and measured separately in accordance with Statement 5 and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss . FSP EITF 00-19-2 is effective immediately for registration payment arrangements entered into after December 21, 2006 and for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The adoption of FSP EITF 00-19-2 on January 1, 2007, did not have a material impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for us as of December 31, 2007. We do not expect that the implementation of SAB 108 will have a material impact on our consolidated financial statements.

 In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS 157”). FAS 157 defines fair value and establishes a framework for measuring fair value in accordance with generally accepted accounting principles. This Statement also applies to other accounting pronouncements that require or permit a fair value measure. As defined by this Statement, the fair value of an Asset or Liability would be based on an “exit price” basis rather than an “entry price” basis. Additionally, the fair value should be market-based and not an entity-based measurement. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The implementation of SFAS 157 is not expected to have a material impact on our consolidated financial statements.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(2) Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Specifically, FIN 48 requires the recognition in financial statements of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Additionally, FIN 48 provides guidance on the de-recognition of previously recognized deferred tax items, classification, accounting for interest and penalties, and accounting in interim periods related to uncertain tax positions, as well as, requires expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We have not completed our evaluation of adopting FIN 48. The implementation of FIN 48 is not expected to have a material impact on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140” (“SFAS 156”). This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to accounting for separately recognized servicing assets and servicing liabilities. This Statement clarifies when servicing rights should be separately accounted for, requires companies to account for separately recognized servicing rights initially at fair value, and gives companies the option of subsequently accounting for those servicing rights at either fair value or under the amortization method. SFAS 156 is effective for fiscal years beginning after September 15, 2006. The implementation of SFAS 156 is not expected to have a material impact on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment to FASB Statements No. 133 and 140” (“SFAS 155”). SFAS155 simplifies the accounting for certain hybrid financial instruments containing embedded derivatives. SFAS 155 allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS 133. In addition, it amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement (new basis) event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. The implementation of SFAS 155 is not expected to have a material impact on our consolidated financial statements.

(3) Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred substantial net operating losses and used substantial amounts of cash in our operating activities. Since ROO Group’s inception, we have incurred losses, had an accumulated deficit, and have experienced negative cash flows from operations. We expect this trend to continue. The expansion and development of our business will likely require additional capital. This condition raises substantial doubt about our ability to continue as a going concern. We expect cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flows or obtain additional financing when required, we may have to modify, delay or abandon some or all of our business and expansion plans.

(4) Acquisitions

Under the agreement related to the purchase of VideoDome by Bickhams the following milestones have been satisfied. In December 2004 the first milestone was reached and we issued 20,000 shares of common stock and $100 in cash to Mr. Aharonoff. In May 2005 the requirements of the second milestone were reached and we issued 40,000 shares of common stock and $100 in cash to Mr. Aharonoff. In April 2006, the third and final milestone payment of $20 in cash was paid to Mr. Aharonoff.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(4) Acquisitions (Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (November 1, 2004) and is inclusive of milestone payments made subsequent to that date.

On October 28, 2005, ROO Broadcasting Limited ("ROO Broadcasting"), a wholly owned subsidiary of the Company, and the shareholders of Factory 212 Pty Ltd. ("Factory212") entered into an agreement, pursuant to which ROO Broadcasting acquired 51% of the outstanding ordinary shares of Factory212. Factory212 is an Australian based interactive marketing agency. As consideration for the ordinary shares of Factory212, the Company issued 10,000 shares (the "Initial Shares") of the Company's common stock to the Factory212 shareholders. Subject to the conditions described below, the Company may issue additional shares ("Additional Shares") of common stock to the Factory212 shareholders, issuable after December 31, 2007, calculated as follows:

51% of [(1 * Factory212 Revenue) + (4 * Factory212 Earnings)]

Average ROO Share Price

where: "Factory212 Revenue" means the billings less all media and third party supplier costs of Factory212 for the twelve month period ending December 31, 2007; "Factory212 Earnings" means the earnings of Factory212 before tax and after deduction of interest and all other expenses for the twelve month period ending December 31, 2007; and "Average ROO Share Price" means the average price of the Company's common stock during the final five trading days of December 2007.

If the Company does not issue the computed number of Additional Shares, ROO Broadcasting’s 51% ownership of Factory212 will be reduced on a pro rata basis by the difference between the computed number of Additional Shares and the actual number of Additional Shares issued. If the Company does not issue any Additional Shares, ROO Broadcasting will relinquish all of its 51% ownership of Factory212. However, if the Factory212 Earnings are greater than 15% of the Factory212 Revenue and the number of Additional Shares to be issued are less than 4.9% of the then current outstanding shares of common stock of the Company, the Company must proceed with issuing the maximum number of Additional Shares in accordance with the above formula.

The acquisition of Factory212 was conditioned upon the parties entering into the Amendment described above under "Amendment to Reality Group Purchase Agreement." If the Company fails to meet its material obligations under the terms of the Amendment, then the Company and ROO Broadcasting agreed that the Factory212 shareholders may in their sole discretion require that ROO Broadcasting relinquish all of its ownership of Factory212. In such event, the Company agreed that the Factory 212 shareholders shall be entitled to retain ownership of their Initial Shares.

The operations of Factory212 during the period from November 1, 2005 to December 31, 2006 have been included in the consolidated statements.

On January 27, 2006 ROO Media Corporation purchased 24% of ROO Media Europe Limited for $90. ROO Media Europe is now a wholly owned subsidiary of ROO Media Corporation.

On October 1, 2006, Factory 212 Pty Ltd. (“Factory212”), a 51% owned subsidiary of the Company, and the shareholders of Sputnik Agency Pty Ltd. (“Sputnik”) entered into an agreement, pursuant to which Factory212 acquired the business and assets of Sputnik. Sputnik is an Australian based interactive marketing agency. As consideration for the business and assets of Sputnik, Factory212 issued shares representing 24.5% of the issued shares in Factory212 to the shareholders of Sputnik. These shares shall be issued through the reduction in the shareholding of all shareholders other than ROO Broadcasting. Also, a cash amount of $250 is payable by ROO Broadcasting to the shareholders of Sputnik. In addition to this amount, 50% of any further payment of Additional Shares, as described in the agreement between Factory212 and ROO Broadcasting, will made to the shareholders of Sputnik less the cash amount of $250. Factory212 acknowledges and agrees to such payment and that accordingly, they will receive 50% less than originally provided in Additional Shares. The cash payment of $250 was made in December 2006.

The operations of Sputnik, which are included in the operations of Factory212, during the period from October 1, 2006 to December 31, 2006 have been included in the consolidated statements.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(4) Acquisitions (Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (October 1, 2006).

Current assets	$43
Property, Plant and Equipment	55
Intangible Asset - Customer List	262
Total Assets Acquired	360

Current Liabilities	163
Total Liabilities Assumed	163

Net Assets Acquired	$197

On October 1, 2006, The Reality Group Pty Ltd. (“Reality Group”), a 51% owned subsidiary of the Company, and the shareholders of Cooee Melbourne Pty Ltd. (“Cooee”) entered into an agreement, pursuant to which Reality Group acquired the business and assets of Cooee. Cooee is a provider of integrated communication solutions, including direct marketing, internet advertising and sales promotion. As consideration for the business and assets of Cooee, Reality Group will make a cash payment monthly for a period of 21 months to the shareholders of Cooee, subject to adjustment as follows. For the first six months, a payment of approximately $20 will be paid to Cooee at the conclusion of the month. After every six months, the amount due and payable to Cooee will be reconciled against revenue earned and paid from Cooee’s clients. At the end of each six month period, a reconciliation statement will be prepared and provided by Reality Group to Cooee. In the event that revenue from the six month period exceeds $394 (based on the pro rata expectation of a $788 annualized revenue) or is less than $394, the variance percentage between the expected $394 revenue shall be either adjusted by way of deduction or an increase in respect of the fee paid in the following six month period in equal installments.

The operations of Cooee, which are included in the operations of Reality Group, during the period from October 1, 2006 to December 31, 2006 have been included in the consolidated statements.

As of December 31, 2006, $179 has been recorded as Intangible Assets - Customer Lists.

On November 21, 2006, we issued 100,000 shares of common stock in full and final settlement of the milestones detailed in the Undercover Media Purchase Agreement. The shares were valued at $260, based on the closing trading value of the shares on the previous day of $2.60. The value of these shares have been recorded as an intangible asset on the balance sheet and included in “Content”.

(5) Commitments

Leases - The Company is a party to a number of non-cancelable lease agreements primarily involving office premises and computer equipment. Computer equipment leases are generally for three year periods. There are three leases of office premises. The first is in Australia and is for a five year period ending in July 2011. The second is in New York and is for three years and ten months ending in November 2008 with no renewal options. The third is in Australia and is for four years ending in September 2010.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(5) Commitments (Continued)

The following is a schedule of future minimum payments under capital leases and operating leases and obligations under capital leases (present value of future minimum rentals) as of December 31, 2006.

Periods January to December unless stated otherwise	Capital	Operating Property	Total

2007	$79	$742	$821
2008	80	733	813
2009	45	463	508
2010	45	476	521
2011	74	309	383
Thereafter	—	109	109

Total Minimum Lease Payments	323	$2,832	$3,155
Less Amount Representing Interest	(47)

Total Obligations Under Capital Leases	$277

Short-term capital lease obligations of $71 is included in other current liabilities in the accompanying consolidated balance sheet.

Rent expense amounted to $743 and $336 for the years ended December 31, 2006 and 2005, respectively.

(6) Property and Equipment

Property and equipment at December 31, 2006 consists of the following:

		Motor
		Vehicles			Furniture
	Motor	Capital	Computer	Leasehold	and	Office
	Vehicles	Lease	Software	Improvements	Fixtures	Equipment	Total
Cost	$8	$176	$114	$182	$304	$857	$1,641
Accumulated Depreciation	(6)	(108)	(68)	(26)	(24)	(461)	(693)

Net	$2	$68	$46	$156	$280	$396	$948

Estimated useful life	6 years	7 years	2 years	5 years	5 years	4 years

Depreciation expense (including amortization of capital lease assets) amounts to $173 and $147 for the years ended December 31, 2006 and 2005, respectively.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(7) Income Taxes

The (provision) benefit for income taxes consisted of the following:

	Years ended December 31,
	2006	2005
Current:
Australian Federal Tax Expense	$84	$(105)
Non-Current:
Australian Federal Tax Expense	8	(19)
Totals	$92	$(124)

The reconciliation of reported income tax expense to the amount of income tax expense that would result from applying Australian federal tax rates to pretax income is as follows:

Statutory Federal Income Tax	$138	$(117)
Other (Non Allowable Deductions)	(46)	(7)
Totals	$92	$(124)

The components of deferred tax assets and liabilities as of December 31, 2006 for Australian federal taxes, are as follows:

Deferred Tax Assets:
Provision Accounts	$30
Depreciation	(7)
Other Liabilities	20
Tax Loss Carryforward	150
Total	$193

At December 31, 2006, we had substantial U.S. federal net operating tax loss carryforwards expiring at various dates through 2026. The Tax Reform Act of 1986 enacted a complex set of rules which limits a company's ability to utilize net operating loss carryforwards and tax credit carryforwards in periods following an ownership change. These rules define an ownership change as a greater than 50 percent point change in stock ownership within a defined testing period which is generally a three-year period. As a result of stock issued by us from time to time, including the stock issued related to the conversion of outstanding warrants, or the result of other changes in ownership of our outstanding stock, we may have experienced an ownership change and consequently our utilization of net operating loss carryforwards could be significantly limited. A 100% valuation allowance has been established due to the uncertainty about the realization of the deferred tax asset.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(8) Goodwill and Intangible Assets

As of December 31, 2006, goodwill is $1,123 and it is comprised of $1,033, which represents the excess of acquisition costs over the fair value of net assets of the Reality Group acquisition at the date of acquisition of $1,990 less $957, which represents the buyback of shares which was recorded as a reduction of goodwill. Also included in goodwill is $90 related to the acquisition of the remaining 24% of ROO Media Europe Limited.

At December 31, 2006 intangible assets include the following:

	Customer List	Software	Content	Domain Name

Cost	$1,110	$1,300	$791	$54
Less Amortization	(509)	(530)	(353)	(13)

Totals	$601	$770	$438	$41

Estimated future annual amortization expense as of December 31, 2006 is as follows:

	Customer List	Software	Content	Domain Name

2007	$355	$265	$266	$11
2008	126	265	172	11
2009	71	226		11
2010	49	14		8
Totals	$601	$770	$438	$41

The customer lists were acquired as a component of the Reality Group, Factory212, Sputnik and Cooee acquisitions and are being amortized over a 4 year period on a straight line basis. The software is being amortized over a 5 year period on a straight line basis. Content is made up of digital videos, audio, and photographs and is capitalized at the cost of production. Content is amortized over a 2 year period on a straight line basis. The Company purchased the domain name www.roo.com in November 2005 and it is being amortized over a 5 year period on a straight line basis.

The Company’s policy is to regularly review goodwill and intangible assets to determine if they have been permanently impaired by adverse conditions. As of December 31, 2006 management does not believe the goodwill or intangible assets to be impaired.

(9) 2004 Callable Secured Convertible Notes and Related Statement of Operations Effects

On September 10, 2004, the Company entered into a securities purchase agreement for the sale of (i) $3,000 in callable secured convertible notes and (ii) warrants to purchase 3,000,000 shares of our common stock.

Upon placement of the $3,000 callable secured convertible notes and the issuance of the 3,000,000 detachable warrants we recorded the event under the guidance of the Emerging Issues Task Force (EITF) issue number 00-27 "Application of issue No. 98-5 to Certain Convertible Instruments".

We computed the value of a beneficial conversion feature related to the notes as $351 and expensed the amount as interest expense during the year ended December 31, 2005. We also recorded a discount of $32 for the detachable warrants issued in conjunction with the callable secured convertible notes.

On July 18, 2005, we entered into a securities purchase agreement for the sale of: (i) $2,500 in callable secured convertible notes; and (ii) warrants to purchase 100,000 shares of our common stock. The warrants were valued under the Black-Scholes method of $117.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(9) 2004 Callable Secured Convertible Notes and Related Statement of Operations Effects (Continued)

On August 18, 2005, we entered into an omnibus consent and waiver agreement with the holders of the then outstanding callable secured convertible notes (the "Noteholders"). Under the agreement, the Noteholders consented to a private placement of up to 5,333,333 shares of the Company's common stock at a purchase price of $1.50 per share in one or more closings. Noteholders agreed to amend the amount of consideration required to prepay the then outstanding callable secured convertible notes in full to: (a) payment of $3,400 in cash within five business days of the date of the agreement; and (b) issuance of warrants entitling the Noteholders to purchase 60,000 shares of the Company's common stock with a fixed exercise price of $1.50 per share exercisable for a period of five years from the issue date. The warrants were valued under the Black-Scholes method at $78. In addition, the Noteholders waived certain notice and other requirements in order to facilitate prepayment of the outstanding callable secured convertible notes. The warrants were issued by the Company on October 11, 2005.

On August 23, 2005, the Company repaid the holders of the Company’s then outstanding callable secured convertible notes.

(10) Preferred Shares

On March 9, 2005, the Board of Directors of the Company amended the Company’s Certificate of Incorporation to designate the rights of Series A Preferred Stock. The Certificate of Designation authorizes the Company to issue up to 10,000,000 shares of Series A Preferred Stock, par value $.0001 per share. The Series A Preferred Stock has a stated value of $.0001 and a liquidation preference over the Company’s common stock and any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to shareholders of the Company and are entitled to ten votes for each share of Series A Preferred Stock owned. Holders of shares of Series A Preferred Stock vote together with the holders of common stock on all matters and do not vote as a separate class.

Beginning two years from the date of issuance of the Series A Preferred Stock, each one share of Series A Preferred Stock is convertible, at the option of the holder, into two shares of the Company’s common stock. However, holders cannot convert any share of Series A Preferred Stock if the market price of the Company’s common stock is below $0.40 per share.

On March 17, 2005, ROO Group, Inc. (the “Company”) issued 6,000,000 shares of Series A Preferred Stock to its Chief Executive Officer, Robert Petty, and 1,500,000 shares of Series A Preferred Stock to its Chief Financial Officer, Robin Smyth. These shares have been valued at the equivalent number (2:1) of common shares valued as at the issue date to a combined valuation of $750. These shares were issued as a performance bonus to Messrs. Petty and Smyth for, among other things, their role in helping expand and grow the Company’s business operations.

Also on March 17, 2005, the Company issued an aggregate of 2,000,000 shares of Series A Preferred Stock to two accredited investors as consideration for investor relations services. These shares have been valued at the equivalent number (2:1) of common shares valued as at the issue date to a combined valuation of $200.

On September 30, 2005, the Company amended the terms of its Series A Preferred Stock to provide that: (1) the holders thereof may not convert shares of Series A Preferred Stock if the market price of the Common Stock is below $3.00 per share; and (2) removing the following restriction on the holders thereof from converting shares of Series A Preferred Stock immediately prior to a change in control of the Company:

"if at the time of a conversion under this Section 5.2 the market price of the Common Stock is below $0.40 per share, then each share of Series A Preferred Stock shall convert into such number of shares of Common Stock equal to (x) two (2), multiplied by (y) the closing price of the Common Stock on the date of the event triggering an automatic conversion under this Section 5.2 divided by $0.20."

On June 30, 2006, ROO Group, Inc. (the “Company”) issued 500,000 shares of Series A Preferred Stock to an employee. These shares were valued at the equivalent number (1:25) of common shares based upon the fair market value as at the issue date at $64. Such amount is included in "Non-Cash Compensation". These shares were issued as a performance bonus for, among other things, the employee’s role in helping expand and grow the Company’s business operations.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(11) Stock Issuances

On July 28, 2006, the Company issued 50,000 warrants at an exercise price of $2.00 to Highbridge International LLC for Investor Relations services. These warrants were valued under the Black-Scholes method as $129.

On August 18, 2006, the Company entered into a Common Stock Purchase Agreement pursuant to which the Company sold 4,420,000 shares of its common stock and 2,210,000 warrants to purchase shares of common stock to accredited investors, a number of which are existing shareholders of the Company. The offering closed on August 23, 2006. The warrants were valued under the Black-Scholes method as $2,658. The shares of common stock were sold at a price of $1.25 per share resulting in gross proceeds of $5,525. Each investor was issued warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock purchased. The warrants have an exercise price of $2.00 per share and a term of five years.

The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement was not filed within such time or if the registration statement was not declared effective within 120 days following the closing date, the Company would be required to pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed or declared effective. The Company failed to fulfill its obligations to timely file the Registration Statement and owes approximately $166 in liquidated damages to the investors. Such amount is included in other current liabilities in the accompanying consolidated balance sheet. The Registration Statement was declared effective on December 27, 2006.

Savvian LLC, Burnham Hill Partners, a division of Pali Capital, Inc. and Brimberg & Co., registered broker-dealers, acted as placement agents for the sale of the Company's common stock. In connection with the closing, the Company paid the placement agents a cash fee of $461. In addition, the Company issued the placement agents 801,369 warrants to purchase shares of common stock with an exercise price of $1.25 per share for a period of five years and were valued under the Black-Scholes method as $1,057. The net proceeds of $4,985 were received after deducting placement agent fees of $461, legal fees of $74 and escrow agent fees of $5. The transaction was exempt from registration requirements pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

On November 14, 2006, the Company entered into a securities purchase agreement pursuant to which the Company sold an aggregate of 8,378,377 shares of the Company’s common stock and warrants to purchase an additional 2,513,513 shares of the Company’s common stock to accredited investors resulting in gross proceeds of $15,500. The offering closed on November 16, 2006. The unit price of the common stock and corresponding warrant was $1.85. The warrants have an exercise price of $3.00 per share and a term of five years. The warrants were valued under the Black-Scholes method as $2,943. At any time at which the market price of the Company's Common Stock exceeds $5.00 for 10 trading days during any 20 consecutive trading days, the Company may elect to call the warrants, provided that, the shares underlying such warrants are registered pursuant to a registration statement.

The Company agreed to prepare and file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the private placement on or prior to 30 days following the closing date. If the registration statement is not filed within such time, the Company must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is not filed, up to a maximum of 10%. Also, if the registration statement is not declared effective within 120 days following the closing date, the Company must pay liquidated damages to the investors equal to 1% of the dollar amount of their investment for each calendar month or portion thereof that the registration statement is declared effective, up to a maximum of 10%. The Company failed to fulfill its obligations to timely file the Registration Statement and owes approximately $16 in liquidated damages to the investors. Such amount is included in other current liabilities in the accompanying consolidated balance sheet. The Registration Statement was declared effective on December 27, 2006.

Merriman Curhan Ford & Co. and Brimberg & Co., financial advisors and registered broker-dealers, acted as placement agents for the sale of the Company's common stock. In connection with the closing we paid the placement agents a cash fee of an aggregate $930. In addition, the Company issued to the placement agents 326,757 warrants to purchase shares of our common stock with an exercise price of $3.00 per share exercisable for a period of five years and were valued under the Black-Scholes method as $383. In connection with the November 2006 Financing, we received net proceeds of $14,493 after payment of placement agent fees of $930, legal fees and expenses of $72, and escrow agent fees of $5.

On November 21, 2006, we issued 100,000 shares of common stock in full and final settlement of the milestones detailed in the Undercover Media Purchase Agreement. The shares were valued at $260, based on the closing trading value of the shares on the previous day of $2.60. The value of these shares have been recorded as an intangible asset on the balance sheet and included in “Content”.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(12) Stock Option Plan

On August 23, 2005 the Board of Directors of ROO Group, Inc. increased the number of incentive stock options or non-qualified options to purchase an aggregate of 2,500,000 shares of common stock may be issued Stock Option Plan (the "Plan"). Pursuant to the Plan, which expires on April 1, 2014, incentive stock options or non-qualified options to purchase shares of common stock have been issued to officers, directors, employees and consultants of ROO Group.

The Board of Directors have also determined that the currently outstanding incentive stock options or non-qualified options be reissued on terms in line with the Company’s current position to reinstate the incentive nature of the Plan for officers, directors, employees and consultants. On August 23, 2005 the Board of Directors reissued the 277,000 outstanding stock options under the Plan for two years and at an exercise price of $2.00 per share.

On November 16, 2006 our Board of Directors of ROO Group, Inc. increased the number of shares which may be issued under the 2004 Stock Option Plan to an aggregate of 8,000,000 shares of common stock. The Plan is administered by the Board of Directors of ROO Group (the "Board") or by a committee to which administration of the Plan, or of part of the Plan, may be delegated by the Board (in either case, the "Administrator"). Options granted under the Plan are not generally transferable by the optionee except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the Plan vest in such increments as is determined by the Administrator. To the extent that options are vested, they must be exercised within a maximum of three months of the end of optionee's status as an employee, director or consultant, or within a maximum of 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the Plan shall be determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of ROO Group's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date.

If the compensation cost for the stock-based employee compensation plans had been determined based on fair values of awards on the grant date, estimated using the Black-Scholes option pricing model, which would be consistent with the method described in SFAS No. 123(R), the Company's reported net (loss) and (loss) per share would have been reduced to the pro forma amounts shown below:

Year Ended
December 31, 2005

Net (Loss) as reported	$(8,957)
Deduct: Amount by which stock-based employee compensation as determined under fair value based method for all awards exceeds the compensation as determined under the intrinsic value method	(357)
Pro Forma Net (Loss)	$(9,314)

Basic and Diluted (Loss) Per Share as Reported	$(1.40)
Pro Forma Basic and Diluted (Loss) Per Share	$(1.45)

Under SFAS No. 123(R) the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31, 2006	Year Ended December 31, 2005
Expected life (in years)	2.77	2.00
Risk-free interest rate	4.74%	4.75%
Volatility	96%	351%
Dividend yield	0%	0%

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(12) Stock Option Plan (Continued)

A summary of the status of stock option awards as of December 31, 2006 and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Intrinsic Value
Outstanding at December 31, 2005	1,783,050	$2.00
Granted	4,284,500	2.36
Exercised	—	—
Cancelled or expired	(419,695)	2.23
Outstanding at December 31, 2006	5,647,855	2.25	2.90	$4,518
Exercisable at December 31, 2006	1,825,967	2.15	1.35	1,643

The weighted-average grant-date fair value of option awards granted during the years ended December 31, 2006 and 2005 was $1.39 and $1.31, respectively. There have been no options exercised from inception to December 31, 2006.

(13) Subsequent Events

On January 22, 2007, we entered into an Asset Purchase Agreement with RJM Price & Company, Inc. (“RJM”) and Robertson Price. Pursuant to the Agreement, we acquired all of the properties, rights and assets constituting the business of RJM, which operates under the name MyVideoDaily (“MVD”). The Agreement provides for a consideration of up to an aggregate of $1,350 payable as follows: (i) $250 paid upon the execution of the Agreement, (ii) $1,000 in shares of our common stock will be paid to Mr. Price in equal quarterly installments upon the achievement of certain milestones at a price per share which will be equal to equal to the average closing price of our common stock over the final 20 trading days of the quarterly period in which the milestone is achieved; (iii) $100 payable upon the second anniversary of the closing of the acquisition. The milestones include: (i) the full integration of MVD’s keyword generation and search marketing engine into our operations; (ii) Robertson Price utilizing his best efforts to increase organic traffic to our properties by 50%; (iii) Robertson Price use of MVD in our best interests, which determination shall be made by us; (iv) Robertson Price leading and delivering product development initiative to provide the most profitable customer /consumer traffic driven feature for our 2007 product offering, including community and user generated content modules; (v) Robertson Price assisting in traffic driving recommendations initiatives for key clients leading to increased revenues over and above original customer projections; (vi) continued employment of Robertson Price for a full year; provided that if his employment is terminated by (a) Robertson Price due to a breach by us of the APA or the employment agreement, which breach is not cured within the permitted cure-period, or (b) us for any reason other than for “Cause” (as defined in the Employment Agreement), then Robertson Price will, as of the date of termination, automatically be deemed to have been employed for a full year.

Pursuant to the terms of the Agreement, the Company has entered into an Employment Agreement with Robertson Price, a principal of RJM pursuant to which Mr. Price will be retained by ROO Media Corporation as Senior Vice President of Product & Network Management..

On January 25, 2007, ROO Group, Inc. (the “Company”) entered into an agreement with News Corporation (“News Corp”). The Agreement provides for the issuance of 2,000,000 shares of the Company’s common stock upon execution of the Agreement, which shall be held in escrow and released to News Corp. on January 1, 2008, upon the achievement of certain milestones. The Agreement provides that if the milestones are not met as set forth in the Agreement, the Company shall issue to News Corp warrants to purchase 2,000,000 shares of the Company’s common stock which shall be exercisable for a term of two years at a price of $3.00 per share or such lesser price per share that is the closing per share of the Company’s common stock on any date that is within ten days prior to the date of the Agreement. The Agreement provides for the release of the shares to News Corp upon a change of control as defined in the Agreement, if certain conditions exist.

ROO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share and Per Share Data)

(13) Subsequent Events (Continued)

The Company also agreed to issue an additional 2,000,000 shares of its common stock to News Corp upon the achievement of certain milestones. Further, the Company agreed that if the milestones are not timely achieved, the Company shall issue to News Corp warrants to purchase 2,000,000 shares of the Company’s common stock which shall be exercisable for a term of two years at a price of $3.00 per share or such lesser price per share that is the closing per share of the Company’s common stock on any date that is within ten days prior to the date of the Agreement.

The Company has granted News Corp piggy back registration rights in connection with shares issuable to News Corp pursuant to the Agreement. The Company will rely upon an exemption from securities registration afforded by Section 4(2) the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder in connection with the issuance of the shares.

On February 16, 2007, Wurld Media, Inc. issued a promissory note to the Company in the principal amount of $1,500,000. Pursuant to the promissory note the Company advanced to Wurld Media the sum of $800,000, and in its sole discretion may make additional advances of up to, but not exceeding $1,500,000. The promissory note accrues interest at the rate of 8% and in the event of a default will accrue interest at the rate of 10%. The promissory note is secured by all of the assets of Wurld Media. The promissory note is due and payable upon the earlier of (i) the closing of the acquisition of the assets of Wurld Media, in which event, the loan amount will be credited against the purchase price of the assets or (ii) November 26, 2007.

The Company has entered into a Letter of Intent for the acquisition of the assets of Wurld Media and is currently conducting due diligence. In addition, pursuant to the letter of intent Wurld Media agreed to grant to the Company a perpetual worldwide, royalty-free license for all components of the Peer Impact store front and P2P platform which it owns and developed.

On March 6, 2007, Reality Group Pty. Ltd. issued a promissory note to the Company in the principal amount of $380,000. Pursuant to the promissory note the Company advanced to Reality Group the sum of $190,000, and in its sole discretion may make additional advances of up to, but not exceeding $380,000. Interest on the promissory note accrues at the rate of 8% per annum. The promissory note is due on June 30, 2008 and is secured by all the assets of Reality Group. In addition, Grant Lee and Mike Bollan agreed to pledge 20% of the ordinary shares of Reality Group which they own as security for Reality Group’s obligations under the promissory note.